 As filed with the Securities and Exchange Commission on January 26, 1999
                                                     Registration No. 333-64233
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                      PRODIGY COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

        Delaware                     7370                    04-3323363
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                               44 South Broadway
                         White Plains, New York 10601
                                (914) 448-8000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                               SAMER F. SALAMEH
               Chairman of the Board and Chief Executive Officer
                      PRODIGY COMMUNICATIONS CORPORATION
                               44 South Broadway
                         White Plains, New York 10601
                                (914) 448-8000
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:

      DAVID A. WESTENBERG, ESQ.                   JAMES M. LURIE, ESQ.
          HALE AND DORR LLP                 O'SULLIVAN GRAEV & KARABELL, LLP
           60 State Street                        30 Rockefeller Plaza
     Boston, Massachusetts 02109                New York, New York 10112
      Telephone: (617) 526-6000                 Telephone: (212) 408-2400
      Telecopy: (617) 526-5000                  Telecopy: (212) 408-2420

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                            Proposed
                                              Proposed      Maximum
 Title of each Class of       Amount          Maximum      Aggregate    Amount of
    Securities to be           to be       Offering Price   Offering   Registration
       Registered          Registered(1)    Per Share(2)    Price(2)      Fee(3)
-----------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share........ 11,200,000 shares     $15.00     $168,000,000   $46,704
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Includes 1,200,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting".

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3) Of this amount, $25,443.75 was paid previously and the additional fee of $21,260.25 resulting from the increase in the proposed maximum aggregate offering price is paid herewith.

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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


                             Explanatory Note

  This Registration Statement contains two forms of Prospectus: one to be used in connection with the sale of 8,000,000 shares of Common Stock in an initial public offering through the Underwriters named herein (the "Offering") and one to be used in connection with the sale of 2,000,000 shares of Common Stock directly by the Company to Telefonos de Mexico, S.A. de C.V. (the "Telmex Purchase"). The two forms of Prospectus are the same except for the front and back cover pages. The front and back cover pages of the Prospectus for the Telmex Purchase are included at the end of this Registration Statement under "Alternate Front Cover Page" and "Alternate Back Cover Page".

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

PROSPECTUS     PRELIMINARY PROSPECTUS DATED JANUARY 26, 1999

                             8,000,000 Shares


                                  Common Stock
                                  -----------

  All of the 8,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Prodigy Communications Corporation ("Prodigy" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "PRGY".

  Telefonos de Mexico, S.A. de C.V. ("Telmex"), an affiliate of the Company's principal stockholder, Carso Global Telecom, S.A. de C.V. ("Carso Global Telecom"), has indicated its intention to purchase directly from the Company 2,000,000 shares of Common Stock at the Price to Public set forth below (the "Telmex Purchase"). The Offering and the Telmex Purchase (collectively, the "Offerings") are contingent on each other. Upon consummation of the Offering and the Telmex Purchase (at an assumed initial public offering price of $13.50 per share), Carso Global Telecom will own 49.8% of the Company's outstanding Common Stock and Telmex will own 19.3% of the Company's outstanding Common Stock. See "Principal Stockholders".
                                  -----------

  See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share
  Offering..................................   $           $             $
  Telmex Purchase...........................   $           $             $
--------------------------------------------------------------------------------
Total(3)...................................   $           $             $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".

(2) Before deducting expenses payable by the Company, estimated at $1,450,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 1,200,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If this option is exercised in full, the Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting".
                                  -----------

  The shares of Common Stock offered hereby are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to certain conditions including the approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor on
or about      , 1999 at the office of Bear, Stearns & Co. Inc., 245 Park
Avenue, New York, New York 10167.
                                  -----------

Bear, Stearns & Co. Inc.                           BancBoston Robertson Stephens

                                  -----------

ING Baring Furman Selz LLC                          Volpe Brown Whelan & Company

                                                         Wit Capital Corporation
                                                   as e-Manager

                                  -----------

                The date of this Prospectus is      , 1999.

Description of graphic material on inside front and back cover pages of
Prospectus:

Inside front cover (first page of a three page fold-out):

  The page depicts the four principal components of Prodigy's outsourcing arrangements, with the names and logos of Prodigy's outsourced providers identified next to the applicable function:

  National Network: Splitrock

  Customer Acquisition: Microsoft, IBM, Packard Bell and NEC

  Home Page: Excite
  Customer Service: Ron Weber and Associates, EnvisioNet, Softbank Services Group, SPS Payment Systems and Stream

The text in the upper right hand corner of the page is:

  Prodigy follows a "best of breed" outsourcing philosophy in order to enhance service quality, control costs and enable Prodigy to focus on core strengths.

  The page also includes Prodigy's logo and complete corporate name, Prodigy Communications Corporation.

Inside two pages of fold-out:

  The page depicts a map of the United States (including Alaska and Hawaii), with major cities identified and each POP used to provide Prodigy's services represented by a dot.

The caption on the top of the page is Nationwide Network Access, and the text in the lower left hand corner of the page is:

  Prodigy utilizes a nationwide network covering over 600 cities in all 50 states, allowing approximately 83% of the United States population to access Prodigy's services with a local telephone call. The network used by Prodigy includes approximately 650 local points of presence ("POPs"), of which over 600 POPS currently provide 56 kbps access to Prodigy Internet subscribers having modems of that speed. The map above depicts the location of the POPs used to provide Prodigy's services. The network used to provide these services is owned and operated by Splitrock Services, Inc. See "Business--Principal Outsourcing Arrangements".

  The page also includes Prodigy's logo and complete corporate name, Prodigy Communications Corporation.

Inside back cover:

  The page depicts a representative Prodigy Internet personalized home page, with selected modules highlighted by pointers to text in balloons.

The caption on the top of the page is:

  Prodigy Internet It's a tool for living.(TM)

The caption on the bottom of the page is:

  The image above is representative of a Prodigy Internet Home Page created through the use of personalization tools.
                               ----------------

  Prodigy(R), Prodigy Internet(TM), It's a Tool for Living(TM), Prodigy Classic(TM) and the Prodigy(R) logo are trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING".

                              [4 Color Work]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) has been adjusted to reflect the one-for-four reverse split of the Common Stock to be effected prior to the closing of the Offering and (ii) assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated or suggested in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  The Company

  Prodigy Communications Corporation ("Prodigy" or the "Company") is a leading nationwide Internet service provider ("ISP") that provides fast and reliable Internet access and related value-added services. Prodigy has nationwide brand recognition and customer acquisition channels not available to regional and local ISPs, and utilizes a nationwide network covering over 600 cities in all 50 states allowing approximately 83% of the United States population to access Prodigy's services with a local telephone call. Combining these strengths with Prodigy's scalable technology has enabled the Prodigy Internet service to achieve one of the fastest subscriber growth rates among U.S. ISPs, with the number of billable subscribers to Prodigy Internet (including migration from Prodigy's original online service, now called Prodigy Classic) increasing from 221,000 at December 31, 1997 to 505,000 at December 31, 1998. The total number of billable subscribers to Prodigy Internet and Prodigy Classic increased from 615,000 at December 31, 1997 to 671,000 at December 31, 1998. Prodigy Internet enables the Internet to be used as a productivity tool by allowing subscribers to obtain and communicate desired information quickly and efficiently in an easy and personalized manner. Prodigy Internet users receive fast and reliable access to the Internet, Prodigy-branded content powered by Excite and other Prodigy member services. In October 1998, J.D. Power and Associates, an independent market research firm, announced that Prodigy Internet had been ranked third in overall customer satisfaction based on a nationwide survey of users of the five largest national ISPs, representing approximately 52% of the U.S. Internet/online access market. Prodigy is in the process of expanding its Web hosting and electronic commerce activities for business customers, and believes that its extensive experience in operating a large data center with electronic commerce applications positions it well for growth in these areas. Prodigy is also in the process of evaluating and introducing other consumer value-added services, such as the co-branded marketing of paging, long-distance and cellular telephone services, Internet-based telephony and fax services and online bill presentment.

  Prodigy has been an online pioneer since its inception in 1984. Prodigy's original online service was launched as the world's first consumer-focused online service in 1988 and achieved national distribution in 1990. Prodigy Classic featured custom content, e-mail and chat capabilities and was based on proprietary technologies. In October 1996, the Company launched Prodigy Internet, an open standards-based Internet access service. Since the autumn of 1997, the Company has focused on expanding Prodigy Internet's subscriber base and introducing additional value-added services. The Company has also made strategic decisions to outsource its network, discontinue its development of custom content and use multiple vendors for outsourced customer service functions. As a result of these initiatives, the Company has substantially reduced its fixed operating costs and headcount and now has a business and operating model that it believes can accommodate sustained subscriber growth on a cost-effective basis without significant capital expenditures. However, the Company has incurred significant losses since inception, and there can be no assurance that the Company will be able to achieve or sustain profitability. During the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, the Company incurred net losses of $90.8 million, $132.8 million and $47.9 million, respectively, on revenues of $98.9 million, $134.2 million and $101.5 million, respectively. See "Risk Factors--History of Losses".

  The Internet has grown rapidly in recent years both in terms of the number of Web users and the number of Web sites. International Data Corporation ("IDC") estimates that at the end of 1997 there were over 38 million Web users in the United States and over 68 million worldwide, and projects that by the end of 2002 the number of Web users will increase to over 135 million in the United States and over 319 million worldwide. The Internet has become an important global medium enabling millions of people to obtain and share information and conduct business electronically, and a critical tool for information and communications for many users. The rapid development and growth of the Internet has resulted in a highly fragmented industry, consisting of more than 5,000 ISPs in the United States that provide access and related services to both consumers and businesses.

  The principal market for ISPs currently consists of consumers who are generally focused on speed and reliability of access, ease of use, customer service and price as they evaluate an ISP. A growing number of business customers are beginning to focus on the Internet to extend communications and to reach large numbers of geographically dispersed organizations and consumers quickly and cost-effectively. While some ISPs already offer high-speed connections and hosting for intranets and extranets, an increasing number of businesses are beginning to rely on ISPs for commercial services that facilitate electronic commerce, such as Web hosting, bill presentment, co-location and other value-added services. Forrester Research, Inc. ("Forrester") projects that revenues from Internet access services in the United States will grow from $5.8 billion in 1997 to $38.1 billion in 2002, and that Internet hosting revenues will increase from approximately $400 million in 1997 to $10.5 billion in 2002. In addition to services that enable electronic commerce, a few larger and more sophisticated ISPs are beginning to market other value-added services, such as paging, long-distance and cellular telephone services, to both consumers and business customers nationwide.

  Prodigy's objectives are to strengthen its position as a leading nationwide ISP and to expand the range of services it offers and markets it serves. Key elements to the Company's business strategy include: leveraging the nationwide strength of the Prodigy brand name and the nationwide access offered by Prodigy Internet; introducing new services, including additional value-added services; entering new markets, including small and medium sized businesses and the Spanish-speaking and Hispanic market in the United States; and evaluating opportunities for strategic acquisitions.

  The Company has in place a variety of nationwide customer acquisition channels, including: PC bundling; the Microsoft relationship described below; Web-based marketing; retail channels; direct mail and telemarketing; and migration of subscribers from Prodigy Classic to Prodigy Internet. Many of Prodigy's customer acquisition channels are not available to regional and local ISPs who lack the required nationwide presence. The Prodigy Internet software is included in the online services folder of every copy of the Windows 98 and Windows 95 (OSR 2.5 release) operating systems shipped by Microsoft for sale in retail channels or for loading on new PCs.

  Carso Global Telecom is the Company's principal stockholder. Carso Global Telecom is a Mexican holding company with ownership interests in telecommunications companies, including a controlling interest in Telmex. Telmex is the leading provider of local and long-distance telephone services in Mexico and is the principal full-service telecommunications provider in Mexico. Telmex owns the nationwide network of local telephone lines and the principal public long-distance telephone transmission facilities in Mexico, and has built a nationwide data transmission network. Based on total assets at December 31, 1997, Telmex was the second-largest company in Mexico and the largest company listed on the Mexican Stock Exchange. See "--Recent Developments--Telmex Transactions" and "Principal Stockholders".

                                ----------------


  The Company was incorporated in Delaware in June 1996 under the name Prodigy, Inc. and changed its name to Prodigy Communications Corporation in August 1998. As used in this Prospectus, unless the context otherwise requires, the terms "Prodigy" or the "Company" refer to Prodigy Communications Corporation and its predecessors, in each case together with their subsidiaries. See "Corporate History and Certain Transactions". The Company's principal executive offices are located at 44 South Broadway, White Plains, New York 10601 and its telephone number is (914) 448-8000.

                            Recent Developments

Telmex Transactions

  In August 1998, Telmex purchased 6,125,000 shares of Common Stock from the Company for $49.0 million and concurrently purchased 3,287,500 shares from certain stockholders of the Company for $26.3 million. Telmex has indicated its intention to purchase 2,000,000 shares in the Telmex Purchase. Upon consummation of the Offering and the Telmex Purchase (at an assumed initial public offering price of $13.50 per share), Telmex will own 19.3% of the Company's outstanding Common Stock. See "Corporate History and Certain Transactions" and "Principal Stockholders".

  Telmex is the largest ISP in Mexico and had approximately 110,000 billable subscribers to its Internet Directo Personal ("IDP") online service at December 31, 1998. Telmex has advised the Company that IDP subscribers currently generate average monthly revenue of approximately 200 pesos per subscriber (approximately $20 per subscriber based on the current peso/dollar exchange rate). On January 25, 1999, Prodigy and Telmex executed an agreement under which: (i) Prodigy will assist Telmex in the negotiation of agreements with service providers for Telmex's IDP service in Mexico pertaining to network/Internet access, Web hosting, customer service, content hosting, billing, marketing, sales and data collection services; (ii) Prodigy will advise Telmex on customer service, administrative functions and technical operations, including marketing, Internet connection and other network services, content, customer support, pricing and service composition, billing and collection, inbound telemarketing and other aspects of the ISP business;
(iii) the parties will discuss the potential migration of certain IDP infrastructure functions, including email, subscriber management and authentication systems, for Telmex's IDP subscribers to the Prodigy infrastructure platform, and the advisability of offering a co-branded IDP/Prodigy service in Mexico; and (iv) the parties will pursue additional opportunities, such as providing services to one another and the joint acquisitions of subscribers. In exchange for Prodigy's services, Telmex will pay Prodigy a management fee, on a monthly basis, equal to 15% of the net subscriber revenue (defined as the invoiced sales price less discounts, excise taxes and credits for returns) on the first 200,000 IDP subscribers and 10% of the net subscriber revenue (as defined above) on additional IDP subscribers. The agreement has a term of five years and may be terminated by Telmex if Prodigy undergoes a change of control. See "Business--Products and Services-- Spanish-Speaking and Hispanic Market".

Recent Financial Results

  The Company had total revenues of $34.6 million in the fourth quarter of 1998, consisting of Internet revenues of $33.7 million and other revenues of $.9 million, compared to total revenues of $32.3 million in the fourth quarter of 1997, consisting of Internet revenues of $30.7 million and other revenues of $1.6 million. Subscription revenues from Prodigy Internet increased $13.6 million, or 121%, to $24.8 million in the fourth quarter of 1998 from $11.2 million in the fourth quarter of 1997. Subscription revenues from Prodigy Classic decreased $10.6 million, or 54%, to $8.9 million in the fourth quarter of 1998 from $19.5 million in the fourth quarter of 1997. The number of Prodigy Internet billable subscribers increased from 433,000 at September 30, 1998, representing 68% of total billable subscribers, to 505,000 at December 31, 1998, representing 75% of total billable subscribers, as the total number of billable subscribers increased by 30,000, or 5%, from 641,000 at September 30, 1998 to 671,000 at December 31, 1998. The foregoing information for the fourth quarter of 1998 is preliminary, unaudited and subject to adjustment, and the foregoing information for the fourth quarter of 1997 is unaudited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                               The Offerings

Common Stock outstanding
 before the Offerings........  45,034,302 shares(1)
Common Stock offered hereby..  8,000,000 shares
Telmex Purchase..............  2,000,000 shares
Common Stock to be
 outstanding after the
 Offerings...................  59,011,670 shares(1)(2)
Use of proceeds..............  To expand Prodigy's consumer business, introduce new business services and enter new markets, and
                               for general corporate purposes and possible
                               acquisitions
Nasdaq National Market
 symbol......................  PRGY

----------

(1) Based on the number of shares outstanding as of December 31, 1998 and excluding shares of Common Stock (a) reserved for issuance pursuant to the Company's stock-based compensation plans and (b) issuable pursuant to outstanding options and warrants granted by the Company. As of December 31, 1998, (a) the Company's 1996 Stock Option Plan covered 3,125,000 shares of Common Stock, of which an aggregate of 2,343,189 shares of Common Stock were subject to outstanding options at a weighted-average exercise price of $5.76 per share, 779,174 shares were reserved for future option grants and 2,637 shares had been issued upon exercises, and (b) there were outstanding warrants to purchase an aggregate of 122,402 shares of Common Stock at a weighted-average exercise price of $11.08 per share. In addition, (a) upon the closing of the Offering (at an assumed initial public offering price of $13.50 per share), International Business Machines Corporation ("IBM") and Sears, Roebuck and Co. ("Sears") will each hold a Contingent Stock Purchase Warrant (collectively, the "Contingent Warrants") to purchase 2,437,191 shares of Common Stock (2,527,191 shares if the Underwriters' over-allotment option is exercised in full) at an exercise price of $17.55 per share (subject to customary anti-dilution adjustments) at any time prior to the third anniversary of the Offering, (b) the Company has reserved an aggregate of 500,000 shares of Common Stock under its 1999 Employee Stock Purchase Plan and (c) the Company has reserved an aggregate of 250,000 shares of Common Stock under its 1999 Outside Director Stock Option Plan. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company", "Management--Stock Plans" and Notes 1, 4 and 9 to the Company's Consolidated Financial Statements.

(2) Includes an aggregate of 3,977,368 shares to be issued to IBM and Sears upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share) pursuant to the conversion of certain 8% Contingent Convertible Promissory Notes (the "Contingent Notes") held by them. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company" and Notes 1, 4 and 9 to the Company's Consolidated Financial Statements.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

  Prior to June 17, 1996, the Company was a start-up company engaged in the evaluation and development of cellular telephone systems and Internet access and online services in Africa. On June 17, 1996, the Company consummated its acquisition (the "Prodigy Acquisition") of Prodigy Services Company ("PSC"). The Prodigy Acquisition was accounted for under the purchase method of accounting. The aggregate purchase price for the Prodigy Acquisition of $78.1 million consisted of a cash payment of $40.8 million, the issuance of Contingent Notes valued at $30.5 million and direct acquisition related expenses of $6.8 million. See "Corporate History and Certain Transactions-- Acquisition of Prodigy Services Company" and "--Prior Corporate History". Subsequently, the Company determined to sell and wind-down its international operations in Africa and China. Since the autumn of 1997, the Company has focused on expanding Prodigy Internet's subscriber base and introducing additional value-added services. The Company also made strategic decisions to outsource its network, discontinue its development of custom content and use multiple vendors for outsourced customer service functions. As a result of the significant changes that occurred in the Company's business and operations as a result of the Prodigy Acquisition, the subsequent sale and wind-down of the Company's former international operations and other changes in the Company's business since the Prodigy Acquisition, the historical financial statements of the Company are not directly comparable.

  The following tables set forth selected consolidated financial and other data for the Company and PSC for the periods indicated. When reading the following selected consolidated financial data of the Company, potential investors are cautioned that the operating results of PSC's business are not included for any of 1995, are included for six and one-half months of 1996 and are included for all of 1997. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results for the entire year or for any future period. The following information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company and PSC appearing elsewhere in this Prospectus, "Selected Consolidated Financial Information and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                       Prodigy Communications Corporation

                                                           Nine months ended
                                Year ended December 31,      September 30,
                                -------------------------  ------------------
                                1995     1996      1997      1997      1998
                                -----  --------  --------  --------  --------
                                   (in millions, except per share and
                                         subscriber information)
Consolidated Statement of
 Operations Data:
Prodigy Internet revenue.......   --   $     .1  $   29.6  $   18.4  $   55.9
Prodigy Classic revenue........   --       90.6      98.7      79.2      39.3
Other..........................   --        8.2       5.9       4.3       6.3
                                -----  --------  --------  --------  --------
Total revenues.................   --       98.9     134.2     101.9     101.5
                                -----  --------  --------  --------  --------
Costs of revenue............... $  .1      70.2     100.2      76.8      75.2
Total operating costs and
 expenses(2)(3)................   3.1     177.9     253.8     177.4     149.7
Net loss(1)(2)(3)(4)........... $(3.1) $  (90.8) $ (132.8) $  (83.4) $  (47.9)
                                =====  ========  ========  ========  ========
Net loss per common share(5):
Basic and diluted.............. $(.37) $  (8.76) $  (7.66) $  (5.56) $  (1.28)
                                =====  ========  ========  ========  ========
Weighted average number of
 common and common equivalent
 shares outstanding:
Basic and diluted..............   8.4      10.4      17.3      15.0      37.5
                                =====  ========  ========  ========  ========
Other data:
Prodigy Internet billable
 subscribers at period end.....   --      7,000   221,000   193,000   433,000
Prodigy Classic billable
 subscribers at period end.....   --    807,000   394,000   459,000   208,000
                                -----  --------  --------  --------  --------
Total billable subscribers at
 period end....................   --    814,000   615,000   652,000   641,000
                                =====  ========  ========  ========  ========
EBITDA(6)...................... $(3.1) $  (76.2) $ (110.0) $  (67.6) $  (35.9)

Other cash flow data:
Net cash used in operating
 activities.................... $(2.4) $  (35.3) $ (114.0) $  (72.4) $  (49.2)
Net cash used in investing
 activities.................... $(1.4) $  (47.9) $  (15.3) $  (11.6) $    (.4)
Net cash provided by financing
 activities.................... $ 4.0  $  104.1  $  120.4  $   77.0  $   66.3

                                                      September 30, 1998
                                                 -----------------------------
                                                 Actual (7) As Adjusted (7)(8)
                                                 ---------- ------------------
                                                         (in millions)
Consolidated Balance Sheet Data:
Working capital.................................   $(18.9)        $107.3
Total assets....................................     96.2           22.5
Long-term debt..................................      --             --
Contingent convertible notes (included in
 stockholders' equity)..........................     30.5            --
Stockholders' equity............................   $ 46.5         $172.8

(1) Operating costs and expenses and net loss for the year ended December 31, 1996 includes the acquisition of incomplete technology of $20.9 million ($2.01 per share). See Note 4 to the Company's Consolidated Financial Statements.

(2) Operating costs and expenses and net loss for the years ended December 31, 1996 and 1997 include restructuring and other special costs of $3.1 million ($.32 per share) and $9.9 million ($.56 per share), respectively, for the year ended December 31, 1996. These costs relate to the restructuring of business operations, the termination of certain operating agreements and the closure of the Company's former headquarters. See Note 3 to the Company's Consolidated Financial Statements.

(3) Net loss for the year ended December 31, 1997 includes a loss of $12.1 million ($.68 per share) relating to the write-down of Company's equity investment in a joint venture. See Note 5 to the Company's Consolidated Financial Statements.

(4) Net loss for the year ended December 31, 1996 includes a charge for the write-down of an equity investment in Global Enterprise Services, Inc. of $9.1 million ($.88 per share). See Note 4 to the Company's Consolidated Financial Statements.

(5) See Note 2 to the Company's Consolidated Financial Statements for an explanation of the basis used to calculate net loss per share.

(6) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a commonly used measure for the operating performance of ISPs, and also provides additional information to assist investors in evaluating the Company's liquidity. EBITDA is not an accounting measure under generally accepted accounting principles ("GAAP"), is not necessarily indicative of operating income or cash flows from operations as determined under GAAP and may not be comparable to similarly titled measures reported by other companies.

(7) Reflects the conversion upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share) of the Contingent Notes held by IBM and Sears into an aggregate of 3,977,368 shares of Common Stock. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company" and Note 9 to the Company's Consolidated Financial Statements.

(8) Adjusted to give effect to the sale by the Company of 10,000,000 shares of Common Stock in the Offerings at an assumed public offering price of $13.50 per share and after deducting the estimated underwriting discounts and commissions relating to the Offering and offering expenses payable by the Company. See "Use of Proceeds".

                            Prodigy Services Company

                                           Year ended
                                          December 31,          Period from
                                      ----------------------  January 1, 1996
                                       1993    1994    1995   to June 16, 1996
                                      ------  ------  ------  ----------------
                                                  (in millions)
Consolidated Statement of Operations
 Data:
  Total revenues..................... $195.2  $211.0  $243.4       $107.1
  Net loss........................... $(60.0) $(52.0) $(34.6)      $(62.9)

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should consider the following factors carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of the Company for future operations and projections of revenue and other financial items, that are based on the beliefs of, assumptions made by and information currently available to the Company. The words "expect", "estimate", "anticipate", "believe", "intend", "plan" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements.

History of Losses

  Since inception, the Company has incurred significant losses. During the nine months ended September 30, 1997 and 1998, the Company incurred net losses of $83.4 million and $47.9 million, respectively, on revenues of $101.9 million and $101.5 million, respectively. At September 30, 1998, the Company had an accumulated deficit of $275.6 million, a working capital deficit of $18.9 million, current liabilities of $49.7 million and current assets of $30.8 million. During the years ended December 31, 1996 and 1997, the Company incurred net losses of $90.8 million and $132.8 million, respectively, on revenues of $98.9 million and $134.2 million, respectively. Since formation, the Company has not generated cash flow from operations and has relied on private sales of equity securities and borrowings to fund its operations. For the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively, the Company incurred negative cash flow from operations of $35.3 million, $114.0 million, $72.4 million and $49.2 million. Prior to its acquisition by the Company on June 17, 1996, PSC incurred net losses of $60.0 million, $52.0 million, $34.6 million and $62.9 million in the years ended December 31, 1993, 1994 and 1995 and the five and one-half months ended June 16, 1996, respectively, and sustained negative cash flow from operations which required continued funding by PSC's former owners, IBM and Sears, aggregating $1.3 billion as of June 16, 1996. There can be no assurance that the Company will be able to achieve or sustain profitability. See "Selected Consolidated Financial Information and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto contained herein.

Intense Competition

  The industry in which the Company competes is intensely competitive and includes a number of significant participants, including ISPs, proprietary online service providers and major international telecommunications companies, as well as Internet-search services and various other telecommunications companies. Moreover, the Company faces competition from companies that provide broadband connections to households, including local and long-distance telephone companies, cable television companies and electric utility companies. Broadband technologies offer significantly faster Internet access than conventional modems, and such companies could include Internet access in their basic service packages, could offer access for a nominal additional charge or could prevent the Company from delivering Internet access through the cable or wire connections that such companies own. The Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that remove, or establish procedures for removing, restrictions on the regional Bell operating companies and others that may permit them to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long-distance carriers, such as AT&T, to offer local telephone service, which would permit such carriers to offer direct local Internet access. Competition from these companies could have a material adverse effect on the Company. The Company cannot predict the extent to which the Telecommunications Act, or strategic alliances or consolidation among ISPs, may result in additional competitive pressures on the Company.

  Among the larger providers of ISP services are EarthLink Network, Inc. (which has a strategic relationship with Sprint Corporation), MindSpring Enterprises, Inc., Microsoft Network, AT&T WorldNet, MCI Internet, IBM Internet Connection, PSINet Inc., GTE Internetworking (which includes the former ISP business of BBN Corporation), Netcom On-Line Communications Services, Inc. and Concentric Network Corporation. In January 1999, ICG Communications, Inc., the owner of Netcom On-Line Communications Services, Inc., announced that it had agreed to sell Netcom's dial-up, dedicated and Web hosting accounts in the United States to MindSpring Enterprises, Inc. but will retain Netcom's network backbone. In December 1998, AT&T announced that it had agreed to acquire IBM's data networking business, including its ISP business. In addition, AT&T has agreed to acquire Tele-Communications, Inc., the second largest cable television operator in the United States, which is the majority stockholder of At Home Corporation, a provider of broadband Internet access. In January 1999, America Online and Bell Atlantic announced a strategic alliance to provide high speed DSL (Digital Subscriber Line) access to the America Online service. Microsoft's ownership of the dominant PC operating system and the Microsoft Internet Explorer browser may give Microsoft Network certain competitive advantages, including distribution and marketing synergies. Prodigy also competes with America Online, which offers the America Online and CompuServe proprietary online services over closed networks, as well as Internet access. In November 1998, America Online announced that it had agreed to acquire Netscape Communications Corporation, owner of the Netscape Navigator browser and other Internet software applications. In November 1998, America Online also announced that it had entered into strategic development and marketing agreements with Sun Microsystems, Inc. to develop electronic commerce and next-generation Internet devices. In December 1998, America Online announced that it had formed a joint venture with the Cisneros Group, a leading Latin American media and telecommunications conglomerate, to provide online services in Latin America, with an initial focus on Mexico, Argentina and Brazil.

  The market for Internet and online services is presently characterized by low operating margins and minimal profitability, and the Company historically has experienced low operating margins and incurred operating losses. See "-- History of Losses". The introduction of unlimited usage plans and the elimination of most hourly access charges throughout the industry has placed further pressure on the Company's revenues and profit margins. Many of the Company's current and future competitors have substantially greater financial, marketing and technical resources than the Company. The Company believes that competition will increase and that increased competition could lead to lower pricing to customers and greater spending on marketing. Increased competition could also adversely affect the Company's ability to develop new service offerings and interfere with the Company's efforts to maintain or grow its subscriber base. Any of the foregoing factors could have a material adverse effect on the Company. There can be no assurance the Company will be able to compete effectively or that price competition will not have a material adverse effect on the Company's business, financial condition, results of operations or prospects. See "Business--Competition".

Subscriber Turnover

  The results of operations of ISPs, including the Company, are materially adversely affected by subscriber cancellations. Customer acquisition expenses and the administrative expenses of enrolling and assisting new subscribers are substantial. The failure to attract and retain subscribers to the Company's services, or an increase in, or a failure to slow, the rate of subscriber cancellations, would have a material adverse effect on the Company. Since launch in October 1996, the Prodigy Internet service has grown to 505,000 billable subscribers at December 31, 1998, including migration from Prodigy Classic. The total number of billable subscribers (including billable subscribers to Prodigy Internet and Prodigy Classic) declined from 1,133,000 at December 31, 1995 to 814,000 at December 31, 1996 and to 615,000 at December 31, 1997, but increased to 671,000 at December 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and the Consolidated Financial Statements and Notes thereto contained herein.

Network Risks

  Effective July 1, 1997, Prodigy conveyed its network assets to Splitrock Services, Inc. ("Splitrock") in exchange for Splitrock's agreement to build and operate a network to carry Prodigy's traffic between subscribers and Prodigy's data hosting center. Splitrock is required to meet specified service level objectives relating to grade of service, site and overall system availability and average transit delays, and to comply with certain financial covenants. In certain circumstances, Prodigy has the right to assume responsibility for operating the network at Splitrock's expense. Although the Company believes these network arrangements present a number of significant advantages to Prodigy, there are associated risks. Splitrock was formed in 1997 and has a limited operating history, and Prodigy currently is its only significant customer. See "Risk Factors--Potential Conflicts of Interest". The failure by Splitrock for any reason to provide network services as required, or any significant disruption in such services, whether for technical, operational or financial reasons, would have a material adverse effect on the Company. The Splitrock arrangements cover only the United States, and the Company will need to make other network arrangements in order to offer services in foreign countries. See "--Rapidly Changing Markets and Technology" and "Business--Principal Outsourcing Arrangements".

  Security problems represent an ongoing threat to public and private data networks and related telecommunications infrastructures. Splitrock's network and the Company's data hosting center are potentially vulnerable to computer viruses, break-ins and similar disruptions caused by others which could lead to service interruptions to the Company's customers. Inappropriate use of the Internet by third parties could potentially jeopardize the confidentiality of information stored or transmitted by the Company's customers. The security measures employed by Splitrock and the Company cannot assure complete protection from computer viruses, break-ins and other disruptions. The occurrence of such problems may result in claims against or liability on the part of the Company and could adversely affect the Company or its ability to attract and retain customers.

  The Company's operations are also dependent on the protection of Splitrock's network and the Company's data hosting center against damage from fire, power loss, telecommunications failures and similar events. The Company's host configuration for Prodigy Classic and Prodigy Internet is unique and, for cost reasons, has not been replicated off site. The occurrence of a natural disaster, other catastrophe or other unanticipated problems in Splitrock's network or the Company's data hosting center, or the failure of telecommunications providers to provide required data communications capacity as a result of a natural disaster, operational disruption or for any other reason, could cause interruptions in the services provided by the Company, and such service interruptions could have a material adverse effect on the Company.

  In addition to technical problems and network failures that occur from time to time in the ordinary course of operating a telecommunications network, in connection with the migration of the Company's subscribers to the Splitrock network, Prodigy experienced significant service interruptions and failures, the most prolonged and serious of which occurred in February, March and April of 1998. The Company believes Splitrock and Splitrock's modem vendor have addressed the causes of these service interruptions and failures, but there can be no assurance these or similar problems will not recur in the future. See "Business--Network and Related Infrastructure".

Reliance on Third-Party Providers

  In addition to its network arrangements with Splitrock, the Company has outsourced its content to Excite, Inc. ("Excite") and aspects of its customer service and billing functions to several providers. Although the Company believes its outsourcing strategy permits it to control costs, enhance service quality and focus on its core strengths, outsourcing also makes the Company reliant on third-party providers for certain critical functions. The failure of these providers to provide services as required, or any significant disruption of or deterioration in services, would have a material adverse effect on the Company. In January 1999, At Home Corporation announced that it had agreed to acquire Excite. The Company's agreement with Excite will not be terminated as a result of At Home's acquisition of Excite, but At Home's ownership of Excite could affect the likelihood of the agreement being renewed upon its scheduled expiration in January 2001 or the terms of any such renewal. The Company also relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long-distance lines. The Telecommunications Act generally is expected to lead to increased competition in the provision of local and other telephone service, but the Company cannot predict the timing or extent of any such developments or the effect thereof on pricing or supply. The Company's suppliers and telecommunications carriers also sell or lease products and services to the Company's competitors and may be, or in the future may become, competitors of the Company. There can be no assurance that the Company's suppliers and telecommunications carriers will not enter into exclusive arrangements with the Company's competitors or stop selling or leasing their products or services to the Company at commercially reasonable prices or at all. See "Business--Products and Services", "Business--Customer Service" and "Business--Principal Outsourcing Arrangements".

Control of the Company and Potential Conflicts of Interest

  As of December 31, 1998, Carso Global Telecom, the Company's principal stockholder, owned 29,396,911 shares of Common Stock, representing 65.3% of the outstanding Common Stock, and Telmex owned 9,412,500 shares of Common Stock, representing 20.9% of the outstanding Common Stock. Mr. Carlos Slim Helu, a Mexican citizen, and certain members of his immediate family, beneficially own a majority of the outstanding voting equity securities of Carso Global Telecom. Carso Global Telecom may be deemed to control Telmex through the regular-voting shares of Telmex that it owns directly and its interest in a trust which owns a majority of Telmex's outstanding regular-voting shares. Thus, Mr. Slim and members of his immediate family may be deemed to control Carso Global Telecom, Telmex and the Company. Mr. Slim is Chairman of the Board of Carso Global Telecom and Telmex. After giving effect to the Offerings (including Telmex's purchase of 2,000,000 shares in the Telmex Purchase) and the conversion of the Contingent Notes held by IBM and Sears into an aggregate of 3,977,368 shares of Common Stock upon the closing of the Offering (at an assumed initial public offering price of $13.50 per share), Carso Global Telecom will beneficially own (directly and through its control of Telmex) 69.2% of the Company's outstanding Common Stock. In addition, IBM and Sears have agreed to vote their shares of Common Stock received upon conversion of the Contingent Notes or exercise of the Contingent Warrants held by them in accordance with the voting recommendations of the Company's Board of Directors. As a result, Carso Global Telecom is now and upon consummation of the Offering will continue to be able to determine the outcome of all matters submitted to a vote of the stockholders, including the election of all members of the Company's Board of Directors, and control the management and affairs of the Company. Circumstances may arise in which the interests of Carso Global Telecom and/or Telmex, as stockholders of the Company, could conflict with the interests of the other stockholders of the Company. The voting control of Carso Global Telecom could be used as a means or have the effect of delaying or preventing a change in control or acquisition of the Company.

  Carso Global Telecom and its affiliates have engaged in numerous transactions with the Company in the past, which transactions were not necessarily a result of arms'-length negotiations. For example, Carso Global Telecom currently provides the Company with a $35.6 million revolving line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". The Company has outsourced its network operations to Splitrock, an affiliate that is 30.2% owned by Carso Global Telecom. See "Business--Network and Related Infrastructure". Carso Global Telecom and its affiliates may engage in additional related-party transactions with the Company in the future, and there can be no assurance such transactions will be on arms'-length terms. Samer F. Salameh, the Company's Chairman of the Board and Chief Executive Officer, serves on Splitrock's Board of Directors and holds stock options to purchase 80,000 shares of Splitrock's common stock (approximately 0.1% of the outstanding shares) at $1.10 per share vesting over four years. Mr. Salameh also serves as an Advisor to the Chief Executive Officer of Telmex. In addition, four of the Company's current six directors are affiliated with Carso Global Telecom or Telmex. Mr. Salameh is married to Mr. Slim's niece and Arturo Elias, a director of the Company, is married to Mr. Slim's daughter. Any decision made by the Company's directors is required by law to be made in accordance with their fiduciary duties and in the best interests of the Company and its stockholders. Messrs. Salameh, Elias, Nakfoor and Sanchez, directors of the Company, owe similar duties to the other companies for which they serve as directors or officers or with which they are otherwise affiliated. Due to the nature of the potential conflicts of interest presented on an ongoing basis by these arrangements, and potential future arrangements, there can be no assurance that the directors involved have acted or will act in the best interests of the Company and its stockholders. See "Management", "Corporate History and Certain Transactions" and "Principal Stockholders".

Need for Additional Financing

  At December 31, 1998, the Company had available cash of $11.0 million. Since formation, the Company has sustained negative cash flow from operations, and the Company's available cash at December 31, 1998 was attributable to the proceeds of the sales of equity securities in July and August 1998 to Carso Global Telecom and Telmex. See"--History of Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources". The Company is currently experiencing substantial negative cash flow each month and expects to continue to experience negative cash flow through at least the end of 1999. The Company's future financing requirements will depend on a number of factors, including the Company's operating performance and increases in operating expenses associated with growth in the Company's business. Based on its current operating plan, the Company believes that the net proceeds from the Offering, together with its existing cash and available financing under its revolving credit facility with Carso Global Telecom, will be sufficient to meet its anticipated cash requirements for at least the next twelve months. The Company has made no arrangements to obtain additional financing, other than pursuant to the Carso Global Telecom credit facility, and there can be no assurance that adequate additional financing on acceptable terms will be available when needed, if at all. The unavailability of sufficient financing when needed would have a material adverse effect on the Company. Any additional equity financing may cause investors to experience dilution and any additional debt financing may result in restrictions on Prodigy's operations or its ability to pay dividends in the future. See "Dividend Policy", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and the Consolidated Financial Statements and Notes thereto contained herein.

Dependence on PC Bundling and Microsoft Relationship

  A majority of the Company's Prodigy Internet enrollments arise from its bundling arrangements with PC manufacturers and its relationship with Microsoft. During the years ended December 31, 1997 and 1998, approximately 48% and 44%, respectively, of total Prodigy Internet enrollments resulted from PC bundling. Prodigy's bundling relationship with Packard Bell/NEC accounted for approximately 36% and 32%, respectively, of total Prodigy Internet enrollments during such periods. During the years ended December 31, 1997 and 1998, approximately 10% and 20%, respectively, of total Prodigy Internet enrollments resulted from Prodigy's relationship with Microsoft. The loss of the Company's relationships with Packard Bell/NEC or Microsoft or any significant reduction in enrollments from these channels would have a material adverse effect on the Company. The Company's bundling agreement with Packard Bell/NEC automatically renews from year to year but is terminable by either party upon 30 days' written notice. The Company's agreements with Microsoft for inclusion of Prodigy Internet in the online services folder of Microsoft's Windows 98 and Windows 95 (OSR 2.5 release) operating systems expire in June 1999. In addition, Microsoft offers a service, Microsoft Network, which competes with the Company's Prodigy Internet and Prodigy Classic services, which could affect the willingness of Microsoft to extend its agreements with the Company upon expiration or the terms on which extensions could be obtained. See "Business--Customer Acquisition and Marketing" and "-- Competition".

  Several recent developments are likely to have an adverse effect on future enrollments to Prodigy Internet from the Packard Bell/NEC bundling arrangement. The Company now requires new enrollees through Packard Bell/NEC to supply credit card information for billing rather than relying on subsequent paper billing. The Company believes this change may result in a lower level of new subscriber enrollments through the Packard Bell/NEC channel but that the resultant enrollees will be less likely to terminate service upon completion of the applicable trial period. The Prodigy Internet software is pre-loaded on the hard drives of selected PC models shipped by Packard Bell/NEC but Prodigy Internet is no longer automatically selected as the customer's Internet service if no other selection is made. The Company is unable to predict the terms or nature of its future bundling arrangements with Packard Bell/NEC or the level of future Prodigy Internet enrollments from Packard Bell/NEC.

Impact of Planned Termination of Prodigy Classic Service

  On January 22, 1999, the Company announced that it intends to discontinue Prodigy Classic in the fourth quarter of 1999, because the Company has shifted its business focus to Internet-based products and services and because the Company has determined not to make Prodigy Classic Year 2000 compliant. Prodigy Classic has been a significant source of the Company's revenues and subscribers to Prodigy Internet. During the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, approximately 92%, 73% and 39%, respectively, of the Company's total revenues were attributable to Prodigy Classic. As of December 31, 1998, 146,000 of the Prodigy Internet billable subscribers had migrated from Prodigy Classic (most of whom are enrolled in a Prodigy Internet/Prodigy Classic combination plan), and there were 166,000 remaining billable subscribers to Prodigy Classic. Although the Company plans to continue to encourage Prodigy Classic subscribers to migrate to the Prodigy Internet service, the Company has experienced difficulty in generating migration from Prodigy Classic to Prodigy Internet, and a substantial portion of the remaining Prodigy Classic subscribers lack the minimum hardware requirements for the Prodigy Internet service. For example, in the three months ended December 31, 1998, there was a net reduction of 42,000 billable subscribers to Prodigy Classic but a net increase of only 1,000 in the number of billable subscribers who had migrated from Prodigy Classic to Prodigy Internet. No assurance can be given as to the number of remaining Prodigy Classic subscribers who will migrate to Prodigy Internet. In addition, a substantial number of the billable subscribers enrolled in a Prodigy Internet/Prodigy Classic combination plan (60,000 of 134,000 at December 31, 1998) use both services and some combination plan subscribers (12,000 of 134,000 at December 31, 1998) do not use Prodigy Internet at all. Accordingly, some combination plan subscribers may be unwilling or unable to migrate to Prodigy Internet upon termination of Prodigy Classic. The termination of Prodigy Classic could adversely affect the Company's business, financial condition, results of operations or prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and the Consolidated Financial Statements and Notes thereto contained herein.

Dependence on the Internet

  Substantially all of the Company's revenues are dependent on the continued use and expansion of the Internet. Only recently has the commercial sector begun significant use of the Internet and, more recently still, have consumers begun using the Internet. Use of the Internet has grown dramatically, but no assurance can be given of the continued use and expansion of the Internet as a medium of communications and commerce. A decrease in the demand for Internet services or a reduction in the currently anticipated growth for such services could have a material adverse effect on the Company's business, financial condition, results of operations or prospects. This Prospectus contains various data and projections related to the number of Internet users, revenues from Internet access services, Internet hosting revenues and the size of Internet commerce. These data and projections have been included in studies prepared by IDC and Forrester, independent market research firms, and the projections are based on a number of significant assumptions. If the assumptions turn out to be incorrect, the projections may be materially different than actual results or circumstances, which could have a material adverse effect on the Company's business, financial condition, results of operations or prospects. Although the Company believes that such data and projections are generally indicative of the matters reflected therein, such data and projections are inherently imprecise and investors are cautioned not to place undue reliance on them. See "Business--Industry Background".

Uncertain Legal Standards

  The law relating to the liability of ISPs and online services companies for information available through their services is uncertain. As the law and judicial decisions in this area develop, the potential imposition of liability upon the Company for information available through its services could require the Company to implement measures to reduce its exposure to such liability. The implementation of such measures could require the expenditure of substantial resources or the discontinuation of certain service offerings. Any costs that are incurred as a result of such expenditures, contesting any such asserted claims or the imposition of liability could have a material adverse effect on the Company's business, financial condition, results of operations or prospects. In addition, due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet services industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could have a material adverse effect on the Company. "Business-- Government Regulation".

Rapidly Changing Markets and Technology

  The industry in which the Company competes is characterized by rapid technological change resulting in dynamic customer demands and frequent new product and service introductions. As a result, the Company's markets can change rapidly and the Company's future results will depend in part on its ability to make timely and cost-effective enhancements and additions to its services and introduce new services that meet customer demands. For example, certain ISPs have introduced, or announced plans to introduce, high-speed Internet access utilizing broadband applications such as cable modems, ISDN (Integrated Services Digital Network) telephone service and xDSL (Digital Subscriber Line) telephone service. The Company does not currently provide any residential or business broadband access services. The Company is in discussions with Splitrock and others to support various broadband applications, but there can be no assurance the Company and Splitrock or any other party will reach agreement. See "Business--Products and Services-- Business Services". There also can be no assurance that the Company will have sufficient resources to introduce new services that meet customer demands on a timely basis or that its new service introductions will achieve acceptance in the marketplace. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. Although the Company intends to support emerging standards in the market for Internet access, there can be no assurance that the Company will be able to conform to new standards in a timely fashion and maintain a competitive position in its markets. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete. See "Business".

Risks of New Services and Markets; Failure to Implement Business Strategy

  The Company's business strategy includes the introduction of numerous new services and entry into various new markets. For example, the Company is expanding its Web hosting activities and other value-added services, plans to expand beyond its existing consumer market to include small and medium sized businesses, and plans to provide Internet services to Spanish-speaking and Hispanic customers in the United States. See "Use of Proceeds", "Business-- Business Strategy" and "Business--Products and Services". The Company historically has focused on the consumer market and has relatively little experience in developing and marketing services to business customers. In addition, the Company has not previously focused on Spanish-speaking or Hispanic customers, and the Company's success in penetrating this market will depend in large part on the Company's ability to establish a strategic partnership with a company with experience in selling products or services to this market. Furthermore, to the extent the Company elects to introduce services in international markets, foreign operations present certain risks and uncertainties not generally encountered in the United States, such as compliance with regulatory requirements, export and trade controls, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, foreign exchange fluctuations and controls, potentially adverse tax consequences and inadequate protection of intellectual property rights. See "Business--Products and Services--Spanish-Speaking and Hispanic Market". In addition, the Splitrock arrangements cover only the United States, and the Company would need to make other network arrangements in order to offer services in foreign countries. See " -- Network Risks". There can be no assurance that the Company will be successful in offering new services and entering new markets as planned or that any such services, if introduced, will achieve acceptance in the marketplace.

  The Company may decide to alter or discontinue certain aspects of its business strategy described herein and may adopt alternative or additional strategies. The Company's ability to successfully implement its business strategy, and the expected benefits to be obtained from the Company's strategy, may be adversely impacted by factors not currently foreseen, such as unforeseen costs and expenses, or events beyond its control, such as technological change or an economic downturn. In addition, competitive factors may require the Company to alter or reduce its business strategies or reduce the expected benefits to be obtained therefrom.

Quarterly Fluctuations in Operating Results

  The Company experiences quarterly fluctuations in its operating results due to a number of factors, including the seasonality of its business, changes in the level of consumer spending during business cycles, the timing of introduction of new and enhanced services by the Company, pricing changes and competitive factors. The Company historically has experienced seasonality in its business, with higher expenses during the last and first fiscal quarters, corresponding to the Christmas and post-Christmas selling season, and lower timed usage revenues (revenues from hourly usage charges) typically occurring during its second and third fiscal quarters resulting from reduced usage of its services during the summer months. The Company believes that the seasonal reductions in timed usage revenues historically experienced by the Company will be mitigated by the movement from timed usage plans to unlimited usage plans as well as growth in the Company's subscriber base, although the Company expects to continue to have higher expenses during the first and fourth quarters. Accordingly, the Company believes that quarter-to-quarter comparisons of the Company's operating results may not be meaningful or indicative of future results. Although the Company's outsourcing strategy enables it to tie many variable costs to variable revenue sources, the Company's fixed expenses are based, in part, on its expectations as to future revenues. To the extent that revenues are below expectations and the Company is unable to reduce fixed costs proportionately, the Company's operating results would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and the Consolidated Financial Statements and Notes thereto contained herein.

Protection of Proprietary Technology

  The Company protects its proprietary technology through copyright and trade secrets laws, employee and third-party confidentiality agreements and other methods. Customers are granted a license to use Prodigy's services under agreements that contain terms and conditions prohibiting unauthorized reproduction. Despite these precautions, unauthorized third parties may be able to copy certain portions of Prodigy's services or reverse engineer or obtain and use information Prodigy regards as proprietary. Although the Company does not believe that its products infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert infringement claims against the Company or that such claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to any claims relating to proprietary rights, whether or not successful, which could materially adversely affect the Company's business, financial condition, results of operations or prospects. See "Business--Technology" and "--Proprietary Rights".

Management of Growth and Dependence on Key Personnel

  The Company's ability to exploit the market for its products and services and increase its subscriber base requires an effective planning and management process. The Company's ability to plan and manage effectively will require it to continue to implement and improve its operational, financial and management information systems and to attract and retain skilled managers and other personnel, including its current executive officers. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining necessary personnel. The Company does not maintain insurance on the lives of any of its officers or directors. Although the Company has entered into non-competition agreements with certain executive officers, no assurance can be given that such agreements are or will be enforceable by the Company. Most of the Company's executive officers have joined the Company since the autumn of 1997, including Samer F. Salameh, Chairman of the Board and Chief Executive Officer, David C. Trachtenberg, President and Chief Operating Officer, David R. Henkel, Executive Vice President, Finance and Chief Financial Officer, James P. Dougherty, Executive Vice President, Business Services and Andrea S. Hirsch, Executive Vice President, Business Development and General Counsel. See "Management".

Government Regulation

  Internet access and online services are not subject to direct regulation in the United States, but changes in the regulatory environment relating to the telecommunications and media industry could have an effect on Prodigy's business, financial condition, results of operations or prospects. For example, Federal Communications Commission regulatory review and rulemaking could result in regulation of the Internet and online services industry which could result in increased telecommunications costs for participants in the Internet industry, including Prodigy. The Company cannot predict whether, or to what extent, any such new rulemaking will occur, or what effect any such rulemaking would have on Prodigy. There can be no assurance the Company will not be adversely affected by any such matters. See "Business--Government Regulation".

Impact of the Year 2000 Issue

  The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in other normal business activities. The Company maintains various internal computer systems and equipment and contracts with third-party vendors for the provision of computerized customer billing, network operation, Prodigy Internet service content and certain other information technology and other services.

  The Company is currently incurring costs to resolve the potential impact of the year 2000 on the processing of date-sensitive information by the Company's internal computer systems and equipment and the computer systems and equipment of the third-party vendors on which the Company's business relies. The Company has established a Year 2000 project office staffed by Company personnel and assisted by a consulting firm.

  The Company has completed an inventory of substantially all of its internal systems and programs related to both the delivery of the Prodigy Internet service and the daily operations of the business. Based on its preliminary analysis, the Company estimates that it will spend approximately $9.5 million through the end of 1999 to remediate potential Year 2000 problems with its internal systems and to purchase and implement a new member management system with enhanced customer care, data mining and marketing program management capabilities that will replace a system that is not Year 2000 compliant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Prodigy Classic is not Year 2000 compliant and the Company intends to discontinue Prodigy Classic in the fourth quarter of 1999. See "--Impact of Planned Termination of Prodigy Classic Service".

  The Company is developing contingency plans in the event that any critical service component or business process fails due to a Year 2000 problem. The Company expects to complete contingency planning by mid-1999. With respect to critical third-party vendor systems, (i) Splitrock has publicly reported that substantially all of its information and non-information technology systems are Year 2000 compliant (and that upgrades are available for those systems that are not Year 2000 compliant that will enable Splitrock to be Year 2000 compliant by mid-1999), (ii) Excite has publicly reported that it believes there are no significant Year 2000 issues within its proprietary systems or services (although Excite has not yet fully evaluated the Year 2000 compliance status of the third-party equipment and software it utilizes, or of its vendors, joint venture partners and content partners), and (iii) Prodigy's billing provider has committed to making its billing system Year 2000 compliant. There can be no assurance that the Company will be able to address, in a timely fashion, all potential Year 2000 problems, or that the systems of the third-party vendors upon which the Company's business relies (and the maintenance and operation of which are not within the control of the Company) will be Year 2000 compliant or will become Year 2000 compliant in a timely manner. Any Year 2000 problems could impact the provision of products or services to the Company's customers and could subject the Company to the risk of litigation, lost revenues and loss of current or future customers.

Possible Acquisitions

  The Internet services industry is highly fragmented, consisting of more than 5,000 ISPs in the United States, and is expected to undergo substantial consolidation over the next few years. See "--Intense Competition". The Company evaluates acquisition opportunities on an ongoing basis and at any given time may be, and at the present time is, engaged in discussions with respect to possible acquisitions or other business combinations. The Company may seek strategic acquisitions that can complement the Company's current or planned business activities, particularly the expansion of value-added services such as Web hosting. The Company may also seek to acquire other ISPs as an additional means of customer acquisition or entry into new markets. Such acquisitions may not be available at the times or on terms acceptable to the Company, or may not be available at all. In addition, any acquisitions that the Company makes may involve risks, including the successful integration and management of acquired operations and personnel. The integration of acquired businesses may also lead to the diversion of management attention from other business matters. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms or that any acquisitions by the Company will be successful. See "Business--Business Strategy".

Management Discretion Regarding Use of Proceeds

  The Company intends to use a significant portion of the net proceeds from the Offering for working capital and other general corporate purposes. In addition, the Company is not required to allocate the net proceeds of the Offering in the manner described herein and, in light of future developments and circumstances, may allocate the proceeds to other uses or in a different manner. Accordingly, the Company's management will have significant discretion in how the net proceeds of the Offering are utilized in the Company's business. See "Use of Proceeds".

Legal Proceedings

  On November 27, 1996, Malcolm Haynes and Lightwave, Ltd., a Cayman Islands corporation ("Lightwave"), filed a lawsuit in the District Court of Clark County, Nevada, against the Company, International Wireless Incorporated (the Company's predecessor) ("IW"), Comstar Cellular Network, Inc. ("Comstar"), Greg C. Carr, Terrance P. Dillon, Duncan E. Wine and Blaize Kaduru. Mr. Carr is the former Chairman of the Board of the Company and a former principal stockholder of the Company, and was a director and principal stockholder of IW. Mr. Dillon was a director and principal stockholder of the Company, was a director, officer and principal stockholder of IW and was a director and technical advisor to Comstar. Mr. Wine is a former principal stockholder of the Company and IW. Mr. Kaduru is a former principal stockholder of the Company and IW, was an officer of IW and was a director and officer of Comstar. Mr. Haynes was co-founder, President and a director of Comstar and claims that he and Mr. Wine each hold a 30% interest in Lightwave. The lawsuit arose from IW's acquisition of the assets and liabilities of Comstar in August 1994. See "Corporate History and Certain Transactions--Prior Corporate History". In connection with the Comstar acquisition, IW issued to Comstar all then outstanding common stock of IW, which Comstar then distributed as a liquidating dividend to the holders of certificates for common stock of Comstar. Each holder of a certificate for common stock of Comstar was required to acknowledge and accept the terms of the Comstar acquisition and release Comstar and IW from all claims which such holder may have had against either Comstar or IW. Pursuant to the foregoing, Comstar offered 1,200,000 shares of IW's common stock to Mr. Haynes, but Mr. Haynes refused to participate and therefore received no shares. The lawsuit filed by Mr. Haynes and Lightwave alleges, among other things, that Messrs. Dillon, Wine and Kaduru breached their fiduciary duties to the plaintiffs, that Mr. Wine defrauded or made misrepresentations to the plaintiffs, that Mr. Wine misappropriated a corporate opportunity belonging to Lightwave, that all defendants are liable for conversion of plaintiffs' shares of common stock, and that IW and Mr. Carr aided and abetted the wrongful conduct of Messrs. Dillon, Wine and Kaduru. The lawsuit seeks to compel the defendants to provide to the plaintiffs 4,500,000 shares of Common Stock of the Company or the fair market value thereof, to impose a constructive trust on the shares of Common Stock received by Messrs. Dillon, Wine and Kaduru in the Comstar acquisition, and other monetary damages and declaratory and equitable relief. On February 25, 1998, the Court granted the motion of the Company and Mr. Carr to dismiss the lawsuit against them for lack of personal jurisdiction in Nevada, and the lawsuit is continuing against the other defendants. Unless this decision is overturned on appeal, the plaintiffs cannot pursue this lawsuit against the Company and Mr. Carr in Nevada, although the plaintiffs could pursue these claims in a new lawsuit filed in any state or states where personal jurisdiction over the Company and Mr. Carr could be established and where the applicable statute of limitations has not expired. If a new lawsuit is filed, the Company intends to defend it vigorously, but there can be no assurance that its outcome would not have a material adverse effect on the Company's business, financial condition, results of operations or prospects or result in substantial dilution to the Company's stockholders. See "Business--Legal Proceedings".

No Public Market; Possible Volatility of Stock Price

  Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters (the "Representatives"). See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Common Stock. Investors should be aware that market prices for securities of ISPs and other participants in the Internet industry have been and may continue to be highly volatile. Such volatility may be caused by factors outside of the Company's control and may be unrelated or disproportionate to the Company's operating results.

Shares Eligible for Future Sale; Registration Rights

  Sales of substantial amounts of shares of Common Stock in the public market following the Offerings could adversely affect the market price of the Common Stock. Upon completion of the Offerings (at an assumed initial public offering price of $13.50 per share), the Company will have outstanding 59,011,670 shares of Common Stock. In addition to the 8,000,000 shares offered hereby, approximately 2,513,120 shares of Common Stock, which are not subject to lock-up agreements (the "Lock-up Agreements") with the Representatives, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 569,835 additional shares of Common Stock, which are not subject to the Lock-up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements, approximately 38,343,359 additional shares of Common Stock (including the shares to be sold to Telmex in the Telmex Purchase) will be available for sale in the public market in accordance with the provisions of Rule 144 under the Securities Act. Following the consummation of the Offerings, the Company intends to register an aggregate of 3,875,000 shares of Common Stock issuable under its 1996 Stock Option Plan, 1999 Employee Stock Purchase Plan and 1999 Outside Director Stock Option Plan. The Company and certain stockholders of the Company (including Carso Global Telecom, Telmex, IBM, Sears and all directors and executive officers of the Company) who will hold, upon consummation of the Offerings at an assumed initial public offering price of $13.50 per share, an aggregate of approximately 47,827,734 shares of Common Stock, have agreed, pursuant to the Lock-up Agreements, not to offer, sell, contract to sell or otherwise dispose of any Common Stock, or any options, warrants or other securities convertible into or exercisable for Common Stock, for 30 days after the date of this Prospectus with respect to 433,076 shares and 180 days after the closing of the Offerings with respect to 47,394,658 shares. The Company is unable to predict the effect that sales made under Rule 144, Rule 701 or otherwise may have on the then prevailing market price of the Common Stock. Upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share), IBM and Sears will be entitled to certain piggyback and demand registration rights with respect to an aggregate of (i) 3,977,368 shares of Common Stock issued upon the conversion of the Contingent Notes held by them and (ii) 4,874,382 shares of Common Stock (5,054,382 shares if the Underwriters' over-allotment option is exercised in full) issuable upon the exercise of the Contingent Warrants held by them. Exercise of the foregoing registration rights could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144, Rule 701 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through offerings of its equity securities. See "Description of Capital Stock", "Shares Eligible for Future Sale", "Underwriting" and "Corporate History and Certain Transactions".

Immediate and Substantial Dilution

  The purchase price of the Common Stock will be significantly greater than the net tangible book value per share after giving effect to the Offerings. Investors in the Offering will incur an immediate and substantial dilution of their investment of approximately $11.25 in net tangible book value per share of Common Stock

(assuming an initial public offering price of $13.50 per share). See "Dilution" and the Company's Consolidated Financial Statements and Notes thereto contained herein.

No Dividends

  The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company's current policy is to retain earnings, if any, to provide funds for the operation and expansion of its business. See "Dividend Policy".

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Common Stock offered hereby are estimated to be $99.3 million after deducting the estimated underwriting discounts and commissions relating to the Offering and offering expenses payable by the Company and assuming an initial public offering price of $13.50 per share ($114.4 million if the Underwriters' over-allotment option is exercised in full). The net proceeds to the Company from the sale of 2,000,000 shares of Common Stock to Telmex in the Telmex Purchase will be $27.0 million assuming an initial public offering price of $13.50 per share. The shares to be sold to Telmex will be sold at the Price to Public set forth on the cover page hereof. The Offering and the Telmex Purchase are contingent on each other.

  The Company intends to use the net proceeds of the Offerings to expand its consumer business, including selling, advertising and headcount expenses, introduce new business services, such as Internet access, hosting services, value-added services and broadband services, and enter new markets, including Spanish-speaking and Hispanic customers in the United States. See "Risk Factors--Risks of New Services and Markets; Failure to Implement Business Strategy". Any remaining net proceeds from the Offerings will be used for general corporate purposes, including working capital. The amount actually expended by the Company for the foregoing purposes will depend upon a number of factors, and the Company reserves the right, in light of future developments and circumstances, to allocate the proceeds to other uses or in a different manner. See "Risk Factors--Management Discretion Regarding Use of Proceeds". Pending the application of the net proceeds from the Offerings, the Company intends to invest such net proceeds in short-term, investment grade, interest-bearing instruments.

  The Company evaluates acquisition opportunities on an ongoing basis and at any given time may be, and at the present time is, engaged in discussions with respect to possible acquisitions or other business combinations. The Company may seek strategic acquisitions that can complement the Company's current or planned business activities, particularly the expansion of value-added services such as Web hosting. The Company may also seek to acquire other ISPs as an additional means of customer acquisition or entry into new markets. A portion of the net proceeds of the Offering may be used to fund such acquisitions, although the Company has no commitments or agreements for any material acquisitions as of the date hereof. See "Risk Factors--Possible Acquisitions".

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company's current policy is to retain earnings, if any, to provide funds for the operation and expansion of its business. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and growth plans. See "Risk Factors--No Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of September 30, 1998 and (ii) as adjusted to give effect to (a) the conversion of the Contingent Notes held by IBM and Sears into an aggregate of 3,977,368 shares of Common Stock upon the closing of the Offerings (at an assumed initial offering price of $13.50 per share) and (b) the issuance of the Common Stock in the Offerings, after deducting the estimated underwriting discounts and commissions relating to the Offering and offering expenses payable by the Company.

                                                           September 30, 1998
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                              (in millions)
Long-term debt............................................ $   --     $  --
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized, no shares issued or outstanding (actual and
   as adjusted)...........................................     --        --
  Contingent Convertible Notes............................    30.5       --
  Common stock, $.01 par value; 280,000,000 shares
   authorized (actual and as adjusted); 45,057,417 shares
   issued and outstanding (actual); 59,034,785 shares
   issued and outstanding (as adjusted)(1)................      .5        .6
  Additional paid-in capital..............................   294.0     450.7
  Accumulated deficit.....................................  (275.6)   (275.6)
  Accumulated foreign currency translation
   adjustments(2).........................................      .1        .1
  Note receivable from Carso Global Telecom(3)............    (3.0)     (3.0)
                                                           -------    ------
    Total stockholders' equity............................    46.5     172.8
                                                           -------    ------
      Total capitalization................................ $  46.5    $172.8
                                                           =======    ======

----------

(1) The number of authorized shares of Common Stock was reduced from 280,000,000 to 150,000,000 in January 1999 in connection with the one-for-four reverse stock split. Excludes shares of Common Stock (i) reserved for issuance pursuant to the Company's stock-based compensation plans and (ii) issuable pursuant to outstanding options and warrants granted by the Company. As of December 31, 1998, (a) the Company's 1996 Stock Option Plan covered 3,125,000 shares of Common Stock, of which an aggregate of 2,343,189 shares of Common Stock were subject to outstanding options at a weighted-average exercise price of $5.76 per share, 779,174 shares were reserved for future option grants and 2,637 shares had been issued upon exercises, and (b) there were outstanding warrants to purchase an aggregate of 122,402 shares of Common Stock at a weighted-average exercise price of $11.08 per share. Upon the closing of the Offering (at an assumed initial public offering price of $13.50 per share), IBM and Sears will each hold a Contingent Warrant to purchase 2,437,191 shares of Common Stock (2,527,191 shares if the Underwriters' over-allotment option is exercised in full) at an exercise price of $17.55 per share (subject to customary anti-dilution adjustments) at any time prior to the third anniversary of the Offering. In addition, the Company has reserved an aggregate of 500,000 shares of Common Stock under its 1999 Employee Stock Purchase Plan and an aggregate of 250,000 shares of Common Stock under its 1999 Outside Director Stock Option Plan. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company", "Management--Stock Plans" and Notes 1, 4 and 9 to the Company's Consolidated Financial Statements.
(2) Represents the cumulative effect of foreign currency translation adjustments. See Note 2 to the Company's Consolidated Financial Statements.
(3) Represents the remaining balance of a letter of credit established by Carso Global Telecom in October 1997 to secure payment obligations of the Company under contracts for which IBM and Sears, PSC's former owners, remain liable. See "Corporate History and Certain Transactions--Prior Equity Financings" and Note 9 to the Company's Consolidated Financial Statements.

                                   DILUTION

  After giving effect to the conversion of the Contingent Notes into an aggregate of 3,977,368 shares of Common Stock upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share), the net tangible book value of the Company as of September 30, 1998 would have been $6,672,000, or $.14 per share of Common Stock. Net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Common Stock in the Offerings at an assumed initial public offering price of $13.50 per share and after deducting the estimated underwriting discounts and commissions relating to the Offering and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of September 30, 1998 would have been $2.25 per share. This represents an immediate increase in such net tangible book value of $2.11 per share to existing stockholders, after giving effect to the conversion of the Contingent Notes, and an immediate dilution of $11.25 per share to new investors purchasing shares in the Offerings. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates the per share dilution:

Assumed initial public offering price per share....................       $13.50
  Net tangible book value per share as of September 30, 1998
   (adjusted as described above)................................... $ .14
  Increase per share attributable to the Offerings.................  2.11
                                                                    -----
Pro forma net tangible book value per share after the
 Offerings(1)......................................................         2.25
                                                                          ------
Dilution per share to new investors(1).............................       $11.25
                                                                          ======

----------

(1) If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share after the Offerings would be $2.46, resulting in an immediate dilution of $11.04 per share to investors purchasing shares in the Offerings. See "Underwriting".

  The following table summarizes, as of December 31, 1998, the total number of outstanding shares of Common Stock purchased from the Company, the total consideration paid and the average consideration paid per share by (i) Carso Global Telecom, (ii) Telmex, (iii) other existing stockholders and (iv) the new investors based on an assumed initial public offering price of $13.50 share (before deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company):

                              Shares Purchased  Total Consideration   Average
                             ------------------ -------------------- Price Per
                               Number   Percent    Amount    Percent   Share
                             ---------- ------- ------------ ------- ---------
Carso Global Telecom(1)..... 28,389,161   48.1% $200,822,000   46.8%   $7.07
Telmex(2)...................  8,125,000   13.8    76,000,000   17.7     9.35
Other existing
 stockholders(3)............ 14,497,509   24.6    44,193,000   10.3     3.05
New investors...............  8,000,000   13.5   108,000,000   25.2    13.50
                             ----------  -----  ------------  -----
  Total..................... 59,011,670  100.0% $429,015,000  100.0%
                             ==========  =====  ============  =====

----------

(1) Excludes an aggregate of 1,007,750 shares purchased from other stockholders of the Company between February 1996 and September 1996 at a weighted-average purchase price of $11.96 per share.

(2) Includes 2,000,000 shares which Telmex has indicated it intends to buy in the Telmex Purchase at the Price to Public set forth on the cover page hereof. Excludes an aggregate of 3,287,500 shares purchased from other stockholders of the Company in August 1998 at a purchase price of $8.00 per share.

(3) Gives effect to the conversion of the Contingent Notes held by IBM and Sears into an aggregate of 3,977,368 shares of Common Stock upon the closing of the Offering (at an assumed initial public offering price of $13.50 per share) and assumes no consideration was paid for such shares. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company". Also includes the shares of Common Stock sold to Carso Global Telecom and Telmex by other stockholders of the Company as described in Notes (1) and (2) above.

  The foregoing table excludes shares of Common Stock issuable upon the exercise of stock options and warrants granted by the Company. As of December 31, 1998, (a) the Company's 1996 Stock Option Plan covered 3,125,000 shares of Common Stock, of which an aggregate of 2,343,189 shares of Common Stock were subject to outstanding options at a weighted-average exercise price of $5.76 per share, 779,174 shares were reserved for future option grants and 2,637 shares had been issued upon exercises, and (b) there were outstanding warrants to purchase an aggregate of 122,402 shares of Common Stock at a weighted-average exercise price of $11.08 per share. In addition, upon the closing of the Offering, (i) at an assumed initial public offering price of $13.50 per share, IBM and Sears will each hold a Contingent Warrant to purchase 2,437,191 shares of Common Stock (2,527,191 shares if the Underwriters' over-allotment option is exercised in full) at an exercise price of $17.55 per share (subject to customary anti-dilution adjustments), (ii) 500,000 shares will be available for issuance under the Company's 1999 Employee Stock Purchase Plan and (iii) 250,000 shares will be available for issuance under the Company's 1999 Outside Director Stock Option Plan. See "Corporate History and Certain Transactions-- Acquisition of Prodigy Services Company", "Management--Stock Plans" and Notes 1, 4 and 9 to the Company's Consolidated Financial Statements.

          SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

  The following tables set forth selected consolidated financial information and other data for the Company and PSC. The selected consolidated financial data for the Company for the period from May 23, 1994 (date of inception) to December 31, 1994 and for the year ended December 31, 1995 has been derived from the Company's unaudited Consolidated Financial Statements for the year ended December 31, 1995 appearing elsewhere in this Prospectus. Although required by Regulation S-X under the Securities Exchange Act of 1934 (the "Exchange Act"), the Company's audited financial statements for the year ended December 31, 1995 have not been presented in this Prospectus. The Company does not believe such financial statements are meaningful because the Company's results of operations and assets for the year ended December 31, 1995 were minimal prior to the Company's acquisition of PSC on June 17, 1996, and the Company's operations as they existed in the year ended December 31, 1995 have since been disposed of (see Note 1 to the Consolidated Financial Statements of International Wireless Incorporated and Note 5 to the Consolidated Financial Statements of the Company). The selected consolidated financial data for the Company for the years ended December 31, 1996 and 1997 and for PSC for the year ended December 31, 1995, and for the period from January 1, 1996 to June 16, 1996 has been derived from the Company's Consolidated Financial Statements that appear elsewhere in this Prospectus, which have been audited by PricewaterhouseCoopers LLP, independent public accountants. The selected consolidated financial and other data for the nine month periods ended September 30, 1997 and 1998 is unaudited; however, in the opinion of the Company's management such unaudited data includes all adjustments (consisting of normal recurring adjustments) necessary for a fair representation of the information included therein. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results for the entire year or any other future period.

  The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements, and the notes thereto, of the Company and PSC appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                      Prodigy Communications Corporation

                           Period From
                          May 23, 1994                            Nine months
                            (date of          Year ended             ended
                          inception) to      December 31,        September 30,
                          December 31,  -----------------------  --------------
                             1994(1)    1995(1)  1996    1997     1997    1998
                          ------------- ------- ------  -------  ------  ------
                               (in millions, except number of billable
                                subscribers and per share information)
Consolidated Statement
 of Operations Data:
Revenues:
 Internet and online
  service revenues......        --         --   $ 90.7  $ 128.3  $ 97.6  $ 95.2
 Other..................        --         --      8.2      5.9     4.3     6.3
                              -----      -----  ------  -------  ------  ------
 Total revenues.........        --         --     98.9    134.2   101.9   101.5
                              -----      -----  ------  -------  ------  ------
Operating costs and
 expenses:
 Costs of revenue.......        --       $  .1    70.2    100.2    76.8    75.2
 Marketing..............        --         --     21.3     60.5    29.7    25.9
 Product development....        --         --      9.0     16.8    15.7     9.3
 General and
  administrative........      $ 1.0        3.0    53.4     63.2    47.9    39.3
 Acquired incomplete
  technology............        --         --     20.9      --      --      --
 Restructuring and other
  special costs.........        --         --      3.1      9.9     7.3     --
 Write-down of assets
  held for sale.........        --         --      --       2.4     --      --
 Loss on sale of
  cellular assets.......        --         --      --        .8     --      --
                              -----      -----  ------  -------  ------  ------
 Total operating costs
  and expenses..........        1.0        3.1   177.9    253.8   177.4   149.7
                              -----      -----  ------  -------  ------  ------
  Operating loss........       (1.0)      (3.1)  (79.0)  (119.6)  (75.5)  (48.2)
Loss on equity
 investment in joint
 venture................        --         --       .5     12.1     7.0     --
(Gain) on sale of
 asset..................        --         --      --       --      --      (.8)
Write-down (recovery) of
 equity investments.....        --         --      9.1      (.3)    --      --
Interest expense, net...        --         --      2.2      1.4      .9      .5
                              -----      -----  ------  -------  ------  ------
  Net loss..............      $(1.0)     $(3.1) $(90.8) $(132.8) $(83.4) $(47.9)
                              =====      =====  ======  =======  ======  ======
Net loss per common
 share:
 Basic and diluted......      $(.16)     $(.37) $(8.76) $ (7.66) $(5.56) $(1.28)
                              =====      =====  ======  =======  ======  ======
Weighted average number
 of common and common
 equivalent shares
 outstanding:
 Basic and diluted......        6.2        8.4    10.4     17.3    15.0    37.5
                              =====      =====  ======  =======  ======  ======

                           Period From
                          May 23, 1994                                 Nine months
                            (date of           Year ended                 ended
                          inception) to       December 31,            September 30,
                          December 31,  --------------------------  ------------------
                             1994(1)    1995(1)   1996      1997      1997      1998
                          ------------- ------- --------  --------  --------  --------
                                   (in millions, except number of billable
                                   subscribers and per share information)
Other Data:
Prodigy Internet
 billable subscribers at
 period end.............        --         --      7,000   221,000   193,000   433,000
Prodigy Classic billable
 subscribers at period
 end....................        --         --    807,000   394,000   459,000   208,000
                              -----      -----  --------  --------  --------  --------
Total billable
 subscribers at period
 end....................        --         --    814,000   615,000   652,000   641,000
                              =====      =====  ========  ========  ========  ========
Prodigy Internet
 revenue................        --         --   $     .1  $   29.6  $   18.4  $   55.9
Prodigy Classic
 revenue................        --         --   $   90.6  $   98.7  $   79.2  $   39.3
EBITDA (2)..............      $(1.0)     $(3.1) $  (76.2) $ (110.0) $  (67.6) $  (35.9)
Other Cash Flow Data:
Net cash used in
 operating activities...      $(1.0)     $(2.4) $  (35.3) $ (114.0) $  (72.4) $  (49.2)
Net cash used in
 investing activities...      $ (.1)     $(1.4) $  (47.9) $  (15.3) $  (11.6) $    (.4)
Net cash provided by
 financing activities...      $ 1.4      $ 4.0  $  104.1  $  120.4  $   77.0  $   66.3

                                 December 31,               September 30, 1998
                         ------------------------------  --------------------------
                         1994(1) 1995(1)  1996    1997   Actual  As adjusted (3)(4)
                         ------- ------- ------  ------  ------  ------------------
                                              (in millions)
Consolidated Balance
 Sheet Data:
Working capital
 (deficit)..............   $.1    $(.3)  $(54.8) $(48.5) $(18.9)       $107.3
Total assets............    .4     2.5    126.6    93.5    96.2          25.5
Long-term debt..........    .4     1.6     56.0    10.0     --            --
Contingent convertible
 notes (included in
 stockholders' equity
 (deficit)).............   --      --      30.5    30.5    30.5           --
Stockholders' equity
 (deficit)..............   (.2)    --     (11.5)   17.7    46.5         172.8
                           ===    ====   ======  ======  ======        ======

----------
(1) International Wireless Incorporated ("IW") was incorporated in May 1994 to evaluate and develop cellular telephone systems and Internet access and online services in Africa. See "Corporate History and Certain Transactions--Prior Corporate History". In June 1996, the Company was formed under the name Prodigy, Inc. as a new holding company to acquire PSC and to hold IW and the other communications interests of IW. On June 17, 1996, the Company consummated the acquisition of PSC. The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of PSC are included in the Company's consolidated results of operations from the date of acquisition. See Notes 1 and 4 to the Company's Consolidated Financial Statements. In January 1997, the Company sold its cellular telephone assets and operations. Subsequently, the Company decided to sell and wind-down its remaining international operations in Africa and China. See "Corporate History and Certain Transactions" and Note 5 to the Company's Consolidated Financial Statements.
(2) EBITDA is a commonly used measure for operating performance of ISPs, and also provides additional information to assist investors in determining the Company's liquidity. EBITDA is not an accounting measure under GAAP, is not necessarily indicative of operating income or cash flows from operations as determined under GAAP and may not be comparable to similarly titled measures reported by other companies.

(3) Reflects the conversion upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share) of the Contingent Notes held by IBM and Sears into an aggregate of 3,977,368 shares of Common Stock. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company" and "--Prior Equity Financing" and Note 9 to the Company's Consolidated Financial Statements.

(4) Adjusted to give effect to the sale by the Company of 10,000,000 shares of Common Stock in the Offerings at an assumed public offering price of $13.50 per share and after deducting the estimated underwriting discounts relating to the Offering and offering expenses payable by the Company. See "Use of Proceeds".

                            Prodigy Services Company

                                                                 Period from
                                    Year ended December 31,    January 1, 1996
                                    -------------------------    to June 16,
                                     1993     1994     1995         1996
                                    -------  -------  -------  ---------------
                                         (in millions)
Consolidated Statement of
 Operations Data:
 Online service revenues........... $ 154.9  $ 179.6  $ 230.6      $ 98.2
 Other.............................    40.3     31.4     12.8         8.9
                                    -------  -------  -------      ------
 Total revenues....................   195.2    211.0    243.4       107.1
                                    -------  -------  -------      ------
 Net loss.......................... $ (60.0) $ (52.0) $ (34.6)     $(62.9)
                                    =======  =======  =======      ======
                                         December 31,
                                    -------------------------
                                     1993     1994     1995
                                    -------  -------  -------
                                         (in millions)
Consolidated Balance Sheet Data:
 Working capital (deficit)......... $ (42.4) $ (38.9) $ (36.4)
 Total assets......................    83.4     80.1     84.7
 Long-term debt....................    12.9     18.4     16.4
 Partners' capital (deficit).......      .5     (4.3)     9.8

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Risk Factors", "Selected Consolidated Financial Information and Other Data" and the Consolidated Financial Statements and Notes thereto contained herein.

Overview

  The Company is a leading national ISP. In October 1996, the Company launched Prodigy Internet, an open standards-based Internet access service. Since the autumn of 1997, the Company has focused on expanding the Prodigy Internet subscriber base and introducing additional value-added services. The Company has also made strategic decisions to outsource its network, discontinue its development of custom content and use multiple vendors for outsourced customer service functions. As a result of these initiatives, the Company has substantially reduced its fixed operating costs and headcount.

  In conjunction with the launch of Prodigy Internet in October 1996, the Company began offering a plan allowing subscribers unlimited usage of Prodigy Internet for a flat monthly fee without hourly usage charges. In December 1996, the Company introduced a similar plan for Prodigy Classic. Since the introduction of the Company's unlimited usage plans, the portion of revenues generated from hourly usage charges has decreased substantially.

  The results of operations of ISPs, including those of the Company, are significantly affected by subscriber cancellations. Subscriber acquisition expenses and the administrative expenses of enrolling and assisting new subscribers are substantial, and in the past the Company typically offered free service for one or two months to new subscribers. In many distribution channels, the Company is replacing free trial programs with money-back guarantees in order to attract enrollees who are less likely to terminate service. The failure to attract and retain subscribers to the Company's services, or an increase in the rate of subscriber cancellations, would have a material adverse effect on the Company. See "Risk Factors--Subscriber Turnover". The Company historically has experienced better retention for subscribers under prepaid term plans than subscribers under month-to-month plans. Under prepaid term plans, subscribers choose to prepay for longer terms at reduced monthly rates. The Company ceased offering prepaid term plans in 1995 but reinstated such term plans in January 1997.

  The Company historically has experienced seasonality in its business, with higher expenses during the last and first fiscal quarters, corresponding to the Christmas and post-Christmas selling season, and lower timed usage revenues (revenues from hourly usage charges) during its second and third fiscal quarters resulting from reduced usage of its services during the summer months. The Company believes that the seasonal reductions in timed usage revenues historically experienced by the Company will be mitigated by the movement from timed usage plans to unlimited usage plans as well as growth in the Company's subscriber base, although the Company expects to continue to have higher expenses during its first and fourth quarters. As a result of the seasonality of its business, as well as other factors, the Company experiences quarterly fluctuations in its operating results. See "Risk Factors--Quarterly Fluctuations in Operating Results".

  On June 17, 1996, the Company acquired PSC from IBM and Sears for an aggregate purchase price of $78.1 million, consisting of a cash payment of $40.8 million, the issuance of the Contingent Notes valued by an independent appraiser at $30.5 million and direct acquisition related expenses of $6.8 million. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company". The Prodigy Acquisition was accounted for as a purchase. Accordingly, the assets purchased and liabilities assumed and related results of operations of PSC are included in the consolidated financial statements of the Company from the date of acquisition. The purchase price was allocated among tangible and intangible assets acquired based on their respective fair market values. As a result of this allocation, the Company recorded as intangible assets, with ten-year lives, tradename of $35.7 million and goodwill of $15.5 million. In addition, $27.2 million was allocated to property and equipment and assigned a three-year life. As part of this process, the acquired technology was extensively evaluated, including the state of the technology and needed developments, the inherent difficulties and uncertainties in completing the development and thereby achieving technological feasibility, and the risks related to the viability and potential changes to target markets. Because the Internet technology acquired in the Prodigy Acquisition was incomplete and substantial additional development effort by the Company was required before a viable consumer product could be launched, the Company recognized a charge for the purchase of incomplete technology in June 1996 in the amount of $20.9 million. See "--Incomplete Technology" and Note 4 to the Company's Consolidated Financial Statements.

Results of Operations

  The Company's total revenues have two components: Internet revenues, consisting of subscription revenues from subscribers to Prodigy Internet and Prodigy Classic, and other revenues, consisting primarily of advertising and transaction fees and revenues from the Company's former international operations. Subscription revenues include revenues from hourly usage charges ("timed usage revenues"). The Company defines "billable" subscribers as subscribers who remain enrolled beyond completion of the applicable trial period or who enroll in a money-back guarantee program.

 Recent Results

  The Company had total revenues of $34.3 million in the fourth quarter of 1998, consisting of Internet revenues of $33.7 million and other revenues of $.6 million, compared to total revenues of $32.3 million in the fourth quarter of 1997, consisting of Internet revenues of $30.7 million and other revenues of $1.6 million. Subscription revenues from Prodigy Internet increased $13.6 million, or 121%, to $24.8 million in the fourth quarter of 1998 from $11.2 million in the fourth quarter of 1997. Subscription revenues from Prodigy Classic decreased $10.6 million, or 54%, to $8.9 million in the fourth quarter of 1998 from $19.5 million in the fourth quarter of 1997. The number of Prodigy Internet billable subscribers increased from 433,000 at September 30, 1998, representing 68% of total billable subscribers, to 505,000 at December 31, 1998, representing 75% of total billable subscribers, as the total number of billable subscribers increased by 30,000, or 5%, from 641,000 at December 31, 1997 to 671,000 at December 31, 1998. The foregoing information for the fourth quarter of 1998 is preliminary, unaudited and subject to adjustment, and the foregoing information for the fourth quarter of 1997 is unaudited.

 Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

  Subscription revenues from Prodigy Internet increased $37.5 million, or 204%, from $18.4 million in the nine months ended September 30, 1997 to $55.9 million in the nine months ended September 30, 1998. The number of Prodigy Internet billable subscribers increased from 193,000 at September 30, 1997 to 433,000 at September 30, 1998, representing 30% and 68% of total billable subscribers at September 30, 1997 and September 30, 1998, respectively. Prodigy Internet subscribers accounted for 38% and 77%, respectively, of total network usage during the nine months ended September 30, 1997 and 1998. Subscription revenues from Prodigy Classic decreased $39.9 million, or 50%, from $79.2 million in the nine months ended September 30, 1997 to $39.3 million in the nine months ended September 30, 1998 as the number of Prodigy Classic billable subscribers decreased from 459,000 at September 30, 1997 to 208,000 at September 30, 1998. The Company intends to discontinue Prodigy Classic in the fourth quarter of 1999. See "Risk Factors--Impact of Planned Termination of Prodigy Classic Service". Total billable subscribers decreased by 11,000, or 2%, from 652,000 at September 30, 1997 to 641,000 at September 30, 1998. Timed usage revenues decreased $6.5 million, or 66%, from $9.9 million in the nine months ended September 30, 1997 to $3.4 million in the nine months ended September 30, 1998. The decrease in revenues attributable to decreases in the total number of billable subscribers and in timed usage revenues associated with Prodigy Classic was offset, in part, by an increase in average revenue per billable subscriber primarily due to the higher-priced plans for unlimited usage associated with Prodigy Internet. Other revenues increased by $2.0 million, or 47%, from $4.3 million in the nine months ended September 30, 1997 to $6.3 million in the nine months ended September 30, 1998. For the nine months ended September 30, 1997 and 1998, the other revenues derived from the Company's former international operations consisted primarily of fees for Internet access and online services provided primarily to businesses in Africa and China. As a result of the foregoing factors, total revenues decreased by $.4 million, from $101.9 million in the nine months ended September 30, 1997 to $101.5 million in the nine months ended September 30, 1998.

  Cost of revenues includes network and content expenses. Content expenses consist of the costs of developing, or obtaining from third parties, content for inclusion in the Company's service offerings. Cost of revenues decreased from $76.8 million in the nine months ended September 30, 1997 to $75.2 million in the nine months ended September 30, 1998, a decrease of $1.6 million, or 2%. This decrease was primarily attributable to content expense, which declined as a result of the renegotiation and/or termination of content contracts associated with Prodigy Classic and the Company's content outsourcing agreement with Excite which substantially eliminated content expense associated with Prodigy Internet beginning in April 1998. See "Business--Principal Outsourcing Arrangements". The reduced content expense was offset, in part, by increased network charges incurred by the Company in the nine months ended September 30, 1998. Network usage increased 73% from the nine months ended September 30, 1997 to the nine months ended September 30, 1998, primarily due to the shift of the subscriber base from timed usage to unlimited usage plans, but network charges increased only 30% because of a monthly "cap" (based on average hourly usage by subscribers) contained in the network agreement between the Company and Splitrock.

  Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs. Marketing expense decreased from $29.7 million in the nine months ended September 30, 1997 to $25.9 million in the nine months ended September 30, 1998, a decrease of $3.8 million, or 13%. The 1997 period reflected spending related to the launch of Prodigy Internet in October 1996, which continued through the post-Christmas selling season. In addition, in early 1998, the Company temporarily deferred certain of its sales and marketing programs in response to network performance issues encountered during the transition period accompanying the initial roll-out of the new Splitrock network. The Company expects that its marketing expenses will increase during the balance of 1998 and 1999. See "Use of Proceeds".

  Product development expense includes research and development costs and other product development costs. Product development expense decreased from $15.7 million in the nine months ended September 30, 1997 to $9.3 million in the nine months ended September 30, 1998, a decrease of $6.4 million, or 41%. In the nine months ended September 30, 1997, product development activities were primarily focused on the stabilization and maintenance of the Prodigy Internet platform and on migration of Prodigy Classic content to the Prodigy Internet platform. As a result of the completion of these activities in 1997, product development activities and spending were subsequently reduced. In the nine months ended September 30, 1998, product development activities centered on integration and stabilization of the Splitrock network, transition to the co-branded Prodigy/Excite content platform for Prodigy Internet and development of certain commercial applications and value-added services.

  General and administrative expense decreased from $47.9 million in the nine months ended September 30, 1997 to $39.3 million in the nine months ended September 30, 1998, a decrease of $8.6 million, or 18%. The decrease in general and administrative expense was attributable to significantly lower personnel costs resulting from a decrease in average headcount and lower incentive compensation expense, combined with lower occupancy expense due to the relocation to a new headquarters facility in White Plains, New York as of January 1, 1998. See "Business--Facilities" As the result of the grant of employee stock options with exercise prices below fair market value, the Company recorded a compensation expense of $.4 million in the nine months ended September 30, 1998 and expects to record compensation expense of approximately $.6 million, $.8 million, $.8 million and $.2 million in the years ending December 31, 1998, 1999, 2000 and 2001, respectively.

  Interest expense, net decreased from $.9 million in the nine months ended September 30, 1997 to $.5 million in the nine months ended September 30, 1998, due to higher cash balances and reduced levels of borrowing.

  In the nine months ended September 30, 1997, the Company recorded a loss of $7.0 million on an equity investment in a joint venture and a restructuring charge of $7.3 million in connection with the sale of its network and a workforce reduction. The Company did not record a restructuring charge in the nine months ended September 30, 1998. See "--Restructuring Charges" and "-- Former International Operations" for a discussion of the components of the restructuring charge in the nine months ended September 30, 1997.

  As a result of the foregoing factors, the Company's operating loss decreased by $27.3 million, or 36%, from $75.5 million in the nine months ended September 30, 1997 to $48.2 million in the nine months ended September 30, 1998, and its net loss decreased by $35.5 million, or 43%, from $83.4 million in the nine months ended September 30, 1997 to $47.9 million in the nine months ended September 30, 1998.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Prior to the Prodigy Acquisition on June 17, 1996, the Company was a start-up company engaged in the evaluation and development of cellular telephone systems and Internet access and online services in Africa. Due to the significant changes that occurred in the Company's business and operations as a result of the Prodigy Acquisition, the subsequent sale and wind-down of the Company's former international operations and other changes in the Company's business since the Prodigy Acquisition, the Company believes that its historical financial statements for the years ended December 31, 1996 and 1997 are not directly comparable. When reading the following comparison of the years ended December 31, 1996 and 1997, potential investors are cautioned that the operating results of PSC's business are included only for six and one-half months of 1996 but are included for all of 1997.

  Total revenues increased from $98.9 million in 1996 to $134.2 million in 1997, primarily due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for only six and one-half months in 1996 but all of 1997. The Prodigy Internet service was launched in October 1996 but did not generate any significant revenues during 1996. During 1997, Prodigy Internet grew from 7,000 billable subscribers at December 31, 1996 to 221,000 billable subscribers at December 31, 1997, and generated revenues of $29.6 million. Prodigy Classic revenues increased from $90.6 million in 1996 to $98.7 million in 1997. The number of Prodigy Classic billable subscribers decreased from 807,000 at December 31, 1996 to 394,000 at December 31, 1997, but Prodigy Classic revenues increased by $8.1 million from 1996 to 1997 because the operating results of PSC's business were included for only six and one-half months in 1996 but all of 1997. In conjunction with the launch of Prodigy Internet in October 1996, there commenced a shift in subscriber composition from timed usage plans to higher-priced unlimited usage plans. Timed usage revenues decreased from $19.9 million in 1996 to $12.0 million in 1997, and other revenues decreased from $8.2 million in 1996 to $5.9 million in 1997. The decrease in other revenues also reflected decreases in subscribers which, in turn, resulted in fewer advertisers and reduced advertising display fees for Prodigy Classic.

  Cost of revenue increased from $70.2 million in 1996 to $100.2 million in 1997, primarily due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for only six and one-half months in 1996 but all of 1997. The effects of the Prodigy Acquisition on the Company's cost of revenue in 1997 were offset, in part, by network rate reductions resulting from the Company's network arrangements with Splitrock which commenced in July 1997, lower subscriber levels, headcount reductions throughout the Company, reductions in royalty-based content in 1997 and the renegotiation and/or termination of certain Prodigy Classic content contracts in 1997.

  Marketing expense increased from $21.3 million in 1996 to $60.5 million in 1997, primarily due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for only six and one-half months in 1996 but all of 1997. In 1996, marketing expense reflected advertising campaigns instituted in late 1996 to support the launch of Prodigy Internet. Prodigy Internet launch advertising continued into 1997.

  Product development expense increased from $9.0 million in 1996 to $16.8 million in 1997, primarily due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for only six and one-half months in 1996 but all of 1997. The Company's product development efforts during 1996 were focused on the design and development of Prodigy Internet, which was essentially completed by the end of 1996. During 1997, product development efforts primarily related to the stabilization and maintenance of Prodigy Internet, and integration and stabilization of the Splitrock network.

  General and administrative expense increased from $53.4 million in 1996 to $63.2 million in 1997, primarily due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for only six and one-half months in 1996 but all of 1997. The effects of the Prodigy Acquisition on the Company's general and administrative expense in 1997 were offset, in part, by lower personnel costs resulting from decreased headcount and incentive compensation expense, a reduction in occupancy expense and a cost containment program initiated in the customer service area.

  Interest expense, net decreased from $2.2 million in 1996 to $1.4 million in 1997. This decrease resulted from reduced levels of borrowing.

  In 1996, the Company recorded a charge of $20.9 million relating to the purchase of incomplete technology acquired in the Prodigy Acquisition, a $9.1 million write-down of its investment in Global Enterprise Services, Inc. ("GES") to an estimated net realizable value of zero, restructuring and other special costs of $3.1 million and a loss of $.5 million on an equity investment in a joint venture. In 1997, the Company recorded a loss of $12.1 million on an equity investment in a joint venture, restructuring and other special costs of $9.9 million, a $2.4 million write-down of its investment in its African Internet operations to the estimated net realizable value and a $.8 million loss on the sale of its African cellular telephone operations. See "--Restructuring Charges", "--Incomplete Technology" and "--Dispositions of Former International Operations".

  As a result of the foregoing factors, the Company's operating loss increased from $79.0 million in 1996 to $119.6 million in 1997, and its net loss increased from $90.8 million in 1996 to $132.8 million in 1997.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Prior to the Prodigy Acquisition on June 17, 1996, the Company was a start-up company engaged in the evaluation and development of cellular telephone systems and Internet access and online services in Africa. Due to the significant changes that occurred in the Company's business and operations as a result of the Prodigy Acquisition, the subsequent sale and wind-down of the Company's former international operations and other changes in the Company's business model since the Prodigy Acquisition, the Company believes that its historical financial statements for the years ended December 31, 1995 and 1996 are not directly comparable. When reading the following comparison of the years ended December 31, 1995 and 1996, potential investors are cautioned that the operating results of PSC's business are included for six and one-half months of 1996 but are not included for any of 1995.

  Total revenues increased from $12.2 thousand in 1995 to $98.9 million in 1996, due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for six and one-half months in 1996. In 1996, revenues from Prodigy Classic were $90.6 million (of which $19.9 million was from timed usage), and the Company had other revenue of $8.2 million. There were 807,000 Prodigy Classic billable subscribers at December 31, 1996. At December 31, 1995, PSC had 1,133,000 billable subscribers to Prodigy Classic.

  Cost of revenue increased from $82.0 thousand in 1995 to $70.2 million in 1996, due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for six and one-half months in 1996. Cost of revenue in 1996 also reflected growth in content expense as well as increased costs for the Company's former international operations.

  Marketing expense increased from zero in 1995 to $21.3 million in 1996, due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for six and one-half months in 1996. In 1996, marketing expense reflected advertising campaigns instituted in late 1996 to support the launch of Prodigy Internet.

  Product development expense increased from zero in 1995 to $9.0 million in 1996, due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for six and one-half months in 1996. The Company's product development efforts during 1996 were focused on the design and development of Prodigy Internet, which was essentially completed by the end of 1996. There was a substantial reduction in product development costs for Prodigy Classic in 1996.

  General and administrative expense increased from $3.0 million in 1995 to $53.4 million in 1996, primarily due to the Prodigy Acquisition on June 17, 1996 and the inclusion of the operating results of PSC's business for six and one-half months in 1996. General and administrative expense in 1996 reflected expenditures for a new subscriber management system, growth in occupancy expense and increased costs for the Company's former international operations.

  Interest expense, net increased from $10.7 thousand in 1995 to $2.2 million in 1996. This increase resulted from increased levels of borrowing to support the substantial increase in the scope of the Company's operations attributable to the Prodigy Acquisition.

  In 1996, the Company recorded a charge of $20.9 million relating to the purchase of incomplete technology acquired in the Prodigy Acquisition, a $9.1 million write-down of its investment in GES to an estimated net realizable value of zero, restructuring and other special costs of $3.1 million and a loss of $.5 million on an equity investment in a joint venture. See "-- Restructuring Charges", "--Incomplete Technology" and "--Dispositions of Former International Operations". The Company did not incur any similar charges or write-downs in 1995.

  As a result of the foregoing factors, the Company's operating loss increased from $3.1 million in 1995 to $79.0 million in 1996, and its net loss increased from $3.1 million in 1995 to $90.8 million in 1996.


Restructuring Charges

  In response to changes in its business environment and to decrease cash outflows and more efficiently manage its business, the Company has incurred restructuring and other special costs. The table below presents restructuring and other special costs incurred and/or expended by the Company from June 17, 1996 through September 30, 1998:

                                                              Nine Months
                                            Year Ended           Ended
                                           December 31,      September 30,
                                           ----------------  ---------------
                                            1996      1997    1997     1998
                                           ------    ------  -------  ------
                                                  (in millions)
Balance at beginning of period:........... $ 10.7(1) $ 11.5  $  11.5  $  7.9
Network termination costs(2)..............    --        4.7      4.7     --
Reductions-in-force(3)....................     .7       2.9      2.6     --
Content production(4).....................    --         .6      --      --
Facility closing(5).......................    --        1.6      --      --
Headquarters lease termination(1).........    --        --       --      --
Idle leased space at former headquarters'
 location(6)..............................    2.5       --       --      --
                                           ------    ------  -------  ------
Subtotal, period accruals.................    3.2       9.8      7.3     --
                                           ------    ------  -------  ------
Restructuring expenditures:
Network termination costs.................    --        --       --      (.2)
Reductions-in-force.......................   (1.6)     (3.1)    (3.0)   (1.6)
Content production........................    --        --       --      (.5)
Facility closing..........................    --        --       --      (.6)
Headquarters lease termination............    (.8)     (7.8)    (3.4)    --
Idle leased space at former headquarters'
 location.................................    --       (2.5)    (1.9)    --
                                           ------    ------  -------  ------
Subtotal, period expenditures.............   (2.4)    (13.4)    (8.3)   (2.9)
                                           ------    ------  -------  ------
Accrued restructuring costs at period
 end...................................... $ 11.5    $  7.9  $  10.5  $  5.0
                                           ======    ======  =======  ======

----------
(1) Opening balance represents the remaining balance of prior restructuring charges recorded by PSC and assumed by the Company at the time of the Prodigy Acquisition. Restructuring charges of $14.6 million were recorded by PSC in 1996 prior to the time of the Prodigy Acquisition. These restructuring charges included lease termination penalties and write-down of leasehold improvements at PSC's former headquarters' location as well as severance pay, early retirements and outplacement services in a reduction- in-force which affected 120 employees.

(2) In connection with the sale of its network, the Company incurred liabilities related primarily to early termination payments and other contractual obligations for certain non-cancelable network related agreements.
(3) The Company implemented restructuring plans in 1996 and 1997 intended to reduce costs through a reduction-in-force. Approximately 120 employees and 80 employees throughout the Company were terminated, respectively, in 1996 and 1997.
(4) The Company decided to discontinue the production of its own content and as a result recorded a charge of $.6 million to account for the employee termination costs and the costs to settle content related contractual obligations. Approximately 25 employees were terminated.
(5) The Company's offices in Massachusetts were closed and a charge of $1.6 million was recorded to account for the costs of employee terminations and lease cancellation. The terminated employees were involved with the Company's international operations and/or former headquarters management. Approximately 20 employees were terminated.
(6) Beginning in late 1996, the Company vacated 29% of its leased space at its former headquarters location. The cost of the lease attributed to the idle leased facility amounted to $2.5 million. The Company terminated its lease at this location and moved to a new facility effective January 1, 1998.

Incomplete Technology

  The Prodigy Acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated among tangible and intangible assets based on their respective fair market values. The fair value of intangible assets was determined using a risk adjusted discounted cash flow approach. Acquired incomplete technology was valued using a stage-of-completion approach. Specifically, the Internet technology acquired was evaluated through extensive interviews and analysis of data concerning the state of the technology and required development work. The evaluation assumed an average growth in the Company's Internet revenues of 49% per year, based on industry expectations at that time, a gross margin on Internet services ranging from 8% to 49% and sales and general and administrative expenses ranging from 10% to 27% of revenues. The assumptions used for purposes of the evaluation should not be construed as forecasts of the Company's future operating results. A discount rate of 35% was used in the evaluation, reflecting the difficulties and uncertainties in completing the development effort, the risks related to the viability and potential changes to target markets and the inherent uncertainty of predicting cash flows in the Internet industry. The Company estimated its stage-of-completion at the date of the Prodigy Acquisition to be 30%, based on costs incurred of $7.9 million and estimated costs to complete of $18.3 million. Actual operating expenses incurred subsequent to the Prodigy Acquisition, excluding costs of development, were lower than expected, although these cost savings were more than offset by lower than anticipated revenue from the Prodigy Internet service. Actual costs through September 30, 1998 were $252.7 million compared to projected costs of $633.3 million. Actual revenues through September 30, 1998 were $85.6 million compared to projected revenues of $516.2 million. Accordingly, actual costs through September 30, 1998 were $380.6 million less than projected costs for such period, and actual revenues through September 30, 1998 were $430.6 million less than projected revenues for such period. The net result of these variances has had an adverse impact on the expected return on investment. The technology had no alternative future use to the Company, inasmuch as the Company could not commercialize the technology in its existing form. The Company also had no other product, line of business or research and development in which the technology could be utilized. Therefore, the Company recognized a $20.9 million charge in June 1996 for the purchase of incomplete technology. See Note 1 to the Company's Consolidated Financial Statements.

  The purchased technology was incomplete because the majority of the coding, integration and testing of the product was incomplete. At the date of the Prodigy Acquisition (June 17, 1996), there were over 50 components that needed further development and integration before the Prodigy Internet service could reach technological feasibility. These components included applications for parental access control, browsing, searching, e-mail, the message board, menus, the navigational bar, the tool bar, code update mechanisms, authentication, registration, service access control and subscriber billing. The ability of the Company's Prodigy Internet development team to integrate these components into the Prodigy Internet platform was a crucial factor in reaching technological feasibility, and the ability to complete this integration had not been established as of the acquisition date. The Company has now successfully completed the further development necessary to complete and integrate the acquired technology. The cost of completing the development effort was approximately $6.8 million and involved approximately 470 person-months of work. The Internet technology is now being used within the Prodigy Internet service, which was launched in October 1996.

Former International Operations

  The historical results discussed above include the operating results of the Company's Africa and China operations, which began in late-1995 and mid-1996, respectively. The revenue and net loss from the Company's Africa and China operations were $7.0 thousand and $89.0 thousand, respectively, for the year ended December 31, 1995, $1.0 million and $2.7 million, respectively, for the year ended December 31, 1996, $3.2 million and $8.5 million, respectively, for the year ended December 31, 1997, $2.5 million and $8.1 million, respectively, for the nine months ended September 30, 1997 and $4.3 million and $2.4 million, respectively, for the nine months ended September 30, 1998. The Company sold its African cellular telephone operations in January 1997, determined to terminate its Chinese operations in December 1997, terminated its Chinese operations in March 1998 and sold its African Internet operations in October 1998. In 1997, the Company recorded a $.8 million loss on the sale of its African cellular telephone operations and a $2.4 million write-down of its investment in its African Internet operations to the estimated net realizable value. See "Corporate History and Certain Transactions--Prior Corporate History--Dispositions of Former International Operations".

Liquidity and Capital Resources

  Since formation, the Company has relied on private sales of equity securities (totaling $294.1 million through December 31, 1998) and borrowings to fund its operations. See "Corporate History and Certain Transactions--Prior Equity Financings". The Company has incurred significant losses since inception and, at September 30, 1998, had an accumulated deficit of $275.6 million, a working capital deficit of $18.9 million, current liabilities of $49.7 million and current assets of $30.8 million. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively, the Company incurred negative cash flow from operations of $2.4 million, $35.3 million, $114.0 million, $72.4 million and $49.2 million. Prior to its acquisition by the Company, PSC sustained losses and negative cash flow from operations which required continued funding by PSC's former owners, IBM and Sears, aggregating $1.3 billion as of June 16, 1996 (the day before the Prodigy Acquisition). See "Risk Factors--History of Losses".

  To fund operations, the Company borrowed $16.4 million from Banco Inbursa, S.A. ("Banco Inbursa"), an affiliate of Carso Global Telecom, in February 1998 and $5.7 million from Banco Inbursa in July 1998. The Banco Inbursa loans bore 9% interest and were due December 31, 1999. In July 1998, the Company borrowed $30.0 million from Bank of America National Trust and Savings Association ("Bank of America") and used the proceeds to repay $30.0 million of the $32.1 million then owed to Banco Inbursa. The Bank of America loan bore 6.5% interest, was guaranteed by Carso Global Telecom and was due August 14, 1998. The Bank of America loan was repaid with interest with a portion of the proceeds from the sales of Common Stock described in the following paragraph.

  In August 1998, Telmex purchased 6,125,000 shares of Common Stock from the Company for gross proceeds of $49.0 million, and in July 1998 Carso Global Telecom purchased 1,375,000 shares of Common Stock from the Company for gross proceeds of $11.0 million. The Company used a portion of the proceeds to repay amounts owed to Banco Inbursa and Bank of America in the aggregate amount of $32.1 million. See "Corporate History and Certain Transactions" and "Principal Stockholders".

  In August 1998, Carso Global Telecom agreed to provide the Company with a $35.6 million committed revolving line of credit entitling the Company to borrow, repay and reborrow amounts in minimum increments of $1.0 million prior to maturity on December 31, 1999. Advances are due 90 days after borrowing, but the Company is permitted to roll over advances into new advances at its election. Advances are unsecured and bear interest at the LIBOR rate plus between one and five percentage points (as negotiated on a case-by-case basis). As of December 31, 1998, no amounts were outstanding under the revolving line of credit. Carso Global Telecom is the Company's principal stockholder. See "Principal Stockholders".

  As a result of the Company's outsourcing arrangements, the Company has significantly reduced the level of capital expenditures needed in its operations. The Company's July 1997 network agreement with Splitrock eliminated the need for the Company to maintain and upgrade its own network. The Company's portal content agreement with Excite eliminated the need, beginning in April 1998, for internal development of content and Prodigy Internet customization and other programming projects. See "Business-- Principal Outsourcing Arrangements". The Company's capital expenditures for the nine months ended September 30, 1998 were $.4 million, primarily for the purchase of data processing equipment, compared to $1.4 million, $8.8 million and $8.6 million, respectively, for the years ended December 31, 1995, 1996 and 1997. The Company currently anticipates that its capital expenditures for the year ending December 31, 1999 will be approximately $11.0 million, principally for the purchase and implementation of a new member management system with enhanced customer care, data mining and marketing program management capabilities, the purchase and implementation of a new accounting and financial reporting system and the purchase of new equipment for Prodigy Internet.

  At December 31, 1998, the Company had available cash of $11.0 million. The Company is currently experiencing substantial negative cash flow each month and expects to continue to experience negative cash flow through at least the end of 1999. The Company's future financing requirements will depend on a number of factors, including the Company's operating performance and increases in operating expenses associated with growth in the Company's business. Based on its current operating plan, the Company believes that the net proceeds from the Offering, together with its existing cash and available financing under its revolving credit facility with Carso Global Telecom, will be sufficient to meet its anticipated cash requirements for at least the next twelve months. The Company has made no arrangements to obtain additional financing, other than pursuant to the Carso Global Telecom credit facility, and there can be no assurance that adequate additional financing on acceptable terms will be available when needed, if at all. The unavailability of sufficient financing when needed would have a material adverse effect on the Company. See "Risk Factors--Need for Additional Financing".

Year 2000 Compliance

  The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in other normal business activities. The Company maintains various internal computer systems and equipment and contracts with third-party vendors for the provision of computerized customer billing, network operation, Prodigy Internet service content and certain other information technology and other services.

  The Company is currently incurring costs to resolve the potential impact of the year 2000 on the processing of date-sensitive information by the Company's internal computer systems and equipment and the computer systems and equipment of the third-party vendors on which the Company's business relies. The Company has established a Year 2000 project office staffed by Company personnel and assisted by a consulting firm.

  The Company has completed an inventory of substantially all of its internal systems and programs related to both the delivery of the Prodigy Internet service and the daily operations of the business. Based on its preliminary analysis, the Company estimates that it will spend approximately $9.5 million through the end of 1999 to remediate potential Year 2000 problems with its internal systems and to purchase and implement a new member management system with enhanced customer care, data mining and marketing program management capabilities that will replace a system that is not Year 2000 compliant. Prodigy Classic is not Year 2000 compliant and the Company intends to discontinue Prodigy Classic in the fourth quarter of 1999. See "Risk Factors-- Impact of Planned Termination of Prodigy Classic Service".

  The Company is developing contingency plans in the event that any critical service component or business process fails due to a Year 2000 problem. The Company expects to complete contingency planning by mid-1999. With respect to critical third-party vendor systems, (i) Splitrock has publicly reported that substantially all of its information and non-information technology systems are Year 2000 compliant (and that upgrades are available for those systems that are not Year 2000 compliant that will enable Splitrock to be Year 2000 compliant by mid-1999),
(ii) Excite has publicly reported that it believes there are no significant Year 2000 issues within its proprietary systems or services (although Excite has not yet fully evaluated the Year 2000 compliance status of the third-party equipment and software it utilizes, or of its vendors, joint venture partners and content partners), and (iii) Prodigy's billing provider has committed to making its billing system Year 2000 compliant. There can be no assurance that the Company will be able to address, in a timely fashion, all potential Year 2000 problems, or that the systems of the third-party vendors upon which the Company's business relies (and the maintenance and operation of which are not within the control of the Company) will be Year 2000 compliant or will become Year 2000 compliant in a timely manner. Any Year 2000 problems could impact the provision of products or services to the Company's customers and could subject the Company to the risk of litigation, lost revenues and loss of current or future customers.

Recently Issued Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), effective for years beginning after December 15, 1997. SFAS 131 requires that a company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. SFAS 131 also requires revenues from products or services, countries where the company has operations or assets and major customers to be reported. The Company does not believe implementation of SFAS 131 will have a material impact on its consolidated financial statements.

  In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance on applying generally accepted accounting principles in addressing whether and under what condition the costs of internal-use software should be capitalized. SOP 98-1 is effective for transactions entered into in fiscal years beginning after December 15, 1998, but earlier adoption is encouraged. The Company adopted the guidelines of SOP 98-1 as of January 1, 1998. Adoption of SOP 98-1 did not have a material impact on the Company's consolidated financial statements.

  In April 1998, the AcSEC issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. Initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principles, as described in Accounting Principles Board
(APB) Opinion No. 20, "Accounting Changes". When adopting SOP 98-5, entities are not required to report the pro forma effects of retroactive application. The Company does not believe implementation of SOP 98-5 will have a material impact on its consolidated financial statements.

                                   BUSINESS

  Prodigy is a leading nationwide ISP that provides fast and reliable Internet access and related value-added services. Prodigy has nationwide brand recognition and customer acquisition channels not available to regional and local ISPs, and utilizes a nationwide network covering over 600 cities in all 50 states allowing approximately 83% of the United States population to access Prodigy's services with a local telephone call. Combining these strengths with Prodigy's scalable technology has enabled the Prodigy Internet service to achieve one of the fastest subscriber growth rates among U.S. ISPs, with the number of billable subscribers to Prodigy Internet (including migration from Prodigy Classic) increasing from 221,000 at December 31, 1997 to 505,000 at December 31, 1998. The total number of billable subscribers to Prodigy Internet and Prodigy Classic increased from 615,000 at December 31, 1997 to 671,000 at December 31, 1998. Prodigy Internet enables the Internet to be used as a productivity tool by allowing subscribers to obtain and communicate desired information quickly and efficiently in an easy and personalized manner. Prodigy Internet users receive fast and reliable access to the Internet, Prodigy-branded content powered by Excite and other Prodigy member services. Prodigy is in the process of expanding its Web hosting and electronic commerce activities for business customers, and believes that its extensive experience in operating a large data center with electronic commerce applications positions it well for growth in these areas. Prodigy is also in the process of evaluating and introducing other consumer value-added services, such as the co-branded marketing of paging, long-distance and cellular telephone services, Internet-based telephony and fax services and online bill presentment.

  Prodigy has been an online pioneer since its inception in 1984. Prodigy's original online service, now called Prodigy Classic, was launched as the world's first consumer-focused online service in 1988 and achieved national distribution in 1990. Prodigy Classic featured custom content, e-mail and chat capabilities and was based on proprietary technologies. In October 1996, the Company launched Prodigy Internet, an open standards-based Internet access service. Since the autumn of 1997, the Company has focused on expanding Prodigy Internet's subscriber base and introducing additional value-added services. The Company has also made strategic decisions to outsource its network, discontinue its development of custom content and use multiple vendors for outsourced customer service functions. As a result of these initiatives, the Company has substantially reduced its fixed operating costs and headcount and now has a business and operating model that it believes can accommodate sustained subscriber growth on a cost-effective basis without significant capital expenditures.

Industry Background

 Growth of the Internet and Electronic Commerce

  The Internet is a collection of computer networks that links millions of public and private computers to form the largest computer network in the world. It has become an important global medium enabling millions of people to obtain and share information and conduct business electronically, and a critical tool for information and communications for many users. The Internet has grown rapidly in recent years both in terms of the number of Web users and the number of Web sites. IDC estimates that at the end of 1997 there were over 38 million Web users in the United States and over 68 million worldwide, and projects that by the end of 2002 the number of Web users will increase to over 135 million in the United States and over 319 million worldwide. The growth in the number of Web users and the number of Web sites is being driven by a number of factors, including the large and growing installed base of personal computers, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier access to the Internet and the increasing importance of the Internet as a communications medium, an information resource and a sales and distribution channel.

  For many businesses, the Internet has created a new communications and sales channel enabling large numbers of geographically dispersed organizations and consumers to be reached quickly and cost-effectively. IDC estimates that the number of consumers buying goods and services on the Internet will grow from
17.6 million in 1997 to 128.4 million in 2002, and that the total value of goods and services purchased over the Internet will increase from approximately $12 billion in 1997 to approximately $426 billion by 2002.

 Evolution of the Internet Services Market

  Today, the Internet services market consists primarily of Internet access. Access services include dial-up access for individuals and small businesses and high-speed dedicated access primarily for larger organizations. Forrester projects that revenues from Internet access services in the United States will grow from $5.8 billion in 1997 to $38.1 billion in 2002. The rapid development and growth of the Internet has resulted in a highly fragmented industry, consisting of more than 5,000 ISPs in the United States, most of which operate as small, local businesses. The Internet services industry is expected to undergo substantial consolidation, especially among mid-sized ISPs, over the next few years. ISPs vary widely in geographic coverage, customer focus and the nature and quality of services provided to subscribers. Relatively few ISPs offer nationwide coverage, have a brand name with nationwide recognition or have the ability to grow significantly without additional investment in infrastructure. ISPs may concentrate on specific types of customers that differ from the target markets of other ISPs. Services offered by ISPs can range from simple dial-up access to highly organized, personalized access coupled with value-added services. The Company believes that consumers are generally focused on speed and reliability of access, ease of use, customer service and price as they evaluate an ISP. In addition to speed and reliability of access, the Company believes many business customers want all their Internet-based requirements, such as access, Web hosting and electronic commerce applications, met by a single provider.

  Internet operations, including Web hosting and electronic commerce, are increasingly becoming mission-critical to an enterprise's commercial and communications operations. However, many businesses lack the resources and expertise to develop, maintain and enhance, on a cost-effective basis, the facilities and network systems necessary for successful Internet operations. As a result, businesses increasingly seek outsourcing arrangements to enhance Web site reliability and performance, provide continuous operation of their Internet solutions and reduce related operating expenses. By outsourcing these services, companies can focus on their core competencies rather than utilizing their resources to support Internet operations. Forrester projects that Internet hosting revenues will increase from approximately $400 million in 1997 to $10.5 billion in 2002.

  As a result, there is increasing demand for ISPs to offer "turnkey" electronic commerce services. An increasing number of ISPs are beginning to supplement their basic Internet access services with a variety of commercial services that facilitate electronic commerce, such as Web hosting, bill presentment, co-location and other value-added services. Such services expand an ISP's potential revenue streams from basic monthly access fees to other fees such as set-up and maintenance charges. In addition to services that enable electronic commerce, some larger and more sophisticated ISPs are beginning to market other value-added services, such as paging, long-distance and cellular telephone services, to both consumers and business customers nationwide.

The Prodigy Solution

  The Company currently provides fast and reliable Internet access and certain value-added services. The Company intends to meet the rapidly changing needs of its customers by offering new products and additional value-added services as demand arises. The Company believes the following competitive strengths will position Prodigy to meet this goal:

  Nationwide Brand Name Recognition. Since the introduction of its original service in 1988, Prodigy has established substantial nationwide brand recognition that the Company believes offers a significant competitive advantage in attracting new subscribers to its services. The Company uses a variety of advertising, promotional and distribution channels to leverage the equity of its brand name, one of the oldest and best-known in the Internet industry. The Company launched the Prodigy Internet service in October 1996 as a productivity tool dedicated to the Internet and designed to make a user's experience simpler and more rewarding. The Company believes the strength of the Prodigy brand has enhanced the market positioning of Prodigy Internet and facilitated the rapid growth in the number of Prodigy Internet subscribers.

  Nationwide Customer Acquisition Channels. The Company has in place a variety of nationwide customer acquisition channels, including: bundling with PCs shipped by leading PC manufacturers; the Microsoft relationship described below; Web-based marketing; retail channels; direct mail and telemarketing; and migration of subscribers from Prodigy Classic to Prodigy Internet. Many of Prodigy's customer acquisition channels are not available to regional and local ISPs who lack the required nationwide presence. The Prodigy Internet software is pre-loaded on the hard drives of selected PC models shipped by many leading PC manufacturers and is included in the online services folder of every copy of the Windows 98 and Windows 95 (OSR 2.5 release) operating systems shipped by Microsoft for sale in retail channels or for loading on new PCs. See "-- Customer Acquisition and Marketing".

  Scalable Business Model. Since the autumn of 1997, Prodigy has created a business and operating model that it believes can accommodate sustained subscriber growth on a cost-effective basis without significant capital expenditures. Prodigy has outsourced the major capital and labor intensive functions to organizations that can provide scalable and dependable network coverage, customer service and organized content. Prodigy's outsourcing arrangements enable it to rely on the resources of other organizations while drawing on its own past experience to manage these services. As a result, the principal costs of servicing new subscribers, network usage and telephone customer service, are variable and generally increase only as the subscriber base increases. In addition, Prodigy's e-mail and customer authentication systems have been developed in-house to support a large number of customers, and Prodigy's existing data hosting facilities have the capacity to support millions of additional subscribers. See "Business".

  Fast and Reliable Service. The Prodigy Internet service offers fast and reliable Internet connections. Prodigy Internet subscribers have direct Internet access at speeds of up to 56 kbps (kilobits per second). Inverse Network Technology Inc. ("Inverse") is an independent Internet testing group that measures and reports eight parameters of ISP network performance. Since completion of the network used by the Company in May 1998, Inverse has given Prodigy Internet ratings of A+ or A for 24-hour call failure rate for each of the months of May through December 1998, which ratings exceeded or equalled the comparable overall industry rating given by Inverse based on 13 major providers of Internet access services, except that Prodigy Internet received a B rating compared to an overall industry rating of A for October 1998. The Company believes call failure rate is the most important network measure in terms of customer satisfaction. Overall, Prodigy Internet exceeded or equalled the comparable industry rating given by Inverse in at least six of the eight parameters for each of the months of May through December 1998. For a fuller discussion of network performance and the Inverse reports, see "--Network and Related Infrastructure--Reliability and Availability". In October 1998, J.D. Power and Associates, an independent market research firm, announced that Prodigy Internet had been ranked third in overall customer satisfaction based on a nationwide survey of users of the five largest national ISPs, representing approximately 52% of the U.S. Internet/online access market.

  Nationwide Network Coverage. The network used to offer the Prodigy Internet service covers over 600 cities in all 50 states. The network is able to provide dial-up access, with a local telephone call, to approximately 83% of the households in the United States. Prodigy also offers network access via an 800 telephone number for $.10 per minute without an additional enrollment charge. See "--Network and Related Infrastructure".

  Superior Customer Experience. In addition to offering an easy-to-use interface and extensive personalization, the Company believes Prodigy Internet offers a productive and rewarding customer experience. The Company's customer services include toll-free telephone support, various online support options and an online "members helping members" program. The Company distributes its customer service calls over multiple outsourcing partners to reduce call waiting times. The Company has developed proprietary filters to limit unsolicited commercial e-mail, or "spam", sent by or addressed to subscribers. The Company accepts banner advertisements and sponsorships but limits pop-up advertisements and intercept screens so that the revenue opportunity from advertising is balanced against an enhanced customer experience. The Company also offers the Prodigy Value Center, which rewards subscribers for their loyalty. See "--Products and Services".

Business Strategy

  Prodigy's objectives are to strengthen its position as a leading nationwide ISP and to expand the range of services it offers and markets it serves. See "Risk Factors--Risks of New Services and Markets; Failure to Implement Business Strategy". Key elements to the Company's business strategy include:

  Leverage Strong Brand Name. The Company intends to increase its brand equity by promoting the recognition and positive perceptions of the Prodigy brand, partly through increased marketing and advertising activities. See "Use of Proceeds". The Company is leveraging the Prodigy brand name to encourage Prodigy Classic subscribers to migrate to Prodigy Internet, expand its other customer acquisition activities, offer new services and enter new markets.

  Introduce New Services. The Company is seeking to expand its Web hosting business and introduce additional value-added services. The Company's strategy is to introduce value-added services for business customers that will also be attractive to consumers. For example, in September 1998 the Company launched co-branded paging services in partnership with SkyTel Communications, Inc. ("SkyTel"). The Company is also pursuing a variety of other value-added services, such as the co-branded marketing of long-distance and cellular telephone services, Internet-based telephony and fax services and online bill presentment. In January 1999, Prodigy entered into a non-binding letter of intent with Frontier Communications Services Inc. ("Frontier") to market and promote Frontier's long-distance and other mutually agreed telecommunications services to Prodigy's members. The Company is enhancing its data mining capabilities to enable targeted sales and marketing of value-added services to existing subscribers. In addition, the Company plans to expand its electronic commerce activities and introduce broadband services. Prodigy already provides the fundamental elements of electronic commerce, and Prodigy's strategy is to provide turnkey solutions for electronic commerce. Prodigy's broadband strategy is designed to provide business customers with a suite of Internet access and value-added services. See "--Products and Services".

  Enter New Markets. The Company intends to leverage its brand recognition to expand beyond its existing consumer market to include small and medium sized businesses. The first services offered in this area will be targeted to small-office/home-office ("SOHO") customers and will include dial-up Internet access, Web hosting, communications provisioning and related services. See "Business--Business Services". On January 25, 1999, Prodigy and Telmex executed an agreement pursuant to which Prodigy will provide Telmex with advice and assistance with respect to Telmex's IDP subscribers in exchange for a management fee. See "Business--Products and Services--Spanish-Speaking and Hispanic Market". Telmex, which made a significant equity investment in the Company in August 1998, is the leading provider of local and long-distance telephone services in Mexico and the largest ISP in Mexico. See "Principal Stockholders". The Company is also seeking a partner with whom to offer a Spanish language portal to the Internet, which the Company believes will be attractive to Spanish-speaking and Hispanic Internet users. See "--Products and Services--Spanish-Speaking and Hispanic Market".

  Evaluate Acquisition Opportunities. The Company evaluates acquisition opportunities on an ongoing basis and at any given time may be, and at the present time is, engaged in discussions with respect to possible acquisitions or other business combinations. The Company may seek strategic acquisitions that can complement the Company's current or planned business activities, particularly the expansion of value-added services such as Web hosting. The Internet services industry is expected to undergo substantial consolidation over the next few years, and the Company may also seek to acquire other ISPs as an additional means of customer acquisition or entry into new markets.

Products and Services

 Prodigy Internet

  Prodigy Internet is an open standards-based Internet access service. The Prodigy Internet service combines the depth and breadth of the Internet with the ease of use and organization of a traditional online service. Prodigy Internet users receive fast and reliable access to the Internet, Prodigy-branded content powered by Excite and other Prodigy member services. See "-- Principal Outsourcing Arrangements--Excite".

  As of December 31, 1998, there were 505,000 billable subscribers to the Prodigy Internet service. The Company includes as Prodigy Internet subscribers all subscribers who are enrolled in a Prodigy Internet/Prodigy Classic combination plan (134,000 at December 31, 1998). See "Risk Factors--Impact of Planned Termination of Prodigy Classic Service".

  The Prodigy Internet service provides subscribers with direct, high-speed Internet access, an electronic mailbox enabling subscribers to send and receive an unlimited number of text, graphics and multimedia messages, and disk space on Prodigy's servers to host a personal Web page. Prodigy Internet also offers: (i) Prodigy-branded Web content, as selected, organized and edited by Excite into a series of 13 "channels" covering topics such as Autos, Business & Investing, Travel and Shopping; (ii) a personalized home page for each subscriber which includes personalized news services, stock portfolios, weather, local TV listings and sports scores; (iii) customer service and online member support, including help files, tutorials and other online educational tools; (iv) content generated by community members using communication tools such as chat, message newsgroups and Web pages; and (v) access to online transactions on the Web.

  The Prodigy Internet service is compatible with Internet standards and protocols. Standardization of both Prodigy Internet's content and network permits use of industry-standard client/server software. Unlike some online services that use proprietary protocols, Prodigy Internet merges seamlessly with Web content and can be regularly updated to incorporate advances in Internet technologies, such as new browsers, RealAudio and security devices for electronic commerce. Prodigy Internet is compatible with Microsoft Internet Explorer and Netscape Navigator on the Windows 98, Windows 95 and Windows 3.1 operating systems and on Macintosh computers. Microsoft Internet Explorer is the primary browser shipped on disks that contain the Prodigy Internet software.

  The price plans for the Prodigy Internet service vary among acquisition channels and target market segments and are subject to change. Prodigy Internet's principal price plans currently are (i) $19.95 per month for unlimited usage with a 30-day money back guarantee, (ii) a discounted prepaid annual plan of $189 for one year of unlimited usage (equivalent to $15.75 per month), (iii) $9.95 per month for three months of unlimited usage, then $19.95 per month thereafter, and (iv) a free trial (for 30 to 60 days) with unlimited usage and $19.95 per month thereafter. In many distribution channels, Prodigy is replacing free trial programs with money-back guarantees in order to attract enrollees who are less likely to terminate service.

 Prodigy Classic

  The Prodigy Classic service, launched in 1988 as the world's first consumer-focused online service, is based on a proprietary architecture and technologies. Prodigy Classic offers most basic Internet capabilities, including e-mail exchange, newsgroup support and Web browsing, as well as proprietary content developed by or with third-party content providers such as Dow Jones and Associated Press. Prodigy Classic's implementations of these Internet functions predate current Internet standards and are not readily upgradable, and the Company has determined not to make Prodigy Classic Year 2000 compliant. The Company intends to discontinue Prodigy Classic in the fourth quarter of 1999. See "Risk Factors--Impact of Planned Termination of Prodigy Classic Service". Prodigy Classic is no longer marketed actively, although new enrollments continue to occur as a result of residual marketing efforts. The Company encourages migration with targeted pricing offers, special hardware upgrade promotions and the introduction of features and functions that have contributed to the retention of Prodigy Classic subscribers. See "--Customer Acquisition and Marketing--Migration from Prodigy Classic". As of December 31, 1998, there were 166,000 billable subscribers to the Prodigy Classic service.

  Prodigy Classic's principal price plans currently are $19.95 per month for unlimited usage or $9.95 per month for five hours of usage with additional time billed at $2.95 per hour. In order to encourage existing Prodigy Classic subscribers to trial and convert to the Prodigy Internet service, Prodigy also offers a plan that provides unlimited usage of both Prodigy Classic and Prodigy Internet for a monthly fee of $19.95 or under a discounted prepaid annual plan of $189 for one year of unlimited usage.

 Consumer Value-Added Services

  The Prodigy Shopping Mall currently provides links to over 150 Web-based stores and retailers, including Amazon.com, JCPenney, PC Flowers and Gifts, Godiva Chocolate, CD Now, FAO Schwarz and Omaha Steaks. In September 1998, the Company launched co-branded paging services in partnership with SkyTel. Over the next six to nine months, the Company plans to roll out additional consumer value-added services, such as the co-branded marketing of long-distance and cellular telephone services, Internet-based faxing, online billing services, the online procurement of additional goods and services and premium services such as multiple mailboxes. In January 1999, Prodigy entered into a non-binding letter of intent with Frontier to market and promote Frontier's long-distance and other mutually agreed telecommunications services to Prodigy's members. In November 1998, the Company entered into an agreement with JFAX Communications, Inc. to provide Prodigy subscribers with integrated fax, voice mail and e-mail messaging solutions. To enable targeted sales and marketing of value-added services to existing subscribers, the Company is enhancing its data mining capabilities. There can be no assurance Prodigy will be successful in offering additional consumer value-added services. See "Risk Factors--Risks of New Services and Markets; Failure to Implement Business Strategy".

 Business Services

  Prodigy has formed a business services division, called the Prodigy Business Services Group, to develop and market Internet-based services to commercial and business entities. These services are planned to include Internet access, basic and enhanced hosting services and broadband services. The Company also plans to extend its Web hosting activities to include hosting of intranets and extranets for businesses and electronic commerce sites. Prodigy initially plans to target its business services to the SOHO market in specific regions of the United States. Although Prodigy does not currently provide any business services, other than Web hosting to a limited number of customers, the Company has recently entered into several agreements to enable Prodigy to begin to offer additional business services. In November 1998, the Company entered into an agreement permitting the Company to resell co-branded intranet services provided by Hotoffice. In December 1998, Prodigy became a channel partner in Hewlett-Packard's Covision program, which integrates Internet-based business applications, Hewlett-Packard computer technology and services from systems integrators and ISPs, and began to market these services to its business customers. In addition, the Company has appointed various Web site design and development companies as authorized resellers of Prodigy's Web hosting services. There can be no assurance Prodigy will be successful in offering business services. See "Risk Factors--Risks of New Services and Markets; Failure to Implement Business Strategy".

  Prodigy was a pioneer in electronic commerce through its establishment of standards and creation of applications that facilitated online shopping and transacting, such as online banking and securities trading. Prodigy currently has the capability to provide the fundamental elements of electronic commerce--Web hosting, hosting of intranets/extranets and high-speed dial access. Prodigy's strategy is to provide turnkey solutions for electronic commerce. Electronic commerce applications that Prodigy plans to roll out during 1999 include electronic "shopping carts", order processing and tracking, online bill presentation and payment processing, co-location hosting and, in conjunction with partners, consulting and integration services for complex and large electronic commerce sites.

  Prodigy's broadband strategy is designed to provide business customers with a suite of Internet access and value-added services in conjunction with selected technology and marketing partners. Commencing in 1999, the Company plans to introduce fractional T1, T1, DS-3 frame relay and ATM (Asynchronous Transfer Mode) services. Commencing in 1999, Prodigy also plans to market VPN (Virtual Private Networks) capability and Internet-based voice and fax services for businesses. Splitrock does not currently support the broadband applications the Company plans to offer. The Company is in discussions with Splitrock and others to support various broadband applications, but there can be no assurance the Company will reach agreement with Splitrock or any other party regarding additional broadband services. See "--Network and Related Infrastructure".

 Spanish-Speaking and Hispanic Market

  Prodigy plans to market Internet services to Spanish-speaking and Hispanic customers in the United States. According to United States census data, there are approximately 17 million persons in the United States age 5 or older who speak Spanish at home, and a total of approximately 28 million U.S. residents are identified as Hispanic. Prodigy believes this market is not currently being targeted by any other nationwide ISP. In addition, the Company is seeking a partner with whom to offer a Spanish language portal to the Internet. Although the Company has not yet identified or reached agreement with a partner, the Company believes that a Spanish language portal, once offered, will be attractive to Spanish-speaking and Hispanic Internet users.

  Telmex is the largest ISP in Mexico and had approximately 110,000 billable subscribers to its Internet Directo Personal ("IDP") online service at December 31, 1998. Telmex has advised the Company that IDP subscribers currently generate average monthly revenue of approximately 200 pesos per subscriber (approximately $20 per subscriber based on the current peso/dollar exchange rate). On January 25, 1999, Prodigy and Telmex executed an agreement under which: (i) Prodigy will assist Telmex in the negotiation of agreements with service providers for Telmex's IDP service in Mexico pertaining to network/Internet access, Web hosting, customer service, content hosting, billing, marketing, sales and data collection services; (ii) Prodigy will advise Telmex on customer service, administrative functions and technical operations, including marketing, Internet connection and other network services, content, customer support, pricing and service composition, billing and collection, inbound telemarketing and other aspects of the ISP business;
(iii) the parties will discuss the potential migration of certain IDP infrastructure functions, including email, subscriber management and authentication systems, for Telmex's IDP subscribers to the Prodigy infrastructure platform, and the advisability of offering a co-branded IDP/Prodigy service in Mexico; and (iv) the parties will pursue additional opportunities, such as providing services to one another and the joint acquisitions of subscribers. In exchange for Prodigy's services, Telmex will pay Prodigy a management fee, on a monthly basis, equal to 15% of the net subscriber revenue (defined as the invoiced sales price less discounts, excise taxes and credits for returns) on the first 200,000 IDP subscribers and 10% of the net subscriber revenue (as defined above) on additional IDP subscribers. The agreement has a term of five years and may be terminated by Telmex if Prodigy undergoes a change of control.




  Telmex is the leading provider of local and long-distance telephone services in Mexico and is the principal full-service telecommunications provider in Mexico. Telmex owns the nationwide network of local telephone lines and the principal public long-distance telephone transmission facilities in Mexico, and has built a nationwide data transmission network. Based on total assets at December 31, 1997, Telmex was the second-largest company in Mexico and the largest company listed on the Mexican Stock Exchange. Telmex was the state-owned monopoly telephone company in Mexico until 1990, when it was privatized and sold to an investor group led by Grupo Carso, S.A. de C.V. (which subsequently spun-off its interest to Carso Global Telecom), Southwestern Bell Corporation (currently known as SBC Communications Inc.) and France Telecom, the French state-owned telecommunications company. Telmex is currently controlled by Carso Global Telecom, the Company's principal stockholder. Upon completion of the Offerings (at an assumed initial public offering price of $13.50 per share), Carso Global Telecom and Telmex will collectively own 69.2% of the Company's outstanding Common Stock. See "Principal Stockholders".

Customer Acquisition and Marketing

  Prodigy utilizes a variety of customer acquisition channels and focuses on the lowest-cost and most efficient channels, such as PC bundling. The Company believes that the strong brand recognition of the Prodigy name among consumers and the nationwide reach of the network utilized by the Company provide the Company with access to customer acquisition channels not available to local and regional ISPs.

  The Prodigy Internet service is marketed through a variety of media vehicles, including television and radio advertising. See "Use of Proceeds". Prodigy Internet's target audiences are: (i) purchasers of new desktop consumer PCs, (ii) existing subscribers to online services who may be interested in moving to an ISP and (iii) existing ISP subscribers who are dissatisfied with their current service or attracted to the performance and features of Prodigy Internet. The Company believes that the first target segment listed gives Prodigy effective access to both first-time Internet users, who may be attracted by Prodigy Internet's ease-of-use, customer service and online assistance, and existing Internet access subscribers who, in conjunction with the purchase of a new PC, may be willing to switch to Prodigy Internet. The Company believes that consumers in the second and third target segments listed above are less likely to switch back from Prodigy Internet to another ISP, are less price sensitive and are more receptive to value-added services.

  Prodigy's marketing efforts position the Prodigy Internet service as a productivity tool to help users obtain and communicate desired information quickly and efficiently. Marketing themes emphasize that the Prodigy Internet service is superior in terms of connectivity (availability and reliability), speed (up to 56 kbps), technology (digital switched ATM in most major markets) and navigation and personalization (via the co-branded Prodigy/Excite content services). See "--Products and Services" and "--Network and Related Infrastructure".

  PC Bundling. The Prodigy Internet service is bundled with PCs under arrangements where the Company pays a negotiated fee to the PC manufacturer only if a subscriber enrolls from the PC distributed by the manufacturer. PC bundling is an attractive acquisition channel because the supplier bears the distribution cost and it reaches many more potential subscribers than could be reached through most other acquisition channels. The Prodigy Internet software is pre-loaded on the hard drives of selected PC models shipped by Packard Bell/NEC, Hewlett-Packard, IBM, Gateway 2000, Sony and Acer. See "Risk Factors--Dependence on PC Bundling and Microsoft Relationship".

  Microsoft Relationship. Microsoft includes the Prodigy Internet service in the online services folder of every copy of the Windows 98 and Windows 95 (OSR
2.5 release) operating systems shipped by Microsoft for sale in retail channels or for loading on new PCs. Prodigy Internet, Microsoft Network, America Online, CompuServe and AT&T WorldNet are the only services in the online services folders of Windows 98 and Windows 95 (OSR 2.5 release). The Prodigy Internet service is also included in Microsoft's ISP Internet Referral Service Program. The Company believes that these arrangements enhance Prodigy's nationwide brand presence. See "Risk Factors--Dependence on PC Bundling and Microsoft Relationship".

  Web-Based. Prodigy maintains a Web site (www.prodigy.com) that provides Internet users with the opportunity to learn about and enroll in the Prodigy Internet service. Prodigy also has performance-based arrangements with several leading Internet advertising companies, including Cyber Gold, DoubleClick Direct, Net Creations and News America Digital Corporation. In addition, as part of its Excite arrangements, approximately nine million Prodigy banner ad impressions appear each month throughout Excite's Web site to promote Prodigy Internet to non-subscribers. The Company believes these banner advertising and other programs help target the "switcher" audience.

  Retail. Prodigy has relationships with major retailers in the computer, software and consumer electronics areas, including Best Buy, Blockbuster Video, Circuit City, Electronics Boutique, Micro Center and Staples. The Prodigy Internet software is currently available at approximately 6,000 retail outlets nationwide, and will be the first Internet service marketed to Staples customers in all 900 Staples retail stores nationwide. These relationships typically entitle Prodigy to establish displays containing software, along with incentive applications such as free games and shareware, in prime locations next to cash registers. Prodigy supports these relationships through the use of bounty programs, cooperative advertising, joint promotional events and manufacturer development funds. Prodigy also maintains a Prodigy Pro Program that provides information, incentives and access to the Prodigy Internet service to over 4,000 retail sales people in partner stores. Prodigy is currently exploring expanded distribution through additional retailers, including music stores, video rental chains, book stores and online retailers. Lycos provides the search engine and portal for subscribers to Prodigy Internet who enroll through Blockbuster Video as the result of a separate agreement between Blockbuster Video and Lycos.

  Direct. Prodigy pursues highly targeted and prequalified audiences in its direct mailing and telemarketing efforts. Prodigy's direct mail is targeted to highly-qualified prospects, such as known Internet users and new PC purchasers. Prodigy's inbound telemarketing program fulfills customer orders, 24 hours a day, 7 days a week, 365 days a year, via a toll-free telephone number (1-800-PRODIGY) which is widely promoted. Prodigy's outbound telemarketing programs focus on the reacquisition of recently disconnected members. Prodigy's telemarketing services, inbound and outbound, are outsourced. Prodigy maintains an online, member-assisted referral program in which existing subscribers receive account credits for signing up new members.

  Migration from Prodigy Classic. Prodigy acquires additional subscribers to the Prodigy Internet service who migrate from Prodigy Classic. Prodigy encourages migration with targeted pricing offers, special hardware upgrade promotions and the introduction of features and functions that have contributed to the retention of Prodigy Classic subscribers, while emphasizing that the Prodigy Internet service provides direct and reliable Internet access. Because a substantial portion of the remaining Prodigy Classic subscribers lack the minimum hardware requirements for the Prodigy Internet service, in the fourth quarter of 1997 Prodigy initiated special hardware discounts in conjunction with PC and modem suppliers to encourage migration to the Prodigy Internet service. As of December 31, 1998, 146,000 of the Prodigy Internet billable subscribers had migrated from Prodigy Classic (most of whom are enrolled in a Prodigy Internet/Prodigy Classic combination plan), and there were 166,000 remaining billable subscribers to Prodigy Classic. The Company intends to discontinue Prodigy Classic in the fourth quarter of 1999. See "Risk Factors--Impact of Planned Termination of Prodigy Classic Service".

  Retention Programs. Prodigy also develops programs to encourage conversion from trial to paying status and improve customer retention. Typical conversion promotions are designed to induce usage because usage is a primary determinant of conversion. For example, in February 1998, Prodigy launched an e-mail promotion that featured prizes such as Palm Pilots and software titles. The promotion was entered by approximately 10,000 trialers whose average usage doubled during their trial period. In June 1998, Prodigy introduced the Personal Value Center, a member loyalty program designed to increase knowledge and usage of the Web for transactions and other services. Through the Personal Value Center, Prodigy members can earn "points" based on usage and redeem such points for gift certificates at selected retail stores. Prodigy plans to extend the Personal Value Center to travel services and other merchandise. The Company also uses incentives to retain subscribers who might otherwise terminate service.

Customer Service

  Prodigy's customer service programs are designed to contribute to member satisfaction and retention, while controlling costs, by combining selective outsourcing with in-house services. Prodigy believes that its customer service programs, coupled with new release management which is both member-sensitive and market responsive, have positioned Prodigy to provide customer support services that are efficient and scalable for future growth.

  Telephone Support. Prodigy outsources its first contact, toll-free telephone support to various vendors that provide support 365 days per year, 20 hours per day (support is not available from 3:00 a.m. to 7:00 a.m., Eastern time). Customers are assisted with Prodigy software installation, enrollment questions, account management concerns, service access problems and disconnect requests. By using multiple vendors, Prodigy is able to direct customer traffic flow volumes on short notice, which Prodigy believes creates a competitive environment and results in enhanced quality, performance and pricing. Geographic distribution of call centers allows for uninterrupted service to Prodigy's member base in the event of regional disasters. The Company currently outsources its telephone support services to Ron Weber and Associates, EnvisioNet, Softbank Services Group, SPS Payment Systems and Stream.

  In-House Customer Support and Systems. Prodigy maintains an online member services content area that provides a variety of support options to all members, including real-time chat, instant messaging, newsgroups, message boards, e-mail, and fax back. Prodigy has integrated comprehensive help, tutorials, advisories, frequently asked questions and tips online. Prodigy also has an online "members helping members" program, in which selected subscribers receive nominal monthly compensation in exchange for providing personalized responses to members posting inquiries on newsgroups and message boards. Prodigy's customer service organization monitors customer service vendor performance with quantitative metrics (including average wait time, first call resolution rate and abandon rate) and qualitative controls (including call monitoring). Prodigy also has technically-trained customer service representatives to call subscribers with unresolved problems.

  Prodigy maintains detailed customer records and documents each customer request in a problem tracking system. This system allows recurring problems to be identified and communicated to the appropriate internal Prodigy function for resolution. Prodigy maintains a Web-based database that is accessible by all vendor and employee customer service representatives on a real-time basis to help ensure delivery of customer service in a consistent manner regardless of where the contact is handled.

  Billing. Prodigy's customer billing system and services are outsourced to CSG Systems, Inc. ("CSG"). CSG's billing system is highly customized and flexible and supports prompt pricing changes. CSG provides credit card and paper billing, transaction processing and check handling. A substantial majority of Prodigy's current subscribers are billed through pre-authorized credit card charges, while the remainder are issued invoices. See "--Principal Outsourcing Arrangements--CSG".

Technology

  Prodigy has been a technology pioneer in the online industry since its formation in 1984 and introduced many concepts that would later be adopted for the Web. Continuing this pioneering heritage in the Internet industry, the Prodigy Internet service utilizes a standards-based, proprietary service provider platform and mail server developed by the Company.

  Service Provider Platform. The service provider platform is a suite of functions which creates the infrastructure of a large-scale ISP. Capabilities include customer profile management, access control, authentication, billing and customer care interfaces and other functions necessary to offer large-scale Internet services. The service provider platform is highly scalable (up to millions of subscribers) and is compatible with industry standard products, such as Netscape Web servers, Oracle databases, Net.Commerce (IBM's electronic commerce solution) and Lotus Domino (an interface between Lotus Notes and the
Web). The service provider platform also interfaces effectively with Prodigy's mail server, and is built to open standards to enable the utilization of applications from other suppliers.

  Mail Server. The Prodigy Internet service uses a scalable, reliable Internet mail server. The mail server draws on the fault-tolerance and scalability provided by the underlying Oracle database to offer flexibility, ease of operation and scalability. Prodigy's mail server supports standard Internet protocols, such as SMTP (Simple Mail Transfer Protocol), POP3 (Post Office Protocol) and MIME (Multi-Purpose Internet Mail Extensions). The mail system also provides:

    Tools for Administrators. Welcome messages, bulk mailers, quota controls (by realm, domain, household, small business or individual account), tools to manage spam and operational scripts and tools.

    Tools for Users. User configured filters for prioritization and spam removal, and tools to enable the head of household or small business to administer a group of accounts. Messages can contain any number of MIME attachments (up to a size limitation of 10 megabytes per mailbox) and are delivered without any promotional tag lines.

    Features for Business Customers. Support for multiple domains which enable Prodigy Internet to operate multiple Internet services under different brands on the same system base, and which enable an off-site administrator to control enterprise mailboxes.

    Configuration and Provisioning Interfaces. The system supports a standard administrative interface that provides configuration and control of the mail system from external systems or via an HTML (Hypertext Markup Language) screen. Standard APIs (Application Programming Interfaces) interface the system to external databases for user authentication and mailbox provisioning.

    Scaling Ability. The system is designed to scale to millions of mailboxes with an architecture that supports hardware and data redundancy.

Network and Related Infrastructure

  Subscribers access Prodigy's services by connecting to a network with their PCs using local, toll-free or long distance telephone service. The network connects subscribers' PCs to the Internet as well as to Prodigy's hosting servers, which store some of the data accessed during subscriber sessions. Network connections are made through communications hardware, such as telephone lines, routers, switches and modems, which serve to direct data and enable communication among a variety of computer operating systems. The network used for the Prodigy Internet service is built to Internet standards, including TCP/IP (Transmission Control Protocol/Internet

Protocol) transmission and PPP (Point-to-Point Protocol) access. The Prodigy Classic service operates on certain proprietary standards which are used only for Prodigy Classic. The Company outsources its network functions to Splitrock. See "--Principal Outsourcing Arrangements--Splitrock".

 Network Architecture

  The network infrastructure utilized by Prodigy Internet consists of three primary tiers: local points of presence ("POPs"); a middle tier, which connects the POPs to regional hubs; and a backbone tier, which connects the regional hubs to the Internet or Prodigy's data hosting center. The network currently includes approximately 650 POPs nationwide and has the capability to provide dial-up access, with a local telephone call, to approximately 83% of the households in the United States. Prodigy also offers access to the Splitrock network via an 800 telephone number for $.10 per minute without an additional enrollment charge.

  Over 600 POPs currently provide 56 kbps access to Prodigy Internet subscribers having modems of that speed. Approximately 32% of all Prodigy Internet usage is currently at 56 kbps. The backbone implemented by Splitrock utilizes the WorldCom network. Twenty-one fully-meshed core nodes in major cities are connected via high-speed links using digital ATM technology in all major metropolitan markets. To optimize data transmission and facilitate the addition of POPs as necessary, Splitrock employs an "ATM-to-the-edge" architecture, placing ATM switches in all physical sites rather than only at major transmission nodes on the backbone. Eight connections from the backbone to the Internet provide data transmission to and from servers on the Internet, and Splitrock is building additional connections to other major networks with which it has peering arrangements.

 Data Hosting Center

  Prodigy's data hosting center, located in Yorktown Heights, New York, houses approximately 400 high-capacity servers to store content and other data. The data center contains a mainframe complex which supports business support systems such as subscriber session accounting and reporting, customer service support systems and business accounting. Prodigy's data center hosts a variety of applications that are scalable to millions of users. The use of standard interfaces allows integration of products offered by a broad spectrum of vendors, including IBM, Microsoft and Netscape. Supported operating system platforms include UNIX/AIX, NT, OS/390 and TPF, and installed database products include Oracle and DB2.

  Prodigy's data hosting center is equipped with triple redundant power systems and is housed in a climate and humidity controlled environment. Both battery and diesel power backup systems are installed to preclude outages that might otherwise result from interruption of utility power to the building. All production host systems have backup processors and peripherals, and all critical data is backed up to tape daily. Facilities and data are physically secured by incrementally restrictive card key locks, and logical data security is provided by built-in operating system security features. Firewall technology is implemented to protect critical systems, and servers that are open directly to the Internet are installed on a network separate from those that are not. In addition, anti-hacking measures are in place.

 Reliability and Availability

  Reliability and availability are key objectives of Prodigy's network and hosting configurations. Splitrock has designed and is rolling out its network to meet specified service level objectives, including the P.01 grade of service (no more than one busy signal in 100 dial-up attempts during the busiest hour of the day on the busiest day of the week), and specified objectives for site and overall system availability and backbone transit delay. Splitrock accumulates and analyzes statistics on each access line, and lines exhibiting quality problems are removed from service and referred for repair. In addition, Prodigy has integrated Inverse's Access Ramp product into the Prodigy Internet software to gather data on the actual connection experiences of subscribers who have agreed to have their connection experiences measured. Prodigy reports problem sites to Splitrock for action.

  At Prodigy's data hosting center, Prodigy operates a 24x7 operations control center and Splitrock operates a 24x7 network operations center. Circular hunting is employed on local access telephone lines to ensure that a problem with a single line does not disable the entire access site. Where feasible, the access lines are distributed among multiple modem subsystems and access servers to provide diversity. The hosting center is connected to the backbone via redundant DS3 lines. Splitrock's fully-meshed core node architecture provides multiple transmission routes across the backbone for optimal speed and reliability.

  Inverse measures and reports eight parameters of ISP network performance (24-hour call failure rate, evening-hour call failure rate, business-hour call failure rate, initial modem connect speed, average time to login, average DNS (Domain Name System) lookup time, average Web throughput and average total Web failures/timeouts). Since completion of Splitrock's network in May 1998, Inverse has given Prodigy Internet ratings of A+ or A for 24-hour call failure rate for each of the months of May through December 1998, which ratings exceeded or equalled the comparable overall industry rating given by Inverse based on 13 major providers of Internet access services, except that Prodigy Internet received a B rating compared to an overall industry rating of A for October 1998. The Company believes call failure rate is the most important network measure in terms of customer satisfaction. Overall, Prodigy Internet exceeded or equalled the comparable industry rating given by Inverse in at least six of the eight parameters for each of the months of May through December 1998. Investors should not place undue reliance on Inverse's reports as a measure of network performance because such reports do not measure and report on all factors that may affect the quality of the Company's services. For example, Inverse's reports are based on tests conducted on selected days at a random sampling of only 42 of Splitrock's POPs, and Inverse's reports cited above cover only a four month period. There can be no assurance Splitrock's network will be able to sustain the level of performance indicated by Inverse's reports. See "Risk Factors--Network Risks".

Principal Outsourcing Arrangements

  The Company follows a "best of breed" outsourcing philosophy in which it selects from among competing suppliers in order to enhance service quality, control costs and enable the Company to focus on its core strengths.

 Splitrock

  Prodigy owned and operated its own network in the United States until July 1, 1997. Effective July 1, 1997, Prodigy conveyed its network assets to Splitrock in exchange for Splitrock's agreement to build and operate the Splitrock network described above, hire all Prodigy employees engaged in Prodigy's network operations and assume certain POPs leases and other liabilities. The Company believes its Splitrock network arrangements present a number of significant advantages to Prodigy. In addition to shifting to Splitrock the capital costs of network expansion and enhancement as well as network operating and personnel expenses, the Company believes these arrangements have reduced Prodigy's network costs and made such costs more predictable. Prodigy also believes the variety and sophistication of data services available to it will increase due to anticipated network enhancements and upgrades. See "Risk Factors--Network Risks". The Splitrock network arrangements cover only the United States, and Prodigy would need to make other network arrangements in order to offer services in foreign countries.

  Splitrock is required to provide dial-up network access in all locations in which Prodigy provided dial-up service as of June 30, 1997. Prodigy may require additional sites to be added if certain coverage and usage parameters are met. Splitrock may also provide access to the network to other customers. Splitrock is required to provide a backbone network based on ATM technology and is required to support transmission via SLIP (Serial Line Internet Protocol), PPP and TCP/IP. Splitrock is also required to support the proprietary standard utilized by Prodigy Classic through December 31, 1999, and the Company intends to discontinue Prodigy Classic in the fourth quarter of 1999. See "Risk Factors--Impact of Planned Termination of Prodigy Classic Service".

  Splitrock is required to meet specified service level objectives, including the P.01 grade of service and specified objectives for site and overall system availability and backbone transit delay. Splitrock's failure to meet the specified service level objectives will result in financial penalties. If Splitrock fails to meet specified service level objectives for an extended period of time, Prodigy may terminate the agreement. In addition, if there is a system-wide failure, or Splitrock breaches specified financial covenants, Prodigy will have the right to terminate the agreement or assume responsibility for operating the network at Splitrock's expense.

  Splitrock charges Prodigy a monthly fee per subscriber for usage by Prodigy's subscribers. If the average hourly usage by Prodigy's subscribers in any month exceeds a specified threshold, Prodigy must pay Splitrock an additional amount per hour in excess of such threshold for such month. The agreement includes minimum monthly charges and is terminable by Prodigy upon payment of a specified early termination charge. During the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company incurred network charges to Splitrock of $22.7 million and $48.1 million, respectively. See "Risk Factors--Control of the Company and Potential Conflicts of Interest".

  The agreement has an initial term of four years through June 30, 2001 and is subject to automatic renewal for successive one-year terms unless terminated by either party upon 12 months' notice. Until termination of the agreement, Prodigy has agreed that Splitrock will be Prodigy's primary provider of network services. During this period, Prodigy must give Splitrock advance notice of, and the opportunity to discuss with Prodigy, any forms of service access (other than network access) that Prodigy wishes to pursue in the United States.

 Excite

  In January 1998, Prodigy entered into an agreement with Excite, Inc. ("Excite") under which Excite, commencing in April 1998, provides subscribers to the Prodigy Internet service with Prodigy-branded Excite content using Excite's "My Channel" technology. This arrangement enables Prodigy to offer Excite's extensive editorialized content and content personalization and communication features under the Prodigy brand without incurring the time or expense to develop similar capabilities internally.

  Prodigy's agreement with Excite (i) has an initial term of three years and automatically renews for successive one-year terms unless Excite elects not to renew it, (ii) is terminable by Prodigy upon 60 days' notice, (iii) makes Excite Search the exclusive search engine, Excite NewsTracker the exclusive personalized Internet news clipping service and Excite Shopping Search the exclusive Internet shopping search tool on Web pages provided to subscribers to the Prodigy Internet service, (iv) does not prohibit Prodigy from entering into similar agreements with other content providers (except as provided in the preceding clause (iii)) or prohibit Excite from entering into similar agreements with other ISPs, (v) provides for a sharing of all revenue derived from the advertising banners on the co-branded Prodigy/Excite Internet service, and (vi) gives Prodigy free advertising banner impressions throughout Excite's Web site to promote the Prodigy Internet service.

  In January 1999, At Home Corporation, a provider of broadband Internet access, announced that it had agreed to acquire Excite. The Company's agreement with Excite will not be terminated as a result of At Home's acquisition of Excite, but At Home's ownership of Excite could affect the likelihood of the agreement being renewed upon its scheduled expiration in January 2001 or the terms of any such renewal. See "Risk Factors--Reliance on Third-Party Providers".

 CSG

  Prodigy outsources its customer billing to CSG. CSG is a leading provider of customer care and billing solutions for various telecommunications providers, including many of the largest cable television and direct broadcast satellite providers. Prodigy and CSG have agreed that CSG is Prodigy's exclusive provider of billing services for the Prodigy Internet and Prodigy Classic services but not for premium services or other billing services. CSG charges Prodigy a monthly fee based on the number of subscribers, subject to a specified minimum charge, as well as a monthly minimum fee for ongoing development and support. The agreement between Prodigy and CSG expires June 30, 2001.

Competition

  The industry in which the Company competes is intensely competitive and includes a number of significant participants, including ISPs, proprietary online service providers and major international telecommunications companies, as well as Internet-search services and various other telecommunications companies. There are more than 5,000 ISPs in the United States, most of which operate small, local businesses. Additional regional telephone operating companies, long-distance carriers and cable companies may also elect to compete with Prodigy. Various partnering arrangements have been established between Internet-search service companies and major telecommunications companies, which could result in increased competition for Prodigy. Moreover, the Company faces competition from companies that provide broadband connections to households, including local and long-distance telephone companies, cable television companies and electric utility companies. Broadband technologies offer significantly faster Internet access than conventional modems, and such companies could include Internet access in their basic service packages, could offer access for a nominal additional charge or could prevent the Company from delivering Internet access through the cable or wire connections that such companies own. See "Risk Factors-- Intense Competition".

  Among the larger providers of ISP services are EarthLink Network, Inc. (which has a strategic relationship with Sprint Corporation), MindSpring Enterprises, Inc., Microsoft Network, AT&T WorldNet, MCI Internet, IBM Internet Connection, PSINet Inc., GTE Internetworking (which includes the former ISP business of BBN Corporation), Netcom On-Line Communications Services, Inc. and Concentric Network Corporation. In January 1999, ICG Communications, Inc., the owner of Netcom On-Line Communications Services, Inc., announced that it had agreed to sell Netcom's dial-up, dedicated and Web hosting accounts in the United States to MindSpring Enterprises, Inc. but will retain Netcom's network backbone. In December 1998, AT&T announced that it had agreed to acquire IBM's data networking business, including its ISP business. In addition, AT&T has agreed to acquire Tele-Communications, Inc., the second largest cable television operator in the United States, which is the majority stockholder of At Home Corporation. In January 1999, America Online and Bell Atlantic announced a strategic alliance to provide high speed DSL access to the America Online service. Microsoft's ownership of the dominant PC operating system and the Microsoft Internet Explorer browser may give Microsoft Network certain competitive advantages, including distribution and marketing synergies. Prodigy also competes with America Online, which offers the America Online and CompuServe proprietary online services over closed networks, as well as Internet access. In November 1998, America Online announced that it had agreed to acquire Netscape Communications Corporation, owner of the Netscape Navigator browser and other Internet software applications. In November 1998, America Online also announced that it had entered into strategic development and marketing agreements with Sun Microsystems, Inc. to develop electronic commerce and next-generation Internet devices. In December 1998, America Online announced that it had formed a joint venture with the Cisneros Group, a leading Latin American media and telecommunications conglomerate, to provide online services in Latin America, with an initial focus on Mexico, Argentina and Brazil.

  Prodigy believes that the principal competitive factors in the ISP industry are speed and reliability of access, ease of use, brand name recognition, network coverage, customer service and price. Prodigy believes that its services compete effectively on the basis of all of these factors.

Government Regulation

  Internet access and online services are not subject to direct regulation in the United States, but changes in the regulatory environment relating to the telecommunications and media industry could have an effect on Prodigy's business. For example, Federal Communications Commission regulatory review and rulemaking could result in regulation of the Internet and online services industry which could result in increased telecommunications costs for participants in the Internet industry, including Prodigy. The Company cannot predict whether, or to what extent, any such new rulemaking will occur, or what effect any such rulemaking would have on Prodigy.

  The Communications Decency Act of 1996, which was held unconstitutional by the United States Supreme Court in June 1997, had generally made it illegal, subject to certain defenses, for persons to knowingly use an interactive computer service to send or display "indecent" communications to minors. The federal Children's Online Protection Act ("COPA"), enacted in October 1998, creates criminal penalties for content on the Internet which may be deemed "harmful to minors" (as defined in various court decisions). The Company has not changed any of its plans or policies as a result of the enactment of COPA, and does not believe its current plans or policies violate this statute. Enforcement of COPA has been stayed pending a lawsuit filed by the American Civil Liberties Union seeking a preliminary injunction against COPA. The Company cannot predict whether additional federal or similar state legislation will be enacted in the future, whether any such future legislation would be upheld, how courts would interpret any such future legislation or what effect, if any, such legislation would have on the Company. There also are laws that make it illegal to traffic in obscene or child pornographic materials, including by a computer, and accordingly Prodigy's servers do not host certain newsgroups which it believes traffic in child pornography. While the Company does not believe that its activities will violate any of these laws, it cannot predict how a court would interpret these laws in the Internet context or whether a court would hold that Prodigy Internet has a duty to monitor material being transmitted or, if notified that illegal material is being transmitted, to attempt to stop or restrict such transmissions. See "Risk Factors--Government Regulation".

  In addition, the applicability to Prodigy of existing laws governing issues such as intellectual property ownership, defamation and personal privacy is uncertain. Courts have indicated that, under certain circumstances, online service providers and ISPs could be held responsible for the publication of defamatory material or for failure to prevent the distribution of material that infringes copyrights owned by others. The Company does not edit or otherwise monitor the content accessed by subscribers to Prodigy Internet, although the Company does filter certain words on Prodigy Classic. Future interpretations by the courts of online defamation, privacy, copyright infringement and other legal issues is also uncertain.

  In March 1997, Prodigy entered into a Consent Order with the Federal Trade Commission (which became effective in March 1998) regarding use of the word "free" and similar words in advertising, disclosure of the financial terms and conditions of services, practices with respect to electronic funds transfers and certain related matters. The Consent Order has a duration of twenty years and imposes various recordkeeping requirements. The Company believes that it is in compliance with the Consent Order and that its continuing compliance with the Consent Order will not have a material adverse affect on Prodigy's business. America Online is subject to a similar Consent Order which governs its marketing of services under both the American Online and CompuServe brands.

  In September 1998, the Company received a letter from the Office of the Attorney General of New York notifying the Company that the "advertising and certain other practices" of Prodigy and other unnamed ISPs were being investigated by the Attorneys General of New York and 19 other states. The letter stated that the inquiry was a follow-up to the settlement between America Online and many states in May 1998 concerning the following issues: disclosures for free offers, representations concerning pricing, disclosures concerning premium areas, disclosures for communications charges, advertising to minors, cancellation procedures, unauthorized charges to credit cards or bank accounts and changes to the service agreement. The letter requested that the Company voluntarily supply various documents and other information relating to the marketing and provision of its services. The Company is cooperating with the inquiry and believes that its outcome will not have a material adverse effect on the Company.

Proprietary Rights

  The Company owns a variety of trademarks, including "Prodigy(R)", "Prodigy Internet", "It's a Tool for Living", "Prodigy Classic", the Prodigy logo and others, many of which are the subject of existing or pending registrations in the United States and various foreign countries. The Company also owns other intellectual property rights, including proprietary software used in its business. See "Technology". The Company protects its proprietary technology through copyright and trade secrets laws, employee and third-party confidentiality agreements and other methods. See "Risk Factors--Protection of Proprietary Technology".

  Prodigy and IBM have entered into patent cross-license agreements for their entire patent portfolios existing as of June 17, 1996 and all additional patents issued with respect to patent applications filed prior to June 1, 1999. Until June 17, 2001, the Company is required to grant IBM "most favored nation" status with respect to Prodigy's software that it makes generally available to the public. See "Corporate History and Certain Transactions-- Acquisition of Prodigy Services Company".

Employees

  At December 31, 1998, the Company had 313 full-time employees, of whom 52 were in sales and marketing, 86 were in technology and product development, 28 were in customer service, 93 were in technical services and 54 were in management, finance and administration. As necessary, the Company supplements its regular employees with temporary and contract personnel, which totalled 81 persons at December 31, 1998.

  None of the Company's employees is represented by a labor union. The Company believes that its employee relations are good.

Facilities

  Prodigy leases 97,000 square feet of office space in White Plains, New York. The lease expires December 31, 2004 and Prodigy has a right of first offer upon expiration. The current annual base rent is $2,275,000 and Prodigy is required to pay an allocated portion of taxes and operating expenses. Prodigy has established a letter of credit in the initial amount of $3,930,000 (declining ratably over the lease term) to secure the rent payments.

  Prodigy also leases 80,000 square feet in Yorktown Heights. The lease expires February 28, 2001 with two five-year renewal options in Prodigy's favor. The current annual base rent is $687,000 and Prodigy is required to pay associated taxes and operating expenses. Prodigy uses approximately 57,500 square feet of its Yorktown Heights facility for its data hosting center and subleases the balance to Splitrock. See "--Network and Related Infrastructure--Data Hosting Center".

  The Company leases approximately 16,000 square feet of office space in Medford, Massachusetts under a lease expiring on August 1, 2001. Prodigy vacated this facility, which formerly housed the headquarters for Prodigy's international operations, in June 1998 and is seeking to sublease it.

  For additional information regarding the Company's leased facilities and its aggregate rental expenses, see Note 12 to the Company's Consolidated Financial Statements.

  The Company believes that its existing facilities are adequate for its current needs and that suitable additional space will be available as needed.

Legal Proceedings

  On November 27, 1996, Malcolm Haynes and Lightwave, Ltd., a Cayman Islands corporation, filed a lawsuit in the District Court of Clark County, Nevada, against the Company, IW, Comstar Cellular Network, Inc., Greg C. Carr, Terrance P. Dillon, Duncan E. Wine and Blaize Kaduru. Mr. Carr is the former Chairman of the Board of the Company and a former principal stockholder of the Company, and was a director and principal stockholder of IW. Mr. Dillon was a director and principal stockholder of the Company, was a director, officer and principal stockholder of IW and was a director and technical advisor to Comstar. Mr. Wine is a former principal stockholder of the Company and IW. Mr. Kaduru is a former principal stockholder of the Company and IW, was an officer of IW and was a director and officer of Comstar. Mr. Haynes was co-founder, President and a director of Comstar and claims that he and Mr. Wine each hold a 30% interest in Lightwave. In connection with IW's acquisition of the assets and liabilities of Comstar in August 1994, IW issued to Comstar all then outstanding common stock of IW, which Comstar then distributed as a liquidating dividend to the holders of certificates for common stock of Comstar. Each holder of a certificate for common stock of Comstar was required to acknowledge and accept the terms of the Comstar acquisition and release Comstar and IW from all claims which such holder may have had against either Comstar or IW. See "Corporate History and Certain Transactions--Prior Corporate History". Pursuant to the foregoing, Comstar offered 1,200,000 shares of IW's common stock to Mr. Haynes, but Mr. Haynes refused to participate and therefore received no shares. The lawsuit filed by Mr. Haynes and Lightwave alleges, among other things, that Messrs. Dillon, Wine and Kaduru breached their fiduciary duties to the plaintiffs, that Mr. Wine defrauded or made misrepresentations to the plaintiffs, that Mr. Wine misappropriated a corporate opportunity belonging to Lightwave, that all defendants are liable for conversion of plaintiffs' shares of common stock, and that IW and Mr. Carr aided and abetted the wrongful conduct of Messrs. Dillon, Wine and Kaduru. The lawsuit seeks to compel the defendants to provide to the plaintiffs 4,500,000 shares of Common Stock of the Company or the fair market value thereof, to impose a constructive trust on the shares of Common Stock received by Messrs. Dillon, Wine and Kaduru in the Comstar acquisition, and other monetary damages and declaratory and equitable relief. The Company is defending and indemnifying Mr. Carr in this lawsuit. On February 25, 1998, the Court granted the motion of the Company and Mr. Carr to dismiss the lawsuit against them for lack of personal jurisdiction in Nevada, and the lawsuit is continuing against the other defendants. Unless this decision is overturned on appeal, the plaintiffs cannot pursue this lawsuit against the Company and Mr. Carr in Nevada, although the plaintiffs could pursue these claims in a new lawsuit filed in any state or states where personal jurisdiction over the Company and Mr. Carr could be established and where the applicable statute of limitations has not expired. If a new lawsuit is filed, the Company intends to defend it vigorously, but there can be no assurance that its outcome would not have a material adverse effect on the Company's business, financial condition, results of operations or prospects or result in substantial dilution to the Company's stockholders.

                                  MANAGEMENT

Executive Officers and Directors

  The executive officers and directors of the Company, their respective ages and their positions with the Company are as follows:

      Name               Age                                Position
      ----               ---                                --------
Samer F. Salameh........  34 Chairman of the Board and Chief Executive Officer
Alfredo Sanchez.........  43 Vice Chairman of the Board
David C. Trachtenberg...  36 President and Chief Operating Officer
David R. Henkel.........  47 Executive Vice President, Finance, Chief Financial Officer and Director
Andrea S. Hirsch........  41 Executive Vice President, Business Development and General Counsel
Carena M. Pooth.........  45 Executive Vice President, Technology
James P. Dougherty......  42 General Manager, Business Services
Arturo Elias(1).........  32 Director
James M. Nakfoor(1).....  35 Director
Russell I. Pillar.......  33 Director

----------
(1) Member of the Compensation Committee

  Mr. Salameh has served as Chief Executive Officer and a director of the Company since September 1997, as Chairman of the Board since August 1998, and served as President from September 1997 to December 1998. From July 1994 until joining the Company, Mr. Salameh served as Director, Long Distance Division of SBC Communications (formerly Southwestern Bell), responsible for marketing, strategy, positioning, product management and product development with respect to Telmex. Mr. Salameh was employed by MCI Telecommunications as a Product Manager in 1994 and as a Strategic Marketing Manager from 1991 to 1993. During 1993, Mr. Salameh was employed as Vice President of Finance by Merl Industries, a start-up management consulting firm. Mr. Salameh holds a Master's degree from the Fletcher School of Law and Diplomacy, a B.S. degree in Management and Technology Transfer from Polytechnic University of New York and a Baccalaureate degree with a concentration in Math and Physics from Lycee Fenelon in Paris. He is also a director of Splitrock and serves as an Advisor to the Chief Executive Officer of Telmex. See "Risk Factors--Control of the Company and Potential Conflicts of Interest" and "Business--Principal Outsourcing Arrangements".

  Mr. Sanchez joined the Company's Board of Directors in June 1996 and became Vice Chairman in August 1998. Mr. Sanchez has served as President of Uninet, S.A. de C.V., a wholly-owned subsidiary of Telmex through which Telmex provides data transmission services and Internet access to customers, since January 1996. He has also served as President of Consorcio Red Uno, S.A. de C.V., a network company founded by Mr. Sanchez and now owned by Telmex, since March 1991. See "Risk Factors--Control of the Company and Potential Conflicts of Interest". From 1985 to March 1991, he was President of Onyx Systems, a Unix microcomputer manufacturer with operations in the United States, Europe and Mexico. Mr. Sanchez previously held various communications and transportation positions in the Mexican government. Mr. Sanchez holds a degree in Electronics Engineering from the Metropolitan Autonomous University of Mexico.

  Mr. Trachtenberg joined the Company as President and Chief Operating Officer in December 1998. Prior to joining the Company, Mr. Trachtenberg was employed for more than eight years by MCI Communications Corporation and then MCI WorldCom, Inc. From September 1997 to December 1998, Mr. Trachtenberg was Executive Director of Online Marketing, responsible for residential and small business Internet operations, and from January 1997 to September 1997, he served as Executive Director of Brand Marketing, responsible for the MCI One brand portfolio, including domestic and international long distance products, calling card services and advanced services for the consumer and small business segments. Between March 1990 and January 1997, he held various other marketing and business development positions, including director of Customer Marketing and director of International Marketing. Prior to joining MCI, Mr. Trachtenberg was employed for four years by Bain & Company, an international consulting firm. Mr. Trachtenberg received a B.A. degree, summa cum laude, from Tufts University, and received an MBA degree from the Wharton School of Business at the University of Pennsylvania, where he also received a Masters in International Affairs and was a Fellow at the Lauder Institute.

  Mr. Henkel joined Prodigy in August 1998 as Executive Vice President, Finance, Chief Financial Officer and a director. In 1997, Mr. Henkel founded AFX TraTech, Inc., a wireless data company, and served as its Chief Financial Officer until joining Prodigy. From 1993 to 1997, Mr. Henkel served in a number of positions with 7th Level, Inc., a developer of interactive games and educational products, including Chief Operating Officer from 1995 to 1997 and Chief Financial Officer from 1994 to 1995. In 1993, Mr. Henkel served as Chief Financial Officer of Value Added Communications Corporation, a telecommunications reseller, from 1991 to 1993 he served as Chief Financial Officer and a director of Micrografx, Inc., a software company, and from 1987 to 1991 he was a partner with Arthur Andersen LLP. Mr. Henkel holds a B.A. degree from Rice University and an M.B.A. degree from Harvard Business School.

  Ms. Hirsch joined Prodigy in September 1998 as Executive Vice President, Business Development and General Counsel. Prior to joining the Company, Ms. Hirsch served as Vice President, Corporate Development Counsel for Simon & Schuster, Inc., a publishing company, from March 1994 to September 1998, and as Assistant General Counsel for Macmillan, Inc., a publishing company, from June 1991 to January 1994. Ms. Hirsch holds a B.A. degree from Queens College and a J.D. degree from Washington College of Law at American University.

  Ms. Pooth has been employed by Prodigy for 13 years in a variety of positions, including Executive Vice President, Technology since August 1998, Senior Vice President of Technical Services from July 1997 to July 1998, Vice President of Systems Development from November 1996 to June 1997, Senior Director of Systems Development from February 1996 to October 1996 and Director of Systems Programming/Development from November 1990 to February 1996, and various other technical management positions. Prior to joining Prodigy, Ms. Pooth worked as a Systems Programmer for IBM for three years. She holds a B.A. degree from Vassar College and an M.S. degree from State University of New York. Ms. Pooth has indicated that she intends to resign from the Company effective February 28, 1999.

  Mr. Dougherty joined Prodigy's former software development division as Senior Vice President of Marketing and Sales in November 1997, became its Chief Operating Officer in April 1998 and became its Chief Executive Officer in May 1998. He became the Company's General Manager, Business Services in August 1998. From May 1996 through September 1997, Mr. Dougherty worked for and consulted with a number of Internet startup companies. From November 1987 through May 1996, Mr. Dougherty held various executive positions at Lotus Development Corporation, including general manager of the Electronic Applications division, which built and marketed Internet applications to global businesses, and director in the technology consulting practice. Mr. Dougherty holds a B.A. degree from Framingham State College, a graduate degree (Certificate of Special Studies) from Harvard University in finance and administration and a Master's degree from Columbia University in international economics.

  Mr. Elias joined the Company's Board of Directors in September 1997. He served as Consulting Advisor to the President of Telmex from September 1996 to May 1998 and has since served as Head of Commercial New Technologies and Regulation for Telmex. Mr. Elias is also a director of Carso Global Telecom, Telmex, Sears Roebuck de Mexico and several privately-held companies. See "Risk Factors-- Control of the Company and Potential Conflicts of Interest". Mr. Elias studied Business Administration at Anahuac University and received a Master in Business Management degree from the Instituto Panamericano de Alta Direccion de Empresa (IPADE).

  Mr. Nakfoor joined the Company's Board of Directors in September 1997. Since 1991, Mr. Nakfoor has served as Vice President of Securities Trading for Inversora Bursatil, S.A. de C.V., a wholly-owned subsidiary of Grupo Financiero Inbursa, S.A. de C.V. ("Grupo Financiero"), which is engaged in the securities brokerage, investment banking and money management businesses in Mexico. Grupo Financiero, which is affiliated with Carso Global Telecom, is a Mexican financial group whose businesses include banking, brokerage, insurance, leasing, factoring and other financial services. See "Risk Factors--Control of the Company and Potential Conflicts of Interest". Mr. Nakfoor holds a B.A. degree in Economics and an M.B.A. degree from the University of Texas at Austin.

  Mr. Pillar joined the Company's Board of Directors in October 1996 and served as President and Chief Executive Officer of the Company's Prodigy Internet division from September 1997 until August 1998. In November 1998, Mr. Pillar was appointed President and Chief Executive Officer of Virgin Entertainment Group, Inc., a subsidiary of Britain's Virgin Group that operates the Virgin Megastores chain of retail music stores throughout North America. Since October 1991, he also has served as Managing Partner of Critical Mass, a company that creates new software solution-based businesses seeking to capitalize on the migration of communications traffic from circuit-switched to packet-switched networks. From December 1993 through October 1996, he served as President, Chief Executive Officer and a director of Precision Systems, Inc., a publicly traded international telecommunications software provider. Mr. Pillar is also a director of Telescan, Inc., which develops, markets and operates online networks and Internet sites. He graduated Phi Beta Kappa, cum laude, with an A.B. degree in East Asian Studies from Brown University.

  Mr. Pillar qualifies as an "independent" director under Nasdaq rules. The Company intends to appoint one additional independent director prior to or within 90 days after the closing of the Offering.

  Mr. Carlos Slim Helu, a Mexican citizen, and certain members of his immediate family, beneficially own a majority of the outstanding voting equity securities of Carso Global Telecom. Carso Global Telecom may be deemed to control Telmex through the regular-voting shares of Telmex that it owns directly and its interest in a trust which owns a majority of Telmex's outstanding regular-voting shares. Thus, Mr. Slim and members of his immediate family may be deemed to control Carso Global Telecom, Telmex and the Company. Mr. Salameh is married to Mr. Slim's niece and Mr. Elias is married to Mr. Slim's daughter. There are no other family relationships among the Company's directors, executive officers and principal stockholders and their affiliates. See "Risk Factors--Control of the Company and Potential Conflicts of Interest" and "Principal Stockholders".

  In connection with the Company's acquisition of PSC, IBM and Sears agreed to vote their shares of Common Stock received upon conversion of the Contingent Notes or exercise of the Contingent Warrants held by them in accordance with the voting recommendations of Prodigy's Board of Directors. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company".

  Officers of the Company serve at the discretion of the Board of Directors and hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Committees of the Board of Directors

  The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing nominating committee of the Board of Directors. The Audit Committee (which is expected to be composed of Mr. Pillar and the additional independent director to be elected prior to or within 90 days after the Offering) (i) will review the annual financial statements of the Company prior to their submission to the Board, (ii) will consult with the Company's independent accountants to review financial results, internal financial controls and procedures, audit plans and recommendations and (iii) will recommend to the Board the selection, retention or termination of independent accountants and approve services provided by independent accountants. The Compensation Committee (composed of Messrs. Elias and Nakfoor) makes recommendations to the Board regarding the compensation of executive officers, key managers and directors and administers the Company's stock plans.

Director Compensation

  All directors are reimbursed for their expenses in attending Board and Committee meetings in accordance with the Company's expense reimbursement policies. Directors who are also employees of the Company do not receive additional compensation for serving as directors. Non-employee directors are eligible to receive stock options under the Company's 1999 Outside Director Stock Option Plan. See "--Stock Plans--1999 Outside Director Stock Option Plan".

  The Company entered into a one-year Consulting Agreement with Mr. Pillar on July 31, 1998. Under his Consulting Agreement, Mr. Pillar received an annual base fee of $250,000 and was eligible to receive either (i) a performance bonus of $125,000 in the event that the Company closed an initial public offering or (ii) a discretionary performance bonus payable in February 1999. Mr. Pillar's consulting services were provided on a part-time basis and Mr. Pillar was permitted to accept other employment (including full-time employment) during the term of the Consulting Agreement. In January 1999, the Company and Mr. Pillar terminated his Consulting Agreement and the Company paid Mr. Pillar a lump sum of $252,000 in lieu of consulting fees and bonuses otherwise payable under the Consulting Agreement. The Company is required to pay all reasonable relocation expenses incurred by Mr. Pillar upon Mr. Pillar's relocation out of the New York City area, and Mr. Pillar is entitled to certain accelerated vesting of stock options in the event the Company closes an initial public offering on or prior to August 1, 1999 or upon a change in control of the Company. From November 1, 1996 through June 30, 1997, the Company also had retained Mr. Pillar as a consultant and paid him a consulting fee of $50,700.

Executive Compensation

 Summary Compensation

  The following table sets forth the total compensation earned in the year ended December 31, 1998 for the Company's Chief Executive Officer, its four other most highly compensated executive officers in 1998 who were serving as executive officers on December 31, 1998, one former executive officer who was not serving as an executive officer on December 31, 1998 and the Company's other current executive officers. Such current and former executive officers are hereinafter referred to as the "Named Executive Officers". For additional information concerning the terms of employment of the Named Executive Officers, see "--Employment Agreements".

                          Summary Compensation Table

                                                           Long-Term
                               Annual Compensation        Compensation
                         -------------------------------  ------------
                                                           Securities   All Other
Name and                                    Other Annual   Underlying  Compensation
Principal Position        Salary    Bonus   Compensation   Options(1)      (2)
------------------       --------- -------- ------------  ------------ ------------
Current Executive
 Officers:
Samer F. Salameh........ $ 200,000 $ 15,000   $ 50,084(3)        --       $6,000
 Chairman and Chief
 Executive Officer
David C.                 $  11,056      --         --       $125,000         --
 Trachtenberg(4)........
 President and Chief
 Operating Officer
David R. Henkel(5)...... $  79,167      --         --       $187,500     $ 2,375
 Executive Vice
 President, Finance and
 Chief Financial Officer
Andrea S. Hirsch(6)..... $  56,878 $180,000        --       $ 93,750         --
 Executive Vice
 President, Business
 Development and General
 Counsel
Carena M. Pooth......... $ 181,250 $ 26,250        --       $ 68,750     $ 4,313
 Executive Vice
 President, Technology
James P. Dougherty...... $ 171,138 $ 44,904        --            --      $ 4,404
 General Manager,
 Business Services
Former Executive
 Officers:
Inder S. Gopal(7)....... $  84,675 $ 33,870   $230,891(8)   $ 70,000     $ 2,540
 Former President and
 General Manager of
 Prodigy software and
 development division
James L'Heureux(9)...... $ 190,000 $ 11,756        --       $ 43,750         --
 Former Executive Vice
 President, Consumer
 Services

----------

(1) Represents the number of shares covered by options to purchase shares of the Company's Common Stock granted during the year ended December 31, 1998. The Company has never granted any stock appreciation rights.

(2) Represents Company matching contributions under its 401(k) plan.

(3) Represents housing and car allowances.

(4) Commenced employment with the Company in December 1998.

(5) Commenced employment with the Company in August 1998.

(6) Commenced employment with the Company in September 1998.

(7) Ceased employment with the Company during 1998.

(8) Represents severance payments.

(9) Ceased employment with the Company in January 1999.

Option Grants During 1998

  The following table sets forth grants of stock options to each of the Named Executive Officers during the year ended December 31, 1998.

                         Option Grants in Fiscal Year

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                         Annual Rates of Stock
                                                                        Price Appreciation for
                                       Individual Grants                    Option Term(2)
                         ---------------------------------------------- -----------------------
                                      Percent of
                         Number of      Total
                         Securities    Options
                         Underlying   Granted to   Exercise
                          Options     Employees    Price per Expiration
          Name            Granted   in Fiscal Year Share(1)     Date        5%         10%
          ----           ---------- -------------- --------- ---------- ---------- ------------
Current Executive Officers:
Samer F. Salameh........      --           --          --          --          --           --
David C. Trachtenberg...   93,750        6.51%       $4.00    12/14/08  $  938,296 $  1,716,205
David C. Trachtenberg...   31,250        2.17%       $8.60    12/14/08  $  169,015 $    428,318
David R. Henkel.........  187,500       13.01%       $8.00      8/3/08  $  943,342 $  2,390,614
Andrea S. Hirsch........   93,750        6.51%       $8.00    11/16/08  $  471,671 $  1,195,307
Carena M. Pooth.........   68,750        4.77%       $4.00     1/26/08  $  172,946 $    438,279
James P. Dougherty......      --           --          --          --          --           --
Former Executive
 Officers:
Inder S. Gopal(3).......      --           --          --          --          --           --
James L'Heureux.........   43,750        3.04%       $4.00     1/26/08  $  110,057 $ 278,905

----------

(1) Reflects a repricing in May 1998 of the options held by Ms. Pooth and Mr. L'Heureux from $12.00 per share to $4.00 per share. In addition, options granted to Messrs. Salameh, Dougherty and Gopal prior to 1998 were repriced to $4.00 per share in May 1998. See "--Stock Plans--1996 Stock Option Plan".
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(3) Upon termination of Mr. Gopal's employment with the Company, all of his options were cancelled.

Year-End Option Values

  The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1998. No Named Executive Officer exercised a stock option during 1998.

              Aggregated Option Exercises In Last Fiscal Year And

                      Fiscal Year-end Option Values

                            Number of Securities               Value of Unexercised
                           Underlying Unexercised              In-The-Money Options
                         Options at Fiscal Year End            at Fiscal Year End(1)
                         ---------------------------------   -------------------------
          Name           Exercisable        Unexercisable    Exercisable Unexercisable
          ----           ------------       --------------   ----------- -------------
Current Executive
 Officers:
Samer F. Salameh........         68,750(2)            87,500  $316,250     $402,500
David C. Trachtenberg...            --               125,000       --      $431,250
David R. Henkel.........            --               187,500       --      $112,500
Andrea S. Hirsch........            --                93,750       --      $ 56,250
Carena M. Pooth.........         11,100               82,650  $ 51,060     $380,190
James P. Dougherty......         43,750               50,000  $201,250     $230,000
Former Executive
 Officers:
Inder S. Gopal..........            --                   --        --           --
James L'Heureux.........         12,500               81,250  $ 57,500     $373,750

----------

(1) Represents the difference between the fair market value of the Common Stock at fiscal year end as determined by the Board of Directors of the Company ($8.60 per share) and the option exercise price. See "--Stock Plans--1996 Stock Option Plan".

(2) Includes 18,750 of Mr. Salameh's options which will become exercisable upon the closing of the Offering.

Employment Agreements

 Current Executive Officers

  Mr. Salameh is employed under an Employment Agreement that expires on December 31, 2000 under which he currently receives an annual base salary of $200,000. Mr. Salameh received a sign-on bonus of $90,000 and is eligible to receive an annual performance bonus of up to 50% of his base salary, contingent upon the successful completion of personal and corporate goals as mutually established. Mr. Salameh is also eligible to participate in all of the Company's fringe benefit programs. The Company has agreed to provide Mr. Salameh with a monthly housing allowance of $4,000, a monthly car allowance of $1,050 and monthly roundtrip airfare between New York and Mexico City. Mr. Salameh is also entitled to certain accelerated vesting of stock options in the event the Company closes an initial public offering prior to August 1, 1999 or upon a change in control of the Company. In the event the Company terminates Mr. Salameh's employment other than for cause, or does not offer by November 1, 2000 to renew his Employment Agreement for at least one year, Mr. Salameh will (with certain exceptions) continue to receive his base salary and fringe benefits for a period of 12 months and will receive a severance payment equal to one week's base salary for each six months of completed service with the Company. If Mr. Salameh is terminated for any reason, the Company is required to pay up to $40,000 of Mr. Salameh's expenses to relocate out of the New York City area.

  Mr. Trachtenberg is employed under an Employment Agreement that expires on December 31, 2001 under which he currently receives an annual base salary of $224,000. Mr. Trachtenberg received a sign-on bonus of $74,000 and is eligible to receive an annual performance bonus of up to 50% of his base salary, contingent upon the successful completion of personal and corporate goals as mutually established. Mr. Trachtenberg is also eligible to participate in all of the Company's fringe benefit programs. The Company has agreed to provide

Mr. Trachtenberg with a monthly car allowance of $2,166 and up to $5,000 to terminate his current car lease. For the first six months of employment, the Company has agreed to reimburse his reasonable temporary housing expenses and weekly commuting expenses between New York and Washington, D.C., and thereafter the Company will reimburse his relocation expenses and provide a monthly housing allowance of $3,500. The Company has also agreed to reimburse Mr. Trachtenberg's reasonable legal fees for review of his Employment Agreement. In the event the Company terminates Mr. Trachtenberg's employment other than for cause, he will continue to receive his base salary for a length of time based on his length of service and will receive certain accelerated vesting of options.

  Mr. Henkel is employed pursuant to an Employment Agreement under which he currently receives an annual base salary of $190,000. Mr. Henkel is eligible to receive an annual performance bonus of up to 50% of his base salary, contingent upon the successful completion of personal and corporate goals as mutually established. The Company has agreed to provide Mr. Henkel with a monthly housing allowance of $3,000, certain allowances for airfare between New York City and Dallas for Mr. Henkel and members of his family for up to one year, and relocation expenses of up to $3,000. Mr. Henkel is also eligible to participate in all of the Company's fringe benefit programs. In the event the Company terminates Mr. Henkel's employment other than for cause after his third month of service with the Company, he will continue to receive his base salary for a length of time based on his length of service. Mr. Henkel is also entitled to certain accelerated vesting of stock options upon a change in control of the Company.

  Ms. Hirsch is employed under an Employment Agreement that expires on September 13, 2001 and under which she currently receives an annual base salary of $190,000. Prodigy paid Ms. Hirsch a sign-on bonus of $180,000. Ms. Hirsch is eligible to receive an annual performance bonus of up to 50% of her base salary, contingent upon the successful completion of personal and corporate goals as mutually established. Ms. Hirsch is also eligible to participate in all of the Company's fringe benefit programs. In the event the Company terminates Ms. Hirsch's employment other than for cause after Ms. Hirsch's third month of service with the Company, Ms. Hirsch will continue to receive her base salary and fringe benefits for six months and will be entitled to certain accelerated vesting of stock options. In the event that Prodigy has not offered to renew her Employment Agreement prior to its expiration, Ms. Hirsch will continue to receive her base salary and fringe benefits for six months and will be entitled to receive a performance bonus for such six-month period.


  Ms. Pooth is employed under an Employment Agreement that expires on May 31, 2000 and under which she currently receives an annual base salary of $190,000. Ms. Pooth is eligible to receive an annual performance bonus of up to 50% of her base salary, contingent upon the successful completion of personal and corporate goals as mutually established. Ms. Pooth is eligible to participate in all of the Company's fringe benefit programs, and is entitled to certain accelerated vesting of stock options upon a change in control of the Company. In the event the Company terminates Ms. Pooth's employment other than for cause, Ms. Pooth will continue to receive her base salary and fringe benefits for nine months, a performance bonus for such nine-month period and a severance payment based on her length of service. In the event the Company has not offered to renew her Employment Agreement prior to its expiration, Ms. Pooth will continue to receive her base salary and fringe benefits for nine months plus a severance payment based on her length of service. In addition, if Ms. Pooth resigns from the Company, she will be entitled to salary continuation for nine months and all of her options will accelerate and remain exercisable through December 31, 1999, provided she agrees to continue her full-time employment through February 28, 1999.

  Mr. Dougherty is employed under an Employment Agreement that expires on November 24, 2001 and under which he currently receives an annual base salary of $190,000. Mr. Dougherty received a sign-on bonus of $20,000 and is eligible to receive an annual performance bonus of up to 50% of his base salary, contingent upon the successful completion of personal and corporate goals as mutually established. Mr. Dougherty is also eligible to participate in all of the Company's fringe benefit programs. In the event the Company terminates Mr. Dougherty's employment other than for cause, Mr. Dougherty will continue to receive his base salary and fringe benefits for nine months if termination occurs prior to November 24, 1999 (six months if termination occurs on or after November 24, 1999).

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

 Former Executive Officers


  Mr. Gopal was employed under an Employment Agreement scheduled to expire on September 1, 2000 providing for an initial annual base salary of $210,000 subject to annual review and increase, a sign-on bonus of $90,000, an annual performance bonus of up to 30% of his base salary (with a guaranteed bonus of $46,000 for 1996), customary fringe benefits and other customary provisions. Effective May 15, 1998, Mr. Gopal resigned, and the Company agreed to pay him severance consisting of continued salary and fringe benefits through May 15, 1999, which Mr. Gopal agreed to take in a lump sum payment on May 30, 1998. The Company also agreed that 70,000 of Mr. Gopal's options would vest upon termination of employment.

  Mr. L'Heureux was employed under an Employment Agreement scheduled to expire on May 31, 2000 providing for an annual base salary of $190,000 subject to annual review and increase, a sign-on bonus of $40,000, an annual performance bonus of up to 50% of his base salary, customary fringe benefits and other customary provisions. Effective January 13, 1999, Mr. L'Heureux resigned, and the Company agreed to pay him a performance bonus of $60,000 for 1998 and severance consisting of a lump sum payment of $11,000 and continued salary and fringe benefits for nine months. The Company also agreed that 27,083 of Mr. L'Heureux's options would remain vested and exercisable through September 30, 1999.

Other Matters

  During 1993, Mr. Salameh was employed as Vice President of Finance by Merl Industries, a start-up management consulting firm. Due to the failure of Merl Industries to pay Mr. Salameh his salary for an extended period of time, Mr. Salameh filed for personal bankruptcy in Virginia on February 24, 1994 and was discharged from bankruptcy in June 1994.



Stock Plans

 1996 Stock Option Plan

  The Company's 1996 Stock Option Plan (the "Option Plan") permits the issuance of up to 3,125,000 shares of Common Stock upon the exercise of options granted under the Option Plan. The Option Plan is currently administered by the Compensation Committee of the Board of Directors. Under the Option Plan, the Board or Compensation Committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 ("incentive stock options") and stock options not intended to qualify as incentive stock options ("non-statutory stock options"). Stock options may be granted under the Option Plan to employees, directors, consultants and advisors of the Company. Only employees of the Company and its subsidiaries are eligible to receive incentive stock options. The Option Plan expires in June 2006.

  Subject to the provisions of the Option Plan, the Board and Compensation Committee have the authority to determine: (i) to whom options will be granted; (ii) the time when options may be granted; (iii) the number of shares to be covered by each option; (iv) when the option becomes exercisable; and
(v) the exercise price of the option (which price, in the case of incentive stock options, may not be less than the fair market value of the Common Stock on the date of grant, or in the case of incentive stock options granted to employees who own, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). The Company's Chief Executive Officer has authority, without prior Board or Compensation Committee approval, to grant options under the Option Plan and to determine the terms of such options, provided that no grants may be made to executive officers and options may not exceed 25,000 shares per employee per year.

  The Company's philosophy is to utilize equity incentives to motivate and retain management and employees. In June 1997, the exercise price of all outstanding options held by active employees with exercise prices in excess of $12.00 per share was reduced to $12.00 per share, representing the then-current fair market value as determined by the Board of Directors. In this repricing, options to purchase an aggregate of 383,387 shares with exercise prices ranging from $20.00 to $28.00 per share were repriced to $12.00 per share, including an option to purchase 7,250 shares held by Ms. Pooth. In May 1998, the exercise price of all outstanding options held by active employees with exercise prices in excess of $4.00 per share was reduced to $4.00 per share, representing the then current fair market value as determined by the Board of Directors. In this repricing, options to purchase an aggregate of 1,294,321 shares with exercise prices ranging from $8.00 to $12.00 per share were repriced to $4.00 per share, including options to purchase 156,250, 93,750, 93,750, 17,500 and 93,750 shares held by Messrs. Salameh, Dougherty, L'Heureux and Gopal and Ms. Pooth, respectively. The purpose of these repricings was to restore the performance incentives intended to be provided by options.

  As of December 31, 1998, (i) there were outstanding options under the Option Plan to purchase an aggregate of 2,343,189 shares of Common Stock at a weighted-average exercise price of $5.76 per share, (ii) an aggregate of 2,637 shares of Common Stock had been issued upon exercises and (iii) 779,174 additional shares of Common Stock were reserved for future option grants. Subsequent to December 31, 1998, the Company's Board of Directors granted options to purchase an aggregate of 314,893 shares at an exercise price of $12.00 per share, none of which was granted to the Company's executive officers. After the Company filed the Registration Statement for the Offerings, two former executives of the Company contacted the Company and asserted that their options to acquire an aggregate of 275,000 shares of Common Stock at $12.00 per share had not expired and would remain exercisable until 270 days after the Offering. The Company has denied this assertion and believes that such options have expired. If these former executives file a lawsuit against the Company, the Company will defend it vigorously. The Company believes that this matter will not have a material adverse effect on the Company.

 1999 Outside Director Stock Option Plan

  The Company's 1999 Outside Director Stock Option Plan (the "Director Plan") permits the issuance of up to 250,000 shares of Common Stock upon the exercise of options granted under the Director Plan. All options granted under the Director Plan will be non-statutory stock options.

  Pursuant to the Director Plan, each director of the Company who is not employed by the Company (each, an "outside director") will receive upon the closing of the Offering an option to purchase 30,000 shares of Common Stock at an exercise price equal to the price per share at which shares are sold in the Offering. Messrs. Sanchez, Elias, Nakfoor and Pillar will receive such options upon the closing of the Offering. Thereafter, each additional outside director will receive, upon his or her initial election to the Board of Directors, an option to purchase 30,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted under the Director Option Plan will vest in four equal annual installments, based on continued service as a director, and will expire three months after termination of service as a director. In the event of an acquisition of the Company, 50% of all then unvested options will accelerate and become exercisable.

 1999 Employee Stock Purchase Plan

  In January 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") which becomes effective upon the closing of the Offering. The Purchase Plan authorizes the issuance of up to 500,000 shares of Common Stock ("Shares") to eligible employees of the Company and its subsidiaries. Employees are eligible to join the Purchase Plan if their customary employment is more than 20 hours per week and for more than five months in any calendar year. Employees who own (directly or indirectly, taking into account the Shares subject to purchase under the Purchase Plan) 5% or more of the total combined voting power or value of all classes of stock of the Company are not eligible to participate.

  The Purchase Plan permits shares to be purchased at the end of "Purchase Periods" occurring during each "Offering Periods". Unless otherwise provided by the Board prior to commencement, an Offering Period will begin on each May 16 and November 16, and continue for a period of 24 months. A Purchase Period will begin on each May 16 and November 16, and will continue for a period of six months, ending on the following November 15 or May 15, respectively. The first Offering Period and the first Purchase Period will commence upon the closing of the Offering. The last day of each Purchase Period (i.e., May 15 or November 15) is the date on which Shares are actually purchased (a "Purchase Date").

  Each eligible employee may enroll in an Offering Period by filing an election by the first payroll date occurring during the Offering Period (or up to 45 days after the start of the Offering Period if approved in advance by the Board), provided such eligible employee is not already participating in an Offering Period which began earlier. When enrolling in an Offering Period, the employee must specify the amount to be withheld from pay on each payroll date occurring during the Offering Period, which cannot exceed 10% of the employee's basic rate of pay (determined at the beginning of the Offering Period).

  The amount withheld from a participating employee's pay is credited to his or her account under the Purchase Plan. Unless the electing employee withdraws from participation (in which case the employee will be refunded the amount in his account, without interest), the funds in his or her account will be used on each Purchase Date to purchase that number of Shares which can be purchased at a price equal to the lower of 85% of the fair market value of the Shares on the first day of the Offering Period and 85% of the fair market value of the Shares on the Purchase Date. "Fair market value" is defined as the last sale price of the Common Stock on the Nasdaq National Market on the applicable day.

  The number of Shares otherwise subject to purchase by an employee on a Purchase Date will be reduced proportionately (as described in the Purchase
Plan) if the number of Shares available under the Purchase Plan, or available with respect to the Offering Period, is not sufficient to satisfy the purchase rights of all employees on such Purchase Date. In addition, the number of Shares otherwise subject to purchase on a Purchase Date will be reduced to the extent necessary to insure that the employee's right to acquire Shares under the Purchase Plan does not accrue at a rate which exceeds $25,000 in fair market value (as determined on the first day of the Offering Period of reference) for each calendar year during which the employee was an active participant in the Purchase Plan.

  If an employee terminates employment for any reason (including death or disability), or withdraws from an Offering Period, such employee will not be entitled to acquire Shares on any succeeding Purchase Date occurring with respect to such Offering Period, and the amount in his or her account will be refunded without interest. An employee withdrawing from an Offering Period will not be entitled to rejoin the Purchase Plan with respect to such Offering Period but may, if such employee otherwise qualifies, rejoin the Purchase Plan with respect to any subsequent Offering Period.

  The Purchase Plan will be administered by the Compensation Committee of the Board. The amounts paid to the Company with respect to the purchase of Shares may be used for any corporate purpose. The employees participating in the Purchase Plan will have no interest, voting rights or other privileges with respect to the Shares until they receive a certificate representing such Shares.

  Because participation in the Purchase Plan is voluntary, the Company cannot now determine the number of Shares to be purchased by any particular current executive officer, by all Named Executive Officers as a group or by non-executive employees as a group.

Compensation Committee Interlocks and Insider Participation

  The current members of the Compensation Committee of the Board of Directors are Messrs. Elias and Nakfoor. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Board of Directors.

                  CORPORATE HISTORY AND CERTAIN TRANSACTIONS

Acquisition of Prodigy Services Company

 Acquisition Terms

  On June 17, 1996, the Company acquired PSC from its owners, IBM and Sears, for $46,950,000 in cash (including $6,150,000 paid to financial advisors) plus the issuance of 8% Contingent Convertible Promissory Notes (the "Contingent Notes") valued at $30,500,000 by an independent appraiser. The Contingent Notes entitled IBM and Sears to receive in the aggregate (i) in the event of a qualifying initial public offering, 15% of the Company's Common Stock on a fully-diluted basis, or (ii) in the event the Company is acquired, 15% of the consideration received, provided that the value of the consideration payable to IBM and Sears in either case was limited to $200,000,000 plus accrued interest. IBM and Sears assumed PSC's four existing retirement plans and all obligations thereunder. Effective as of the closing, IBM received sole ownership of six patents jointly-owned with PSC, the Company received sole ownership of two other jointly-owned patents, and IBM and the Company entered into the patent cross-license agreements described under "Business-- Proprietary Rights". The Company is obligated to indemnify IBM and Sears for claims and liabilities arising out of PSC's business, whether arising before or after the closing of the Prodigy Acquisition, except with respect to the retirement plans assumed by IBM and Sears.

  In November 1997, IBM and Sears (i) agreed that the consideration receivable upon conversion of the Contingent Notes would be based on the valuation of the Company in excess of $250,000,000 (with the aggregate consideration payable to IBM and Sears still limited to $200,000,000 plus interest from June 17, 1996) and (ii) were granted Contingent Stock Purchase Warrants (the "Contingent Warrants") to purchase shares of Common Stock of the Company at 130% of the fair market value thereof at the time of conversion of the Contingent Notes. The aggregate number of shares of Common Stock issuable to IBM and Sears upon conversion of the Contingent Notes and exercise of the Contingent Warrants cannot exceed 15% of the number of shares outstanding upon completion of the Offering. As a condition to these arrangements, Carso Global Telecom prepaid (on behalf of and as an advance to the Company) the balance due on the Company's former White Plains lease ($5,831,000) and established a $4,000,000 letter of credit, declining quarterly over three years, to secure certain payment obligations of the Company under PSC contracts for which IBM and Sears remain liable. See Notes 1, 4 and 9 to the Company's Consolidated Financial Statements.

  Upon the closing of the Offering (at an assumed initial public offering price of $13.50 per share), IBM and Sears will each (i) receive 1,988,684 shares of Common Stock pursuant to the conversion of its Contingent Note and
(ii) hold a Contingent Warrant to purchase 2,437,191 shares of Common Stock (2,527,191 shares if the Underwriters' over-allotment option is exercised in full) at an exercise price of $17.55 per share (subject to customary anti-dilution adjustments) at any time prior to the third anniversary of the Offering. IBM and Sears have customary piggyback and demand registration rights, at the Company's expense, with respect to the Common Stock issuable upon conversion of the Contingent Notes or exercise of the Contingent Warrants, including customary indemnification and other provisions. After conversion of the Contingent Notes or exercise of the Contingent Warrants, IBM and Sears have agreed to vote their shares of Common Stock in accordance with the voting recommendations of the Company's Board of Directors.

 Reorganization

  In connection with the Prodigy Acquisition, the Company was formed to acquire PSC and to hold all of the outstanding stock of IW, and IW retained its existing cellular telephone assets and conveyed its other assets to other subsidiaries of the Company. The new holding-company structure was created to effect the Prodigy Acquisition and to consolidate the Company's cellular telephone assets within IW in order to position IW for separate sale or financing. As a result of this reorganization, all outstanding Common Stock of IW was automatically converted into Common Stock of the Company on a one-for-one basis. See "--Prior Corporate History".

Other Arrangements with IBM and Sears

  In October 1998, the Company sold to IBM a version of Prodigy's service provider platform software enabling an ISP to manage subscriber data. IBM paid the Company $2,000,000, and the Company retained a perpetual, royalty-free license to use and upgrade the software for its own use. The Company does not use such software to manage its own subscriber data. See "Business-- Technology".

  Between the closing of the Prodigy Acquisition and October 1997, IBM and Sears paid the State of New York $3.4 million for sales and use taxes assessed against PSC for certain periods ended prior to the Prodigy Acquisition. In October 1997, the Company, IBM and Sears agreed that each of them would be liable for one-third of all sales and use taxes assessed against PSC for periods ended prior to the Prodigy Acquisition, and Carso Global Telecom paid (as an advance to the Company) $567,000 to each of IBM and Sears in light of prior payments of such taxes by IBM and Sears.

  Prior to outsourcing its network to Splitrock, Prodigy utilized a network backbone and certain POPs provided by Advantis (a joint venture of IBM and Sears) and subsequently by IBM Global Services after IBM acquired Sears' interest in Advantis during 1997. Splitrock continues to use certain POPs provided by IBM Global Services. The Company also purchases computer equipment from IBM on normal commercial terms. During the period June 17, 1996 through December 31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, the Company paid IBM/Advantis an aggregate of $17,116,000, $33,244,000 and $7,875,000 for network services and equipment purchases.

  At the time of outsourcing its network to Splitrock, Prodigy had certain non-cancellable commitments to purchase network services from Advantis/IBM Global Services. In December 1998, in settlement of such commitments, the Company agreed to purchase from IBM, on normal commercial terms, certain maintenance and voice-related network services in the aggregate amount of $7,500,000 prior to December 31, 2000. If the aggregate amount of such purchases does not equal $7,500,000 by December 31, 2000, the Company must pay the balance in cash on or before December 31, 2000.

  Prior to the Prodigy Acquisition, PSC utilized a network backbone and certain POPs provided by Advantis and purchased computer equipment from IBM. During the year ended December 31, 1995 and the period January 1, 1996 through June 16, 1996, PSC paid Advantis $3,347,000 and $4,355,000, respectively, for network services and paid IBM $13,686,000 and $4,893,000, respectively, for computer equipment. See Note 4 to the Consolidated Financial Statements of Prodigy Services Company for a description of certain other transactions among PSC, IBM and Sears.

Certain Transactions involving Carso Global Telecom, Telmex and Greg C. Carr

 Funding Agreement

  Set forth below is a summary of the Funding Agreement entered into by the Company, Carso Global Telecom and Greg C. Carr on May 12, 1996 in connection with the Prodigy Acquisition (the "Funding Agreement"). All obligations under the Funding Agreement have been performed and the Funding Agreement has no further effect.

  Pursuant to the Funding Agreement, Carso Global Telecom and Mr. Carr granted the Company stock puts giving the Company the right to require Carso Global Telecom and Mr. Carr to purchase shares of Common Stock with an aggregate purchase price of up to $125,000,000 and $12,500,000, respectively, subject to reduction in certain circumstances. The stock puts originally were exercisable at a price of $24.00 per share until the earlier of November 12, 1997 or the closing of the Company's initial public offering with gross proceeds of at least $25,000,000. The Funding Agreement also contained a commitment from Carso Global Telecom and Mr. Carr to invest $5,000,000 and $2,000,000, respectively, in the Company's next private placement. The Company also granted Carso Global Telecom an option, which was not exercised, to purchase the Company's cellular telephone licenses and assets in the Ivory Coast and Guinea for $69,000,000 prior to July 26, 1996. On October 31, 1996, the Funding Agreement was amended to reduce the exercise price of the stock puts to $12.00 per share and the investment commitments of Carso Global Telecom and Mr. Carr in the Company's next private placement were changed to $3,500,000 each. On March 18, 1997, the Funding Agreement was further amended as follows: (i) the amount of Carso Global Telecom's stock put was reduced by $8,444,762, (ii) the amount of Mr. Carr's stock put was increased by $8,500,000, (iii) Carso Global Telecom and Mr. Carr agreed to the exercise of $65,000,000 and $15,000,000 of the stock puts, respectively, and (iv) the expiration of the remaining stock puts was extended to May 12, 1998. The proceeds of the foregoing $65,000,000 and $15,000,000 of stock puts, together with the proceeds of their additional financing commitments of $3,500,000 each, were paid to the Company in connection with the October 1996 Placement described below under "--Prior Equity Financings". The final amount of the stock puts, after giving effect to certain reductions contained in the Funding Agreement and the changes made by the March 18, 1997 amendment to the Funding Agreement, was $103,938,467 for Carso Global Telecom and $20,990,533 for Mr. Carr. By October 1, 1997, the stock puts had been fully exercised for 8,661,539 shares and 1,749,211 shares, respectively.

  Pending expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to certain of the stock put exercises, (i) Carso Global Telecom loaned $71,500,000 to the Company on an interest-free basis (subsequently converted into 7,208,333 shares), (ii) Carso Global Telecom caused Banco Inbursa, an affiliate of Carso Global Telecom, to loan $13,650,000 to the Company at 9% interest (subsequently repaid in full), (iii) Mr. Carr loaned $16,000,000 to the Company on an interest-free basis (subsequently converted into 1,333,333 shares) and (iv) Mr. Carr loaned $1,500,000 to the Company at 9% interest (subsequently converted into 125,000 shares). All such loans were unsecured, and the proceeds were used to finance the Company's operations, except that $40,000,000 of the proceeds was used to repay indebtedness owed to Banco Inbursa under its prior revolving line of credit. See "--Loans from Banco Inbursa".

 Warrants

  Set forth below is a summary of certain stock purchase warrants previously granted by the Company to Carso Global Telecom and Mr. Carr. All such warrants have been exercised or cancelled.

  In consideration of their commitments under the Funding Agreement, the Company granted Carso Global Telecom and Mr. Carr (i) warrants to purchase 675,000 shares and 67,500 shares, respectively, of Common Stock for $12.00 per share (the "Initial Warrants"), exercisable until December 31, 1996, and (ii) warrants to purchase 500,000 shares and 250,000 shares, respectively, of Common Stock for $36.00 per share (the "Additional Warrants"), exercisable until the earlier of (a) the closing of the Company's initial public offering or (b) November 12, 1997. On October 2, 1996, Mr. Carr exercised his Initial Warrant at the Company's request for $11.72 per share, reflecting a discount (based on the interest rate paid under the Company's bank debt) from the original exercise price in order to induce early exercise. On December 27, 1996, Carso Global Telecom exercised its Initial Warrant for $12.00 per share. In connection with the October 31, 1996 amendment of the Funding Agreement, Mr. Carr's Additional Warrant was cancelled and the number of shares subject to Carso Global Telecom's Additional Warrant was reduced from 500,000 to 250,000 and its exercise price was reduced to $28.00 per share. In consideration of the increased financing commitments under the March 18, 1997 amendment to the Funding Agreement, the Company granted Carso Global Telecom and Mr. Carr warrants (the "March 1997 Warrants") to purchase 3,250,000 shares and 500,000 shares, respectively, of Common Stock for $12.00 per share, exercisable prior to the expiration of the stock puts, and Carso Global Telecom's Additional Warrant was cancelled. In consideration of certain interim financing commitments made by Carso Global Telecom and Mr. Carr in October 1997, the exercise price of the March 1997 Warrants was reduced from $12.00 per share to $4.00 per share. Carso Global Telecom exercised its March 1997 Warrant in April 1998. Mr. Carr subsequently transferred his March 1997 Warrant to a third party, who exercised such March 1997 Warrant in May 1998.

 Board Arrangements

  Mr. Carr was Chairman of the Board and a director of the Company from its formation in June 1996 until his resignation in July 1998 and was also a director of IW from March 1995 until January 1997. The Company paid Mr. Carr an annual fee of $135,000 from May 1996 until his resignation in recognition of the fact that Mr. Carr's duties as Chairman of the Board were significantly greater than the duties ordinarily assumed by a Chairman of the Board.

  In connection with the March 18, 1997 amendment of the Funding Agreement, Carso Global Telecom and Mr. Carr agreed that, until the earlier of March 18, 2007 or one year after the Company's initial public offering with gross proceeds of at least $25,000,000, (i) Carso Global Telecom would have the right to designate 60% of the Company's directors, (ii) Mr. Carr would have the right to designate 40% of the Company's directors, (iii) Mr. Carr would vote all shares over which he (or any affiliate of Mr. Carr) exercised voting control in favor of the election of the directors designated by Carso Global Telecom and (iv) Carso Global Telecom would vote all shares over which it (or any affiliate of Carso Global Telecom) exercised voting control in favor of the election of the directors designated by Mr. Carr. In connection with Telmex's purchase of 3,250,000 shares from Mr. Carr in August 1998, Carso Global Telecom and Mr. Carr agreed to terminate the foregoing voting agreement, and Carso Global Telecom agreed to continue, until the earlier of July 24, 1999 or Mr. Carr's resignation as a director, to vote all shares over which it (or any of its affiliates) exercised voting control in favor of the election of Mr. Carr as a director. On July 24, 1998, Mr. Carr resigned as Chairman of the Board and, on July 31, 1998, Mr. Carr resigned as a director of the Company. See "--Certain Stock Purchases by Telmex".

 Certain Stock Purchases by Telmex

  In August 1998, Telmex purchased 3,250,000 shares of Common Stock from Mr. Carr for $8.00 per share for an aggregate purchase price of $26,000,000. Mr. Carr concurrently purchased 288,656 shares at the same price from family members and certain other stockholders. Pending the termination of the waiting period under the HSR Act applicable to Telmex's purchase from Mr. Carr, Telmex loaned $26,000,000 to Mr. Carr. Such loan did not bear interest and was secured by Mr. Carr's pledge to Telmex of 3,250,000 shares. Telmex and Carso Global Telecom also granted Mr. Carr certain co-sale rights to participate in subsequent sales by Telmex or Carso Global Telecom, which rights will expire upon the closing of the Offering.

  In August 1998, Telmex purchased 37,500 shares of Common Stock from Paul W. DeLacey for $8.00 per share for an aggregate purchase price of $300,000. Mr. DeLacey served as President and Chief Executive Officer of the Company from June 1996 until September 1997 and as a director of the Company from June 1996 until July 1998. Mr. DeLacey concurrently purchased 6,250 shares at the same price from family members. Pending the termination of the waiting period under the HSR Act applicable to Telmex's purchase from Mr. DeLacey, Telmex loaned $300,000 to Mr. DeLacey. Such loan did not bear interest and was secured by Mr. DeLacey's pledge to Telmex of 37,500 shares. In connection with this transaction, Mr. DeLacey resigned as a director of the Company on July 24, 1998.

  As a result of Telmex's purchases of an aggregate of 3,287,500 shares from Messrs. Carr and DeLacey as described above, and its purchase of 6,125,000 shares from the Company as described below under "--Prior Equity Financings", Telmex currently owns 20.9% of the Company's outstanding Common Stock. Upon consummation of the Offerings (at an assumed initial public offering price of $13.50 per share), Telmex will own 19.3% of the Company's outstanding Common Stock upon the closing of the Offerings. See "Principal Stockholders".

 Loans from Banco Inbursa

  Set forth below is a summary of certain loans previously made to the Company by Banco Inbursa. All such loans have been repaid (with interest as applicable) in cash.

  In June 1996, Banco Inbursa agreed to provide the Company with a $50,000,000 revolving line of credit with an original maturity of June 13, 1997. In June 1996, the Company borrowed $48,000,000 in order to pay the cash portion of the purchase price for the Prodigy Acquisition and related expenses and subsequently borrowed the remaining $2,000,000. In March 1997, the Company repaid $40,000,000 to Banco Inbursa. See "--Funding Agreement". In June 1997, Banco Inbursa agreed to extend the line of credit for $10,000,000 until January 31, 1998. Advances under the line of credit bore interest at the prime rate plus one-half percentage point. Between February 1998 and July 1998, Banco Inbursa made additional advances to the Company in the aggregate amount of $22,100,000 to fund operations; such loans bore 9% interest and were due December 31, 1999. In late July 1998, the Company repaid all $32,100,000 then owed to Banco Inbursa. Banco Inbursa also made interim loans to the Company pending the closing of certain equity financings, all of which loans have been repaid. See "--Prior Equity Financings".

  In June 1996, Carso Global Telecom and Mr. Carr pledged 1,750,000 shares and 2,500,000 shares of Common Stock, respectively, owned by them to secure amounts outstanding under the Banco Inbursa line of credit. In connection with the October 31, 1996 amendment of the Funding Agreement, Mr. Carr agreed to continue his stock pledge until June 13, 1998 to secure a new line of credit from a United States bank or other debt financing to replace the Banco Inbursa line of credit. In October 1997, Mr. Carr agreed to pledge 1,875,000 shares of Common Stock to secure advances of $3,750,000 from Banco Inbursa to the Company until the closing of the Company's rights offering in December 1997. All stock pledges of Carso Global Telecom and Mr. Carr were released in July 1998.

 Loans from Greg C. Carr

  Set forth below is a summary of certain loans previously made to the Company by Mr. Carr. All such loans have been repaid (with interest as applicable) in cash or through conversion into Common Stock of the Company.

  In November and December 1996, Mr. Carr loaned $6,000,000 to the Company. Such loans bore interest at the prime rate plus 1 1/4 percentage points and were repaid with interest on January 2, 1997.

  From March 31, 1995 to May 15, 1995, Mr. Carr provided a revolving line of credit of $1,250,000 to the Company. See "--Prior Corporate History--ACI Merger". As of May 15, 1995, Mr. Carr converted the advances and accrued interest then outstanding ($730,000 in total) into Common Stock at $10.00 per share. From November 15, 1995 to June 12, 1996, Mr. Carr provided a revolving line of credit of $4,500,000 to the Company. Effective as of March 31, 1996, Mr. Carr converted $3,000,000 in advances into 250,000 shares of Common Stock at $12.00 per share in connection with the November 1995 Placement described below under "--Prior Equity Financings". Effective as of June 12, 1996, Mr. Carr converted the remaining $1,500,000 in advances into 125,000 shares of Common Stock at $12.00 per share. Advances under both facilities were secured by all of the Company's assets, bore interest at a floating interest rate based on the prime rate and were used to finance the Company's operations. Upon establishment of the $4,500,000 facility, the Company paid Mr. Carr a commitment fee equal to 1% of the total facility ($45,000) through the issuance of 3,750 shares of Common Stock valued at $12.00 per share.

Prior Equity Financings

  In August 1998, Telmex purchased 6,125,000 shares of Common Stock from the Company for $8.00 per share for aggregate gross proceeds of $49,000,000, and in July 1998 Carso Global Telecom purchased 1,375,000 shares of Common Stock from the Company for $8.00 per share for aggregate gross proceeds of $11,000,000. Pending the termination of the applicable waiting period under the HSR Act, Telmex's investment in the Company was represented by an unsecured, interest-free loan to the Company.

  In November 1997, the Company made a rights offering in which each stockholder of the Company was entitled to purchase one share of Common Stock at a price of $4.00 per share for each one share held as of October 10, 1997. The offering price was determined by the Company's Board of Directors to equal the fair market value of the Common Stock at that time upon consideration of certain analyses undertaken by a financial advisor as to the range within which the purchase price would be fair to the Company from a financial point of view and after consideration of other factors. On December 19, 1997, the Company closed the rights offering by issuing an aggregate of 12,640,478 shares to 36 stockholders of the Company, including 12,385,955 shares to Carso Global Telecom and 125,000 shares to Mr. Carr. Mr. Carr paid the purchase price for his shares through the conversion of $500,000 of prior advances to the Company without interest. In payment for its 12,385,955 shares, Carso Global Telecom (i) was credited with $4,000,000 by reason of the issuance of the IBM/Sears LC, (ii) paid $13,750,000 directly to Banco Inbursa on the Company's behalf in repayment of $13,750,000 of indebtedness owed by the Company to Banco Inbursa (see "--Loans from Banco Inbursa") and (iii) paid the remaining $31,793,822 to the Company. Each calendar quarter, Carso Global Telecom is required to pay the Company an amount equal to $333,333 less any draws on the IBM/Sears LC during such quarter until the entire $4,000,000 has been paid to the Company or drawn under the IBM/Sears LC. As of December 31, 1998, Carso Global Telecom had paid $1,333,333 pursuant to such commitment and the IBM/Sears LC had been reduced to $2,666,667.

  Between October 1996 and May 1997, the Company received aggregate gross proceeds of $88,843,235 from the private placement (the "October 1996 Placement") of 7,403,603 shares of Common Stock for $12.00 per share. In the October 1996 Placement, Carso Global Telecom and Mr. Carr invested $68,500,000 and $18,500,000, respectively, through exercises of the stock puts and the financing commitments contained in the Funding Agreement, and Mr. Pillar invested $30,000. See "--Funding Agreement". The Company granted a warrant to purchase 17,014 shares of Common Stock for $12.00 per share, exercisable at any time prior to December 13, 2001, to a placement agent in the October 1996 Placement, and paid a financial advisor cash fees totalling $150,000.

  Pursuant to an agreement dated April 11, 1996, Carso Global Telecom purchased 1,750,000 shares of Common Stock from the Company for $12.00 per share (for aggregate gross proceeds of $21,000,000) on various dates between March 1996 and September 1996.

  Between November 1995 and March 1996, the Company received aggregate gross proceeds of $7,376,508 from the private placement (the "November 1995 Placement") of 614,709 shares of Common Stock for $12.00 per share. Mr. Carr purchased 250,000 shares in the November 1995 Placement for $3,000,000 upon the conversion of advances made by him to the Company under a line of credit. See "--Loans from Greg C. Carr". The Company paid a placement agent in the November 1995 Placement a cash fee of $50,000 and granted other placement agents (i) a warrant to purchase 33,333 shares of Common Stock for $12.00 per share, exercisable at any time prior to August 15, 2005, and (ii) a warrant to purchase 11,095 shares of Common Stock for $12.00 per share, exercisable at any time prior to March 1, 2001. The foregoing warrants are currently outstanding.

  Between May 1995 and November 1995, the Company received aggregate gross proceeds of $3,081,250 from the private placement (the "May 1995 Placement") of 308,125 shares of Common Stock for $10.00 per share. Mr. Carr purchased 100,000 shares in the May 1995 Placement for $1,000,000. The Company paid a placement agent in the May 1995 Placement a cash fee of $77,438 and granted other placement agents (i) a warrant to purchase 4,000 shares of Common Stock for $10.00 per share, exercisable at any time prior to August 15, 2005, and
(ii) a warrant to purchase 1,960 shares of Common Stock for $10.00 per share, exercisable at any time prior to March 1, 2001. The foregoing warrants are currently outstanding.

  Between October 1994 and February 1995, the Company received aggregate gross proceeds of $907,456 from the private placement (the "October 1994 Placement") of 113,432 shares of Series A Convertible Preferred Stock ("Series A Stock") for $8.00 per share. On March 31, 1995, each share of Series A Stock was reclassified and changed into 1.25 shares of Common Stock (for an aggregate of 141,790 shares of Common Stock), resulting in an effective purchase price for the investors in the October 1994 Placement of $6.40 per share of Common Stock. The rate at which Series A Stock was exchanged for Common Stock was intended to compensate the holders of Series A Stock for the value of the liquidation preference they relinquished upon the reclassification of their shares into Common Stock.

  As a result of their purchases from the Company as described above, and certain purchases from other stockholders of the Company, Carso Global Telecom and Telmex currently own 65.3% and 20.9%, respectively, of the Company's outstanding Common Stock. Upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share), Carso Global Telecom will own 49.8% of the Company's outstanding Common Stock and Telmex will own 19.3% of the Company's outstanding Common Stock. As a result of certain sales to other stockholders of the Company, including his sale of 3,250,000 shares to Telmex in August 1998, Mr. Carr currently owns less than 5% of the Company's outstanding Common Stock. See "--Certain Stock Purchases by Telmex".

Prior Corporate History

 Comstar Transaction

  The Company's predecessor, IW, was formed in Delaware in May 1994 to develop and operate cellular telephone systems in Africa. On August 10, 1994, IW acquired all of the assets of Comstar Cellular Network, Inc. and assumed Comstar's outstanding accounts payable. At the time of the acquisition, Comstar's corporate records were incomplete and there had been an overissuance of Comstar's common stock. Comstar also required an immediate cash infusion in order to complete the activities required to convert the two provisional communications licenses it held in Africa into definitive licenses. In exchange for Comstar's assets, IW issued to Comstar all then outstanding common stock of IW, which Comstar then distributed as a liquidating dividend to the holders of certificates for common stock of Comstar. Each holder of a certificate for common stock of Comstar was required to acknowledge and accept the terms of the Comstar acquisition and release Comstar and IW from all claims which such holder may have had against either Comstar or IW. The terms of the Comstar acquisition were accepted by the holders of 98% of the certificates for common stock of Comstar (representing 78% of the number of shares covered by outstanding certificates for common stock of Comstar), and an aggregate of 5,409,213 shares of IW common stock were issued to the former holders of Comstar certificates. Three persons chose not to participate in the Comstar acquisition and received no IW shares. See "Business--Legal Proceedings". In March 1995, Comstar was dissolved under Nevada law. The Company believes that the Comstar acquisition provided the holders of certificates for common stock of Comstar with the opportunity to acquire equity participation, without further investment, in a properly constituted corporation without the corporate irregularities or claims of creditors faced by Comstar and in substantially the same proportions as they would have had in Comstar had their certificates been validly issued.

 ACI Merger

  On March 31, 1995, African Communications Incorporated ("ACI") was merged with and into IW (the "ACI Merger"). Prior to the ACI Merger, IW and ACI had jointly evaluated certain African markets and established IW's initial foreign subsidiaries. ACI had no material assets or liabilities other than its equity interests in the initial foreign subsidiaries and loans of approximately $450,000 to IW and certain of its foreign subsidiaries. Immediately prior to the ACI Merger, ACI assigned these loans to Mr. Carr (who was then ACI's sole stockholder), and Mr. Carr agreed to make approximately $800,000 in additional loans available to IW. See "--Loans from Greg C. Carr". In the ACI Merger, Mr. Carr received 2,790,564 shares of common stock of IW, representing 33.8% of the outstanding common stock immediately after the ACI Merger and 32.3% of the then outstanding common stock on a fully-diluted basis. The terms of the ACI Merger were negotiated to reflect the fact that the initial foreign subsidiaries were owned by IW and ACI in a two-to-one ratio.

 Dispositions of Former International Operations

  On January 27, 1997, the Company sold IW to an acquisition corporation (the "Cellular Buyer") formed by Terrance P. Dillon, a former director and principal stockholder of the Company and IW. At the time of the sale, IW's assets consisted of cellular communications licenses and license applications in certain African countries and the associated rights and assets used in the Company's cellular telephone operations. The original purchase price consisted of (i) the surrender of 1,392,857 shares of Common Stock of the Company (valued by the parties at $27.00 per share), (ii) a Promissory Note (the "Cellular Note") in the original principal amount of $21,500,000 (including $1,500,000 in reimbursement of capital expenditures made by the Company for the benefit of
IW) and (iii) the cancellation of options to purchase 125,000 shares of Common Stock of the Company. In October 1997, the Cellular Buyer surrendered an additional 573,580 shares of Common Stock of the Company held by the Cellular Buyer (valued by the parties at $12.00 per share) to reduce its unpaid obligations under the Cellular Note and to satisfy unpaid indemnification obligations owed to the Company. As of December 31, 1998, $17,655,000 in principal amount and accrued interest was outstanding under the Cellular Note. Due to uncertainties associated with the efforts of the Cellular Buyer to obtain financing, the Cellular Note has been recorded in the Company's accounts at a book value of zero.

  On October 1, 1998, the Company sold Africa Online, Inc. ("AFOL"), an ISP operating in various African countries, for $2,815,000 in cash, of which $750,000 was placed in escrow for six months to secure the Company's indemnification obligations to the buyer. In connection with the sale of AFOL, 24,230 shares of Common Stock of the Company were surrendered to the Company (of which 17,180 shares were surrendered by a former employee and 7,050 were returned to the Company out of the escrow established when the Company acquired AFOL in November 1995).

  The Company formerly participated in several joint ventures which offered Internet, online, voice messaging and fax messaging services in China. In March 1998, the Company terminated its Chinese joint ventures and operations. See Note 5 to the Company's Consolidated Financial Statements.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of December 31, 1998 and as adjusted to give effect to the Offerings by (i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock,
(ii) each of the directors of the Company, (iii) each of the Named Executive Officers and (iv) all current executive officers and directors as a group.

                                                              Shares to be
                                     Shares Beneficially   Beneficially Owned
                                     Owned Prior to the         after the
                                        Offerings(1)         Offerings(1)(2)
                                    --------------------- ---------------------
     Name of Beneficial Owner         Number   Percentage   Number   Percentage
     ------------------------       ---------- ---------- ---------- ----------
Current Directors, Executive
 Officers and 5% Stockholders:
  Carso Global Telecom(3).......... 29,396,911    65.3%   29,396,911    49.8%
  Telmex(4)........................  9,412,500    20.9    11,412,500    19.3
  Samer F. Salameh(5)(6)...........     68,750       *        87,500       *
  Alfredo Sanchez(6)...............        --      --            --      --
  Arturo Elias(6)..................        --      --            --      --
  James M. Nakfoor(6)..............      9,375       *         9,375       *
  Russell I. Pillar(7).............    121,250       *       140,000       *
  David C. Trachtenberg............        --      --            --      --
  David R. Henkel..................        --      --            --      --
  Andrea S. Hirsch.................        --      --            --      --
  Carena M. Pooth(8)...............     34,016       *        34,016       *
  James P. Dougherty(9)............     43,750       *        43,750       *
  All current executive officers
   and directors as a group (10
   persons)(6)(10).................    277,141       *       314,641       *
Other 5% Stockholders:
  IBM(11)..........................        --      --      4,425,875     7.2
  Sears(12)........................        --      --      4,425,875     7.2
Former Executive Officers:
  Inder S. Gopal...................        --      --            --      --
  James L'Heureux(13)..............     27,083       *        27,083       *

----------
*   Denotes ownership of less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire within 60 days after December 31, 1998 through the exercise of any stock option, warrant or other right (but such shares are not deemed outstanding for purposes of calculating the percentage ownership of any other person). The inclusion herein of any such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or, in the case of individuals, shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

 (2) Shares to be beneficially owned after the Offerings give pro forma effect to the Offering and the Telmex Purchase and the issuance to IBM and Sears of an aggregate of 3,977,368 shares upon the closing of the Offering (at an assumed initial public offering price of $13.50 per share) pursuant to the conversion of the Contingent Notes held by them. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company" and Notes 1, 4 and 9 to the Company's Consolidated Financial Statements.
 (3) Excludes the listed shares held by Telmex. Carso Global Telecom may be deemed to control Telmex though the regular-voting shares of Telmex that it owns directly and its interest in a trust which owns a majority of Telmex's outstanding regular-voting shares. In June 1996, Carso Global Telecom was spun-off from Grupo

    Carso, S.A. de C.V. ("Grupo Carso"), a Mexican holding company with interests in the tobacco, mining, metallurgical and paper industries, in the operation of restaurants and department stores and in the production of copper, copper alloys, copper cable, aluminum wire and tires. Mr. Carlos Slim Helu, a Mexican citizen, and certain members of his immediate family, beneficially own a majority of the outstanding voting equity securities of Carso Global Telecom. Thus, Mr. Slim and members of his immediate family may be deemed to control Carso Global Telecom, Telmex and the Company. See "Risk Factors--Control of the Company and Potential Conflicts of Interest". As used herein with respect to the Company, all references to Carso Global Telecom mean and include Grupo Carso prior to the date Carso Global Telecom was spun-off from Grupo Carso. The business address of Carso Global Telecom and Mr. Slim is Paseo de las Palmas, #736, Col. Lomas de Chapultepec, Mexico City, Mexico 11000.

 (4) The listed shares are held by Sercotel, S.A. de C.V., a wholly-owned subsidiary of Telmex. Telmex's business address is Parque Via 190, Oficina 1016, Colonia Cuauhtemoc, Mexico City, Mexico 06599. See footnote
     (3).

 (5) Consists of 68,750 shares of Common Stock subject to outstanding stock options that are exercisable within 60 days after December 31, 1998 and, upon closing of the Offering, 18,750 additional shares of Common Stock subject to stock options that will become exercisable upon the closing of the Offering.
 (6) Excludes the listed shares held by Carso Global Telecom and Telmex. See "Management".

 (7) Pre-Offering figures include 68,750 shares of Common Stock subject to outstanding stock options that are exercisable within 60 days after December 31, 1998. Post-Offering figures include 18,750 additional shares of Common Stock subject to stock options that will become exercisable upon the closing of the Offering.

 (8) Consists of 34,016 shares of Common Stock subject to outstanding stock options that are exercisable within 60 days after December 31, 1998.

 (9) Consists of 43,750 shares of Common Stock subject to outstanding stock options that are exercisable within 60 days after December 31, 1998.

(10) Pre-Offering figures include an aggregate of 215,266 shares of Common Stock subject to outstanding stock options that are exercisable within 60 days after December 31, 1998. Post-Offering figures include 37,500 additional shares of Common Stock subject to stock options that will become exercisable upon the closing of the Offering.

(11) Upon the closing of the Offering (at an assumed initial public offering price of $13.50 per share), consists of (i) 1,988,684 shares issued to IBM pursuant to the conversion of the Contingent Note held by IBM and
     (ii) 2,437,191 shares of Common Stock (2,527,191 shares if the Underwriters' over-allotment option is exercised in full) issuable to IBM upon exercise of the Contingent Warrant held by it with an exercise price of $17.55 per share. See "Corporate History and Certain Transaction-- Acquisition of Prodigy Services Company". IBM's business address is New Orchard Road, Armonk, New York 10504.

(12) Upon the closing of the Offering (at an assumed initial public offering price of $13.50 per share), consists of (i) 1,988,684 shares issued to Sears pursuant to the conversion of the Contingent Note held by Sears and
     (ii) 2,437,191 shares of Common Stock (2,527,191 shares if the Underwriters' over-allotment option is exercised in full) issuable to Sears upon exercise of the Contingent Warrant held by it with an exercise price of $17.55 per share. See "Corporate History and Certain Transaction--Acquisition of Prodigy Services Company". Sears' business address is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(13) Consists of 27,083 shares of Common Stock subject to outstanding stock options that are exercisable within 60 days after December 31, 1998.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of the Offerings, the authorized capital stock of the Company will consist of 150,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. As of December 31, 1998, there were outstanding (i) 45,034,302 shares of Common Stock held by 431 stockholders of record, (ii) options to purchase an aggregate of 2,343,189 shares of Common Stock at a weighted-average exercise price of $5.76 per share, (iii) warrants to purchase an aggregate of 122,402 shares of Common Stock at a weighted-average exercise price of $11.08 per share and (iv) the Contingent Notes and Contingent Warrants held by IBM and Sears. Upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share), (i) there will be outstanding 59,011,670 shares of Common Stock, after giving effect to the conversion of the Contingent Notes held by IBM and Sears into an aggregate of 3,977,368 shares of Common Stock, and (ii) the Contingent Warrants will be exercisable for an aggregate of 4,874,382 shares of Common Stock (5,054,382 shares if the Underwriters' over-allotment option is exercised in full) at an exercise price of $17.55 per share (subject to customary anti-dilution adjustments) at any time prior to the third anniversary of the Closing. See "Management--Stock Plans" and "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company".

  The following summary of certain provisions of the Company's Common Stock, Preferred Stock, Certificate of Incorporation and By-laws, as in effect upon the closing of the Offering, is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company's Certificate of Incorporation and By-laws included as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information".

Common Stock

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of the Offering, certain holders of Common Stock have the right to require the Company to effect the registration of their shares of Common Stock in certain circumstances. See "Shares Eligible for Future Sale--Registration Rights".

Preferred Stock

  The Board of Directors is authorized, without any further action by the Company's stockholders, to designate and issue shares of Preferred Stock in one or more series and to fix the rights and preferences thereof, including the voting, dividend, conversion, redemption and liquidation rights and preferences. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could adversely affect the rights of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control or acquisition of the Company. The Company has no present plans to issue any Preferred Stock.

Delaware Anti-Takeover Statute

  Section 203 of the Delaware General Corporation Law ("DGCL") is applicable to publicly-held corporations organized under the laws of Delaware, including the Company. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at anytime within three years immediately prior to the relevant date and the affiliates and associates of such person referred to in (i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Company's Certificate of Incorporation and By-laws do not exclude the Company from the restrictions imposed under Section 203 of the DGCL.

Limitation on Liability and Indemnification of Directors

  The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no public market for the securities of the Company. Upon completion of the Offerings, based upon the number of shares outstanding on the date of this Prospectus and after giving pro forma effect to the conversion upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share) of the Contingent Notes held by IBM and Sears into an aggregate of 3,977,368 shares of Common Stock, there will be 59,011,670 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option or outstanding warrants or options of the Company). Of these shares, the 8,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

  The remaining 51,011,670 shares of Common Stock (including the shares to be sold to Telmex in the Telmex Purchase) are deemed "restricted securities" under Rule 144. Of the restricted securities, approximately 2,513,120 shares of Common Stock, which are not subject to lock-up agreements (the "Lock-up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act. Approximately 569,835 additional shares of Common Stock, which are not subject to Lock-up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements, approximately 38,343,359 additional shares of Common Stock will be available for sale in the public market in accordance with the provisions of Rule 144 under the Securities Act.

  The Company and certain stockholders of the Company (including Carso Global Telecom, Telmex, IBM, Sears and all directors and executive officers of the Company) who will hold, upon consummation of the Offerings at an assumed initial public offering price of $13.50 per share, an aggregate of approximately 47,827,734 shares of Common Stock (including the shares to be sold to Telmex in the Telmex Purchase), have agreed, without the prior written consent of Bear, Stearns & Co. Inc., not to sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, establish an open "put equivalent position" or otherwise dispose of or enter into any transaction or arrangement that transfers the economic consequences of ownership of Common Stock, for (i) in the case of the Company, 180 days after the Offering and (ii) in the case of such stockholders, officers and directors, 30 days after the date of this Prospectus with respect to 433,076 shares and 180 days after the closing of the Offering with respect to 47,394,658 shares. In the case of the Company, the foregoing agreement does not apply to the shares of Common Stock to be issued in connection with the Offering or pursuant to employee benefit plans existing on the date of this Prospectus and, in the case of the executive officers, directors and existing stockholders, the Lock-up Agreements do not apply to certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the Offering.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 590,000 shares immediately after the Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  Securities issued in reliance on Rule 701 prior to the Offerings (such as shares of Common Stock acquired pursuant to the exercise of certain options granted under the Company's stock plans) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

Options

  Following the Offerings, the Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the Option Plan, the Director Plan and the Purchase Plan. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-Up Agreements noted above, if applicable.

Registration Rights

  In connection with the Company's acquisition of PSC from IBM and Sears in June 1996, the Company issued to IBM and Sears the Contingent Notes and Contingent Warrants. IBM and Sears hold customary piggyback and demand registration rights, at Prodigy's expense, with respect to the Common Stock issuable upon conversion of the Contingent Notes and exercise of the Contingent Warrants. See "Corporate History and Certain Transactions-- Acquisition of Prodigy Services Company". Upon the closing of the Offerings (at an assumed initial public offering price of $13.50 per share), IBM and Sears will each (i) receive 1,988,684 shares of Common Stock pursuant to the conversion of its Contingent Note and (ii) hold a Contingent Warrant to purchase 2,437,191 shares (2,527,191 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock for $17.55 per share (subject to customary anti-dilution adjustments) at any time prior to the third anniversary of the Offering.

Effect of Sales of Shares

  Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc., BancBoston Robertson Stephens Inc., ING Baring Furman Selz LLC and Volpe Brown Whelan & Company, LLC are acting as representatives (the "Representatives") and Wit Capital Corporation is facilitating online distribution ("e-Manager"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       Number
           Underwriter                                                of Shares
           -----------                                                ---------
Bear, Stearns & Co. Inc. ............................................
BancBoston Robertson Stephens Inc. ..................................
ING Baring Furman Selz LLC...........................................
Volpe Brown Whelan & Company, LLC....................................
                                                                      ---------
    Total............................................................ 8,000,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased. The Offering and the Telmex Purchase are contingent on each other.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $   per
share. The Underwriters may allow, and such dealers may re-allow, a concession
to certain other dealers not in excess of $   per share. After commencement of
the initial public offering, the offering price and other selling terms may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 1,200,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it in the above table bears to the 8,000,000 shares of Common Stock initially offered hereby and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 8,000,000 shares are being offered.

  The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company regarding certain liabilities, including liabilities under the Securities Act.

  To facilitate the Offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company.

  The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The Underwriters have reserved for sale at the initial public offering price up to 400,000 shares of Common Stock for sale to certain directors, officers and employees, friends and family of the Company who have expressed an interest in purchasing such shares of Common Stock in the Offering. Such persons are expected to purchase, in the aggregate, not more than 5% of the Common Stock offered in the Offering. The number of shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered hereby.

  A Prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital Corporation. Other than the Prospectus in electronic format, the information on such Web site and any information contained on any other Web site maintained by Wit Capital Corporation is not part of this Prospectus or the Registration Statement of which this Prospectus forms a part, has not been approved and/or endorsed by the Company or any Underwriter in such capacity and should not be relied on by prospective investors.

  The Underwriters have informed the Company that they do not expect to confirm sales to any accounts over which they exercise discretionary authority.

  The Company and certain stockholders of the Company (including Carso Global Telecom, Telmex, IBM, Sears and all directors and executive officers of the Company) who will hold, upon consummation of the Offerings at an assumed initial public offering price of $13.50 per share, an aggregate of approximately 47,827,734 shares of Common Stock, have agreed, without the prior written consent of Bear, Stearns & Co. Inc., not to sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, establish an open "put equivalent position" or otherwise dispose of or enter into any transaction or arrangement that transfers the economic consequences of ownership of Common Stock, for (i) in the case of the Company, 180 days after the Offering, and (ii) in the case of such stockholders, officers and directors, 30 days after the date of this Prospectus with respect to 433,076 shares and 180 days after the closing of the Offering with respect to 47,394,658 shares. In the case of the Company, the foregoing agreement does not apply to the shares of Common Stock to be issued in connection with the Offering or pursuant to employee benefit plans existing on the date of this Prospectus and, in the case of the executive officers, directors and existing stockholders, the Lock-up Agreements do not apply to certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the Offering.

  ING Baring Furman Selz LLC acted as the Company's financial advisor in the Prodigy Acquisition and was paid a fee of $750,000. The Company also agreed that if it undertook an initial public offering prior to June 17, 1998, ING Baring Furman Selz LLC would be permitted to act as a co-manager of such offering and receive per-share compensation no less favorable than the per-share compensation paid to other underwriters of the offering. The selection of ING Baring Furman Selz LLC as one of the Representatives in the Offering was not made pursuant to these arrangements. See "Corporate History and Certain Transactions--Acquisition of Prodigy Services Company".

  Wit Capital Corporation acted as financial advisor in connection with the Company's issuance of 1,375,000 shares of Common Stock to Carso Global Telecom in July 1998 and 6,125,000 shares of Common Stock to

Telmex in August 1998 and was paid a fee of $50,000. See "Corporate History and Certain Transactions--Prior Equity Financings".

  Prior to this Offering, there was no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations and financial results, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the price-earnings ratios and market prices of securities of comparable companies at the time of the Offering. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

                             TELMEX PURCHASE

  Concurrently with the Offering, the Company is offering to sell directly to Telmex 2,000,000 shares of Common Stock at the Price to Public set forth on the cover page of this Prospectus. The Underwriters will not receive any compensation in connection with the sale of such shares. The Offering and the Telmex Purchase are contingent on each other.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. A partner of Hale and Dorr LLP owns 7,500 shares of the Company's Common Stock. Certain legal matters relating to the Offering will be passed upon for the Underwriters by O'Sullivan Graev & Karabell, LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Prodigy Services Company for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996 and the consolidated financial statements of Prodigy Communications Corporation as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, included in this Prospectus, have been so included in reliance of the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  On August 29, 1996, the Company appointed Coopers & Lybrand L.L.P. (a predecessor to PricewaterhouseCoopers LLP) as independent auditors commencing with the fiscal year ending December 31, 1996. The decision to appoint Coopers & Lybrand L.L.P. as independent auditors for the Company was approved by the Company's Board of Directors. Coopers & Lybrand L.L.P. had been the independent auditors of Prodigy Services Company prior to the Prodigy Acquisition. As a result of the Prodigy Acquisition, the former assets and operations of Prodigy Services Company constituted the overwhelming majority of the Company's assets and operations, and Coopers & Lybrand L.L.P. was selected as the Company's independent auditors because of the familiarity of Coopers & Lybrand L.L.P. with the financial statements and history of Prodigy Services Company.

  Coopers & Lybrand L.L.P. replaced the firm of Deloitte & Touche LLP, whose engagement was terminated effective August 29, 1996. The report of Deloitte & Touche LLP dated June 17, 1996 on the consolidated financial statements of International Wireless Incorporated as of and for the periods ended December 31, 1994 and December 31, 1995 (the "Deloitte Report") did not contain an adverse opinion or a disclaimer of opinion, nor was the Deloitte Report qualified or modified as to uncertainty, audit scope or accounting principles. During the period from inception of the Company's predecessor, International Wireless Incorporated, in May 1994 through August 29, 1996, (i) there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with the Deloitte Report, and (ii) the Company did not consult Coopers
& Lybrand L.L.P. regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, (b) the type of audit opinion that might be rendered on the Company's financial statements or (c) items which concerned the subject matter of any disagreement with Deloitte & Touche LLP or reportable events as described in subparagraph (a)(1)(v) of Item 304 of Regulation S-K under the Exchange Act.

  As a result of the audit work in relation to the Deloitte Report, Deloitte & Touche LLP communicated certain matters and recommendations to the management of International Wireless Incorporated concerning implementation of internal financial controls, including the need to further develop and document formal policies and procedures and develop integrated financial reporting systems. These matters were discussed with the Board of Directors of International Wireless Incorporated. The Company believes that the plans of its management satisfactorily address the recommendations of Deloitte & Touche LLP.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at the Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Company is required to file electronic versions to these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements. The Company also intends to make available to its stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                      PRODIGY COMMUNICATIONS CORPORATION
                  Index to Consolidated Financial Statements

                                                                            Page
                                                                            ----
PRODIGY COMMUNICATIONS CORPORATION
Report of Independent Accountants.........................................   F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997
 and September 30, 1998 (unaudited).......................................   F-3
Consolidated Statements of Operations for the years ended December 31,
 1996
 and 1997 and for the nine months ended September 30, 1997 and 1998
 (unaudited)..............................................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the
 years ended December 31, 1996 and 1997 and for the nine months ended
 September 30, 1998 (unaudited)...........................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996
 and 1997 and for the nine months ended September 30, 1997 and 1998
 (unaudited)..............................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
PRODIGY SERVICES COMPANY
Report of Independent Accountants.........................................  F-26
Consolidated Statements of Operations for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996...............  F-27
Consolidated Statements of Cash Flows for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996...............  F-28
Notes to Consolidated Financial Statements................................  F-29

  Although required by Regulation S-X under the Exchange Act, audited financial statements for International Wireless Incorporated have not been presented in this Prospectus. The Company does not believe that the consolidated financial statements of International Wireless Incorporated are meaningful, as the results of operations and assets of the entities were minimal for all periods prior to the acquisition of Prodigy Services Company
(see Note 1 of Notes to Consolidated Financial Statements of International
Wireless Incorporated), and the related operations have been disposed of.
However, unaudited financial statements have been included as additional disclosure.

  Audited financial statements for Prodigy Services Company have been presented in this Prospectus, as Prodigy Services Company is considered to be the predecessor business to Prodigy Communications Corporation.

INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets as of December 31, 1994 and 1995....  F-34
Unaudited Consolidated Statements of Operations for the period from May
 23, 1994
 (Date of Inception) to December 31, 1994 and the year ended December 31,
 1995.....................................................................  F-35
Unaudited Consolidated Statements of Stockholders' Equity (Deficiency) for
 the period from
 May 23, 1994 (Date of Inception) to December 31, 1994 and the year ended
 December 31, 1995........................................................  F-36
Unaudited Consolidated Statements of Cash Flows for the period from May
 23, 1994
 (Date of Inception) to December 31, 1994 and the year ended December 31,
 1995.....................................................................  F-37
Unaudited Notes to Consolidated Financial Statements......................  F-38

  The accompanying consolidated financial statements of Prodigy Communications Corporation have been prepared to give effect to the planned reverse stock split described in Note 16. When this reverse stock split becomes effective we will issue the following report.

                                              /s/ PricewaterhouseCoopers LLP

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Prodigy Communications Corporation:

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Prodigy Communications Corporation (formerly Prodigy, Inc.) and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 1 to the accompanying consolidated financial statements, the Company has restated its financial statements for the years ended December 31, 1996 and December 31, 1997.

Boston, Massachusetts
April 30, 1998, except as to
the information presented under
Additional Financing in Notes 8 and 11
for which the date is September 21, 1998

and to the information presented under

Restatement of Financial Statements in

Note 1 for which the date is January 22, 1999

                       PRODIGY COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                December 31,      September 30,
                                             -------------------  -------------
                                               1996      1997         1998
                                             --------  ---------  -------------
                                                                   (Unaudited)
                                               (in thousands, except share
                                                       information)
Assets
 Current assets:
  Cash and cash equivalents................. $ 21,275  $  12,363    $  29,014
  Trade accounts receivable, net of
   allowances for doubtful accounts of $930,
   $685 and $652 at December 31, 1996, 1997
   and September 30, 1998, respectively.....    2,795      1,740          357
  Other receivable..........................      --         674          --
  Prepaid expenses..........................    2,744      1,379          869
  Other current assets......................      403      1,108          522
                                             --------  ---------    ---------
  Total current assets......................   27,217     17,264       30,762
 Restricted cash............................      --       4,148        4,148
 Property and equipment, net................   31,257     18,327       12,541
 Deferred software development costs, net...    3,105        --           --
 Tradename, net.............................   33,701     30,246       27,848
 Goodwill, net..............................   14,689     13,138       11,975
 Deferred network costs, net................      --       8,167        6,417
 Investment in joint venture................    5,160        --           --
 Assets held for sale.......................   11,263      1,650        2,020
 Note receivable, net of deferred gain of
  $16,148 at December 31, 1997 and September
  30, 1998 .................................      --         --           --
 Other assets...............................      176        510          495
                                             --------  ---------    ---------
   Total assets............................. $126,568  $  93,450    $  96,206
                                             ========  =========    =========
Liabilities and Stockholders' (Deficit) Eq-
 uity
 Current liabilities:
  Note payable.............................. $  2,000  $   2,000    $   2,000
  Accounts payable..........................   26,615     15,650        6,038
  Accrued compensation......................    3,438      2,348        3,554
  Accrued restructuring and other special
   costs....................................   11,468      7,875        4,960
  Other accrued expenses....................   35,141     33,344       22,632
  Unearned revenue..........................    3,359      4,552       10,527
                                             --------  ---------    ---------
  Total current liabilities.................   82,021     65,769       49,711
 Notes payable--related parties.............   56,000     10,000          --
                                             --------  ---------    ---------
   Total liabilities........................  138,021     75,769       49,711
                                             --------  ---------    ---------
Commitments and contingencies (Note 12)
 Stockholders' (deficit) equity:
  Preferred stock, $.01 par value;
   10,000,000 shares authorized; none issued
   or outstanding...........................
  Contingent convertible notes..............   30,500     30,500       30,500
  Common stock, $.01 par value; 140,000,000,
   280,000,000 and 280,000,000 shares
   authorized; 12,310,425, 33,803,894 and
   45,057,417 shares issued and outstanding
   at December 31, 1996, 1997 and September
   30, 1998, respectively...................      123        338          451
 Additional paid-in capital.................   52,883    218,736      294,068
 Accumulated deficit........................  (94,929)  (227,704)    (275,581)
 Accumulated other comprehensive (loss)
  profit....................................      (30)      (189)          57
 Note receivable from stockholder...........      --      (4,000)      (3,000)
                                             --------  ---------    ---------
 Total stockholders' (deficit) equity.......  (11,453)    17,681       46,495
                                             --------  ---------    ---------
   Total liabilities and stockholders'
    (deficit) equity........................ $126,568  $  93,450    $  96,206
                                             ========  =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PRODIGY COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Nine-Months Ended
                                Years Ended December 31,     September 30,
                                -------------------------  ------------------
                                   1996          1997        1997      1998
                                ------------ ------------  --------  --------
                                                              (Unaudited)
                                              (in thousands)
Revenues:
  Internet and on-line service
   revenues.................... $    90,713  $    128,252  $ 97,638  $ 95,231
  Other........................       8,201         5,940     4,248     6,237
                                -----------  ------------  --------  --------
    Total revenues.............      98,914       134,192   101,886   101,468
                                -----------  ------------  --------  --------
Operating costs and expenses:
  Costs of revenue.............      70,204       100,174    76,790    75,154
  Marketing....................      21,253        60,461    29,712    25,924
  Product development..........       8,921        16,822    15,644     9,277
  General and administrative...      53,474        63,270    47,873    39,312
  Acquired incomplete technolo-
   gy..........................      20,874           --        --        --
  Restructuring and other spe-
   cial costs..................       3,147         9,854     7,330       --
  Write-down of assets held for
   sale........................         --          2,400       --        --
  Loss on sale of cellular as-
   sets........................         --            848       --        --
                                -----------  ------------  --------  --------
  Total operating costs and ex-
   penses......................     177,873       253,829   177,349   149,667
                                -----------  ------------  --------  --------
    Operating loss.............     (78,959)     (119,637)  (75,463)  (48,199)
  (Gain) on sale of asset......         --            --        --      (785)
  Loss on equity investment in
   joint venture...............         539        12,101     7,042       --
  Write-down (recovery) of eq-
   uity investments............       9,053          (250)      --        --
  Interest income..............        (392)         (272)     (236)     (821)
  Interest expense.............       2,643         1,559     1,178     1,284
                                -----------  ------------  --------  --------
    Net loss................... $   (90,802) $   (132,775) $(83,447) $(47,877)
                                -----------  ------------  --------  --------
Net loss per common share--ba-
 sic........................... $     (8.76) $      (7.66) $  (5.56) $  (1.28)
                                ===========  ============  ========  ========
Net loss per common share--di-
 luted......................... $     (8.76) $      (7.66) $  (5.56) $  (1.28)
                                ===========  ============  ========  ========
Weighted average number of
 common shares outstanding--
 basic.........................      10,361        17,337    15,018    37,489
                                ===========  ============  ========  ========
Weighted average number of
 common shares outstanding--
 diluted.......................      10,361        17,337    15,018    37,489
                                ===========  ============  ========  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                      PRODIGY COMMUNICATIONS CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                (in thousands)

                   Contingent  Common Stock   Additional             Accumulated Other Note Receivable
                   Convertible --------------  Paid-in   Accumulated   Comprehensive        from       Comprehensive
                      Notes    Shares  Amount  Capital     Deficit     (Loss) Profit     Stockholder       Loss        Total
                   ----------- ------  ------ ---------- ----------- ----------------- --------------- ------------- ---------
Balance at
December 31,
1995.............               8,632   $ 86   $  4,084      (4,127)       $  (4)                                    $      39
Issuance of
common stock for
cash.............               3,208     32     43,164                                                                 43,196
Issuance of
common stock for
services.........                   8                90                                                                     90
Issuance of
common stock to
purchase minority
interest in
subsidiary.......                  87      1      1,049                                                                  1,050
Conversion of
credit facility..                 375      4      4,496                                                                  4,500
Issuance of
contingent
convertible
notes............    $30,500                                                                                            30,500
Comprehensive
loss:
 Net loss........                                           (90,802)                                     $ (90,802)    (90,802)
 Other
 comprehensive
 losses:
 Translation
 adjustment......                                                            (26)                              (26)        (26)
                                                                                                         ---------
 Comprehensive
 loss............                                                                                        $ (90,828)
                     -------   ------   ----   --------   ---------        -----           -------       =========   ---------
Balance at
December 31,
1996.............     30,500   12,310    123     52,883     (94,929)         (30)                                      (11,453)
                     -------   ------   ----   --------   ---------        -----           -------                   ---------
Issuance of
common stock for
cash.............              14,913    149     71,890                                    $(4,000)                     68,039
Issuance of
common stock on
conversion of
advances from
stockholders.....               8,547     86    102,565                                                                102,651
Acquisition and
retirement of
treasury shares..              (1,966)   (20)    (8,602)                                                                (8,622)
Comprehensive
loss:
 Net loss........                                          (132,775)                                      (132,775)   (132,775)
 Other
 comprehensive
 losses:
 Translation
 adjustment......                                                           (159)                             (159)       (159)
                                                                                                         ---------
 Comprehensive
 loss............                                                                                        $(132,934)
                     -------   ------   ----   --------   ---------        -----           -------       =========   ---------
Balance at
December 31,
1997.............     30,500   33,804    338    218,736    (227,704)        (189)           (4,000)                     17,681
                     -------   ------   ----   --------   ---------        -----           -------                   ---------
Issuance of
common stock for
cash.............              11,253    113     74,912                                      1,000                      76,025
Options granted
at below fair
value............                                   420                                                                    420
Comprehensive
loss:
 Net loss........                                           (47,877)                                       (47,877)    (47,877)
 Other
 comprehensive
 income:
 Translation
 adjustment......                                                            246                               246         246
                                                                                                         ---------
 Comprehensive
 loss............                                                                                        $ (47,631)
                     -------   ------   ----   --------   ---------        -----           -------       =========   ---------
Balance at
September 30,
1998
(unaudited)......    $30,500   45,057   $451   $294,068   $(275,581)       $  57           $(3,000)                  $  46,495
                     =======   ======   ====   ========   =========        =====           =======                   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PRODIGY COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                           Years Ended       Nine Months Ended
                                           December 31,        September 30,
                                        -------------------  ------------------
                                          1996      1997       1997      1998
                                        --------  ---------  --------  --------
                                                                (Unaudited)
Cash flows from operating activities:
 Net loss.............................  $(90,802) $(132,775) $(83,447) $(47,877)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
 Loss on equity investment in joint
  venture.............................       539     12,101     7,042       --
 Write-down (recovery) of equity
  investments.........................     9,053       (250)      --        --
 Acquired incomplete technology.......    20,874        --        --        --
 Services settled by issuance of
  common stock........................        90        --        --        --
 Option grants at below fair value....       --         --        --        420
 Loss on sale of cellular assets......       --         848       --        --
 Depreciation and amortization of
  property and equipment..............     7,108     11,997     8,972     6,200
 Amortization of tradename............     1,915      3,455     2,850     2,399
 Amortization of goodwill.............       840      1,551     1,163     1,163
 Amortization of deferred network
  costs...............................       --       1,335       594     1,750
 Write-down of assets held for sale...       --       2,400       --        --
 Amortization of deferred software
  development costs...................     1,047      1,159     1,340       --
 Write-down of deferred software
  development costs to net realizable
  value...............................     1,399      1,946       --        --
 Provision for doubtful accounts......       930       (245)      --        --
 Change in operating assets and
  liabilities, net of effects of
  acquisitions and disposals
 Trade accounts receivable............       690      1,838       511     1,383
 Other receivable.....................       --        (674)   (2,115)      674
 Prepaid expenses.....................       436      1,340       868       510
 Other current assets.................      (257)    (1,016)     (680)      601
 Assets held for sale.................   (10,334)    (5,325)      --       (370)
 Accounts payable.....................    21,279     (9,314)   (5,288)   (9,812)
 Accrued compensation.................     3,438     (1,089)      199     1,205
 Accrued restructuring and other
  special costs.......................       730     (2,178)      897    (2,915)
 Other accrued expenses...............       --      (2,336)   (6,426)  (10,512)
 Unearned revenue.....................    (4,269)     1,193     1,079     5,975
                                        --------  ---------  --------  --------
  Net cash used in operating
   activities.........................   (35,294)  (114,039)  (72,441)  (49,206)
                                        --------  ---------  --------  --------
Cash flows from investing activities:
 Cash paid for Prodigy Services
  Company, net of cash acquired.......   (21,088)       --        --        --
 Equity investments...................    (9,053)       --        --        --
 Acquisition of property and
  equipment...........................    (8,820)    (8,556)   (6,949)     (415)
 Deferred software development costs..    (3,575)       --        --        --
 Investment in joint venture..........    (5,700)    (7,006)   (4,632)      --
 Increase in other assets.............       323        308       --        --
                                        --------  ---------  --------  --------
  Net cash used in investing
   activities.........................   (47,913)   (15,254)  (11,581)     (415)
                                        --------  ---------  --------  --------
Cash flows from financing activities:
 Proceeds from issuance of common
  stock...............................    43,196     68,039    20,347    75,025
 Repayment of notes payable to related
  parties.............................       --     (46,000)  (46,000)  (10,000)
 Proceeds from notes payable to
  related parties.....................    58,900        --        --        --
 Proceeds from borrowings.............     2,000    102,651   102,651       --
 Repayment of note receivable from
  stockholder.........................       --         --        --      1,000
 Increase in restricted cash..........       --      (4,148)      --        --
 Other................................       (26)      (161)       10       247
                                        --------  ---------  --------  --------
  Net cash provided by financing
   activities.........................   104,070    120,381    77,008    66,272
                                        --------  ---------  --------  --------
Net increase in cash and cash
 equivalents..........................    20,863     (8,912)   (7,014)   16,651
                                        --------  ---------  --------  --------
Cash and cash equivalents, beginning
 of period............................       412     21,275    21,275    12,363
                                        --------  ---------  --------  --------
Cash and cash equivalents, end of
 period...............................  $ 21,275  $  12,363  $ 14,261  $ 29,014
                                        ========  =========  ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                      PRODIGY COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (in thousands, except share and per share amounts)

1. Basis of Presentation

  Prodigy Communications Corporation (the "Company") is a leading nationwide Internet Service Provider ("ISP"). The Company is controlled by Carso Global Telecom, S.A. de C.V. ("Carso Global Telecom") through a majority voting equity interest in the Company's common stock. The Company was formed in June 1996, under the name Prodigy, Inc., to acquire Prodigy Services Company ("PSC") and to hold International Wireless Incorporated ("IW") and other communications interests. All outstanding common stock of IW was converted into common stock of the Company on a one-for-one basis in June 1996. The assets and liabilities of IW were carried over to the Company at historical cost as the respective shareholders maintained their relative ownership percentages existing immediately prior to the conversion. Accordingly, the financial statements prior to the acquisition of Prodigy Services on June 17, 1996, consist solely of IW. IW was incorporated on May 23, 1994, to develop and operate cellular telephone systems in Africa. IW's other communications interests consisted of Africa Online, Inc. (see Note 5--Dispositions), a wholly-owned subsidiary engaged in Internet access and online services in Africa, an equity investment in Global Enterprise Services, Inc. (see Note 4-- Acquisitions) and an equity investment in a start-up joint venture in China (see Note 5--Dispositions).

  Since the acquisition of PSC, the Company has been in the midst of a major transformation, both domestically and internationally. In the United States, the Company launched its open standards based Internet access service ("Prodigy Internet") in October 1996. The Company's cellular telephone assets and operations were sold in January 1997. In 1997, the Company determined that its primary focus will be as an ISP and decided to discontinue the production of its own content for Prodigy Internet. The Company plans to sell its African operations and has negotiated a settlement of its liabilities in connection with the closing of its Asian operations (see Note 5--Dispositions).

  The acquisition of PSC was accounted for as a purchase. Accordingly, the results of operations of PSC since the date of acquisition, June 17, 1996, are included in the accompanying consolidated statements of operations for the year ended December 31, 1996. The consolidated statements of operations and cash flows of PSC for the year ended December 31, 1995 and for the five and one-half month period ended June 16, 1996 are included elsewhere in the Prospectus. The Company's accounts as of the date of the acquisition reflect the fair value of the assets acquired and liabilities assumed (see Note 4-- Acquisitions).

 Restatement of Financial Statements

  On January 22, 1998, the Company restated its 1996 and 1997 financial statements in connection with new guidance from the Staff of the SEC related to the valuation of purchased in-process research and development ("acquired incomplete technology"). The Company revalued the acquired Prodigy Internet incomplete technology (See Note 4 --Acquisitions, Acquisition of Prodigy Services) which was originally recorded in 1996 as a charge to operations of $46,090. The acquired incomplete technology has been reduced in these restated financial statements from $46,090 to $20,874. The Company used the same estimates of future cash flows directly related to the acquired incomplete technology, as in the original valuation, which were consistent with its operating plans; however, the Company used a stage-of-completion approach, on a cost incurred basis to total estimated costs as of the acquisition date, to estimate the value of the acquired incomplete technology. The Company used the same discount rate of 35% applied against the estimated future cash flows as used in the original valuation, reflecting the risks related to the viability and potential changes to target markets and the inherent uncertainty of predicting cash flows in the Internet industry.

  The Company believes the restatement brings the original purchase price accounting recorded in 1996 into compliance with current accounting guidance. However, as this guidance continues to evolve there is the

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

possibility of further adjustment to the Company's revised accounting recorded in these restated financial statements. The impact of the restatement is summarized below (in thousands):

                         Year Ended December 31,     Year Ended December 31,
                                  1996                         1997
                         --------------------------  -------------------------
                          Previously        As        Previously       As
                           Reported      Restated      Reported     Restated
                         ------------   -----------  ------------  -----------
Costs of revenue........ $     69,437   $    70,204  $    98,758   $   100,174
Acquired incomplete
 technology ............       46,090        20,874          --            --
Total operating costs
 and expenses...........      201,180       177,873      250,304       253,829
Net loss................     (114,109)      (90,802)    (129,250)     (132,775)
Net loss per common
 share--basic and
 diluted................       (11.00)        (8.76)       (7.44)        (7.66)
                            December 31, 1996           December 31, 1997
                         --------------------------  -------------------------
                          Previously        As        Previously       As
                           Reported      Restated      Reported     Restated
                         ------------   -----------  ------------  -----------
Tradename............... $     28,422   $    33,701  $    25,525   $    30,246
Goodwill................          --         14,689          --         13,138
Other long lived
 assets.................       47,479        50,961       30,736        32,802
Total assets............      103,261       126,568       73,668        93,450
Total stockholders'
 (deficit) equity.......      (34,760)      (11,453)      (2,101)       17,681

2. Significant Accounting Policies

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 Interim Financial Information

  The consolidated financial statements of the Company for the nine months ended September 30, 1998 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made, which, in the opinion of management, are necessary for a fair presentation. Results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998, or for any other future period.

 Foreign Currency Translation

  The functional currencies of the Company's foreign subsidiaries are the local currencies. Accordingly, assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period-end exchange rates and revenues and expenses are translated using the average rates during the period. The effects of foreign currency translation adjustments have been accumulated and are included as a separate component of stockholders' equity (deficit). Foreign currency transaction gains and losses, arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies, were immaterial for all periods presented.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

 Revenue Recognition

  Internet and on-line service revenues encompass subscription and usage fees and are earned over the period services are provided. Other revenues, consisting principally of marketing services and transaction fees from the sale of merchandise, are recognized as services are provided or fees are earned. Unearned revenue consists primarily of monthly subscription fees billed in advance.

 Subscriber Acquisition Costs

  Direct response advertising costs which result in subscriber registrations without further effort required by the Company are capitalized and amortized over their estimated useful life subject to recoverability limitations. No such subscriber acquisition costs have been capitalized due to the uncertainty of recovery. General marketing costs, as well as all other costs related to the acquisition of subscribers, are expensed as incurred.

 Advertising Costs

  Advertising costs are included in marketing expenses and are expensed as incurred.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities at date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value because of the short maturity of these instruments.

 Restricted Cash

  Restricted cash represents collateral for outstanding letters of credit.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are relieved and any resulting gain or loss is recognized.

 Product Development Costs

  Software development costs are expensed as incurred until technological feasibility has been established. The Company determines technological feasibility upon the completion of a working model. Once technological feasibility has been established, such costs are capitalized until the software is available for general release to customers. Amortization is calculated on a product-by-product basis, using the greater of the straight-line basis over the estimated economic lives of the related products, two years, or the ratio of current gross revenue to total current and expected future gross revenue of the related products, also over two years. The straight-line basis has produced a greater charge and, accordingly, has been used exclusively to date. The amortization and write-down of deferred software development costs is included in "Costs of Revenue."

  Amortization of deferred software development costs totaled $1,047 and $1,159 in 1996 and 1997, respectively.

 Research and Development

  Research and development costs are expensed as incurred.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

 Investment in Joint Venture

  The Company had an investment in a foreign joint venture operating in China which was accounted for under the equity method of accounting, as the Company did not have a controlling interest. As of December 31, 1997, the Company's investment was written down to its net realizable value of zero (see Note 5-- Dispositions).

  The assets and revenues of the joint venture were immaterial for all periods presented.

 Tradename

  The "Prodigy" tradename was recorded at fair value as of June 17, 1996, upon the acquisition of PSC. The tradename is amortized on a straight-line basis over 10 years.

 Goodwill

  Goodwill relates to the excess of cost over the fair value of the net assets purchased as of June 17, 1996, upon the acquisition of PSC. Goodwill is amortized on a straight-line basis over 10 years.

 Long-Lived Assets

  The Company periodically evaluates the net realizable value of long-lived assets, including the Prodigy tradename, goodwill and property and equipment, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flows derived from the asset are less than its carrying value. In addition, the Company's evaluation considers nonfinancial data such as market trends, product and development cycles, and changes in management's market emphasis.

 Income Taxes

  Deferred tax liabilities and assets are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using current statutory rates. A valuation allowance is applied against net deferred tax assets if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

 Contingent Convertible Notes

  The contingent convertible notes issued in connection with the acquisition of PSC are classified in Stockholders' Equity (Deficit). In 1997, the Company exchanged the contingent convertible notes for contingent convertible notes and contingent warrants (see Note 9--Contingent Convertible Notes and Warrants).

 Accounting for Stock-Based Compensation

  The Company adopted Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," in 1996. As permitted by SFAS No. 123, the Company has elected to continue to apply the intrinsic value methodology provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for the grants or awards of equity instruments to employees. As required by SFAS No. 123, the Company has disclosed the pro forma effect on net loss of using a fair value approach to measure compensation for grants or awards of equity instruments in 1996 and 1997 (see Note 11--Stockholders' Equity (Deficit)).

 Net Loss Per Share

  The Company computes basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the Company to report

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts) both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. As the Company incurred losses for all periods presented, there is no difference between basic and diluted earnings per share.

 Concentrations of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to cash is limited as the Company invests its cash in deposits with several financial institutions. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.

 Reclassifications

  Certain amounts from the prior year have been reclassified to conform with the current year presentation.

3. Restructuring and Other Special Costs

 Fiscal Year 1996 Restructurings and Other Special Costs

  The components of the Company's restructuring provision at December 31, 1996 are detailed below:

       (A) Prodigy Services............................................ $ 8,321
       (B) Cost reduction plan.........................................   3,147
                                                                        -------
                                                                        $11,468
                                                                        =======

    (A) In connection with the acquisition of PSC as of June 17, 1996, the Company assumed non-recurring liabilities classified as "Accrued Restructuring and Other Special Costs" of $10,738, of which $8,321 remained outstanding as of December 31, 1996, and payable in 1997. These non-recurring liabilities related to restructuring plans which occurred prior to the acquisition date in connection with (i) a lease cancellation penalty for PSC's lease of its White Plains, NY facilities, of which $7,826 was outstanding as of December 31, 1996, and (ii) salary continuance and related liabilities resulting from job eliminations and early retirements of certain executives, of which $495 was outstanding as of December 31, 1996.

    (B) In 1996, subsequent to the PSC acquisition, the Company approved another restructuring plan to reduce costs through additional job eliminations and a reduction in the use of leased office space, and as a result, recorded a restructuring charge of $3,147. Approximately 20 employees were terminated in January 1997 and the related severance cost of $659 was included in "Accrued Restructuring and Other Special Costs" at December 31, 1996. Beginning in November 1996, the Company vacated 29% of its leased space in White Plains, NY. The cost of the lease attributed to the idle leased facility amounted to $2,488 and was included in "Accrued Restructuring and Other Special Costs" as of December 31, 1996.

    During 1997, the Company paid the balance of the 1996 accrued restructuring and other special costs.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

 Fiscal Year 1997 Restructurings and Other Special Costs

   In an effort to decrease cash outflows and more efficiently manage its business, the Company decided to restructure its operations and outsource its network and content production functions. The Company's provisions, expenditures and remaining balances to be paid are detailed below:

                                                                     Accrued
                                                                     Costs at
                                                1997      1997     December 31,
                                               Costs  Expenditures     1997
                                               ------ ------------ ------------
(A) Network termination costs................. $4,740                 $4,740
(B) Employee severance........................  2,900    $1,979          921
(C) Discontinuance of content production......    585                    585
(D) Medford, MA Facility Closing..............  1,629                  1,629
                                               ------    ------       ------
                                               $9,854    $1,979       $7,875
                                               ======    ======       ======

    (A) In connection with the sale of its network (see Note 5--Dispositions, Sale of Network), the Company incurred liabilities related primarily to early termination payments and other contractual obligations for certain non-cancelable network related agreements.

    (B) The Company implemented a restructuring plan to reduce costs through job elimination, and as a result, recorded a charge of $2,900.
  Approximately 80 employees throughout the Company were terminated.

    (C) The Company decided to discontinue the production of its own content, and as a result, recorded a charge of $585 to account for the employee termination costs and the costs to settle content related contractual obligations. Approximately 25 employees were terminated.

    (D) The Company's Medford, Massachusetts location has been closed and a charge of $1,629 was recorded to account for the costs of employee terminations and lease cancellation.

    The terminated employees were involved with the Company's international operations and/or former headquarters management. Approximately 20 employees were terminated.

4. Acquisitions

 Acquisition of Minority Interest in Subsidiary

  In January 1996, the Company purchased 90 shares of common stock of Comstar Cellular S.A. Cote d'Ivoire ("Comstar Cote d'Ivoire") from a minority shareholder and employee in exchange for $300 in cash and 87,500 shares of common stock of the Company with a value of $12.00 per share. As a result of this transaction, the Company's equity interest in Comstar Cote d'Ivoire increased from 91% to 100%.

  The acquisition was accounted for as a purchase and the excess of the purchase price over the fair value of the assets acquired and liabilities assumed, representing goodwill, amounted to $1,350 and was included with assets held for sale in connection with the sale of International Wireless, which included the cellular operations of Comstar Cote d'Ivoire.

 Investment in Global Enterprise Services, Inc. ("GES")

  During the period from January 1996 to March 1996, the Company acquired a 48% voting interest in GES, represented by 4,800,000 shares of convertible preferred stock, for $9,000. The preferred stock has voting rights and is convertible into common stock. In 1996, the Company recorded a charge of $9,053 to reduce the carrying value of its investment in GES to an estimated net realizable value of zero.

  In January 1997, pursuant to a redemption agreement, the Company disposed of its 48% interest in GES for $250.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

 Acquisition of Prodigy Services

  On June 17, 1996, the Company acquired all of the partnership interests of International Business Machines Corporation ("IBM") and Sears Roebuck and Co. ("Sears") in PSC. The Company acquired the assets and assumed the liabilities of PSC, with the exception of certain patents and all obligations and liabilities related to employee retirement and other postretirement benefit plans. The assets purchased and liabilities assumed, and related results of operations, are included in the consolidated financial statements of the Company from the date of acquisition. The aggregate purchase price of $78,116 consisted of a cash payment of $40,800, the issuance of Contingent Convertible Notes (see Note 9--Contingent Convertible Notes and Warrants) valued at $30,500, and direct acquisition related expenses of $6,816.

  The acquisition was accounted for as a purchase. The purchase price, including direct costs of $6,816, was allocated based on fair values, as follows:

   Purchase price..................................................... $ 78,116
   Add: fair value of net liabilities assumed.........................   23,009
                                                                       --------
   Excess to allocate.................................................  101,125
   Less: excess allocated to
     Tradename........................................................   35,668
     Property and equipment...........................................   27,154
     Completed technology--Prodigy Classic............................    1,900
     Incomplete technology--Prodigy Internet..........................   20,874
     Goodwill.........................................................   15,529
                                                                       ========

  The fair value of intangible assets was determined using a risk adjusted discounted cash flows approach. Specifically, the Prodigy Internet technology acquired was evaluated through extensive interviews and analysis of data concerning the state of the technology and needed developments. The evaluation of the underlying technology acquired considered the inherent difficulties and uncertainties in completing the development, and thereby achieving technological feasibility, and the risks related to the viability and potential changes to target markets. Incomplete technology had no alternative future use. Therefore, the Company recognized a charge of $20,874 for the purchase of incomplete technology in 1996.

  In connection with the acquisition, the Company entered into a Funding Agreement (the "Funding Agreement"), as described in Note 8--Notes Payable, with Carso Global Telecom and another stockholder of the Company (the "Stockholder"). The Funding Agreement was amended in October 1996 and March 1997.

5. Dispositions

 Sale of International Wireless

  Effective January 1997, the Company sold all issued outstanding capital stock of IW to a company (the "Buyer") formed by a former executive and shareholder of the Company (the "Executive"). The Executive was a former director of the Company and a former director and officer of IW. Effective as of October 21, 1996, the Executive resigned as a director of, and from all other positions with, the Company and IW. Immediately prior to the sale of IW, the Executive owned 1.0% of the Company's outstanding shares, and the management team of the Buyer (including the Executive) held an aggregate of 3.3% of the Company's outstanding shares. The management team including minority investors held greater than 10.0% of the Company's outstanding shares immediately prior to the sale of IW. The Executive has no continuing involvement in the Company either as an employee or stockholder. The assets of IW at the time of the sale consisted of cellular communications licenses and license applications in certain African countries, and the associated rights and assets used in the Company's cellular telephone activities. Africa Online, Inc., formerly a wholly-owned subsidiary of IW, had

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

been transferred to another subsidiary of the Company (see Exit of International Operations, below). The Company also retained the joint venture investment in China previously held by IW (see Exit of International Operations, below). The selling price consisted of (i) the surrender of 1,392,857 shares of common stock of the Company, (ii) a Promissory Note (the "Note") in the amount of $21,500 due in full on July 27, 1997, including $1,500 in reimbursement of capital expenditures made by the Company for the benefit of IW, secured by a pledge of 67% of the shares of IW purchased from the Company, and bearing interest at 9% until April 27, 1997 and 12% thereafter, and (iii) the termination of the Executive's fully vested options to purchase 125,000 shares of common stock for $1.00 per share and 125,000 shares of common stock for $8.00 per share.

  In October 1997, the Company and the Buyer modified the Note as follows: (i) the due date was extended to January 31, 1999, (ii) the Note is unsecured,
(iii) the interest rate was reduced to 8%, (iv) the Note is subject to mandatory repayment out of the net proceeds from an acquisition of IW, (v) the
Note is also subject to mandatory repayment to the extent of 10% of the first $5,000 in net financing proceeds received by IW (with certain exceptions), 20% of the next $5,000 in proceeds and 40% of all proceeds in excess of $10,000, and (vi) the Company is allowed to convert the Note upon maturity into equity securities of IW at a 20% discount from the price at which IW has sold equity securities to investors. The Buyer also surrendered an additional 573,580 shares of common stock of the Company in exchange for a reduction in IW's unpaid obligations at October 31, 1997 to $16,148.

  As a result of the restructuring of the Note and the revaluation of the Company's stock from $12.00 to $4.00 per share, a loss on the sale of IW of $848 was recorded in 1997. The Note has been valued at zero. Any future cash collected against the Note will be accounted for as a gain in "Other Income." As of December 31, 1996, the Company reclassified certain assets of $11,263 as "Assets Held for Sale" in connection with the sale of IW.

 Sale of Network

  Prodigy owned and operated its own network in the United States until July 1, 1997. Effective July 1, 1997, the Company sold to Splitrock Services, Inc. ("Splitrock") certain of its network assets. Splitrock agreed to: (i) assume all equipment leases, maintenance and license liabilities related to network assets, and (ii) enter into a Full Service Agreement whereby Splitrock will provide certain network services to the Company including commitments to meet certain capacity and performance requirements. Carso Global Telecom owns a minority interest in Splitrock.

  The Company also entered into a Sublease Agreement pursuant to which Splitrock subleases a portion of the Company's leased space in Yorktown Heights, New York, effective July 1, 1997 through February 28, 2001.

  Pursuant to the Full Service Agreement, effective July 1, 1997, Splitrock provides to the Company network services consisting primarily of end-to-end connection services from subscriber dial-up lines to the Company's data center. Splitrock charges Prodigy at a fixed rate per subscriber, subject to a monthly maximum usage limit, after which an incremental hourly rate is charged, and certain minimum charges (see Note 12--Commitments and Contingencies).

  Under a transition services agreement, Prodigy agreed to pay for certain of Splitrock's operating expenses and to provide temporary network-related services to Splitrock, including accounting, human resources and purchasing functions. Splitrock agreed to reimburse Prodigy for expenses incurred and the cost of providing these support services (excluding termination penalties under existing network contracts). The total of the reimbursed expenses and service costs in 1997 was $27,532. The reimbursed amounts have been offset against the corresponding expenses and costs in the statements of operations. The transition services agreement terminated on December 31, 1997, although the Company continued to provide certain incidental services and make

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts) payments on behalf of Splitrock through June 30, 1998. The net amount due from Splitrock under the Full Service Agreement and the transition services agreement as of December 31, 1997 was $674. This amount is recorded under the heading "Other Receivable" on the balance sheet. Splitrock has notified Prodigy of the Prodigy Local Site ("PLS") leases, which it wishes to assume, and Prodigy remains liable for all PLS leases not assumed by Splitrock. Prodigy also remains liable for all obligations and termination penalties under its existing agreements with IBM Global Network Services and other third-party providers of Points of Presence ("POPs"). The costs associated with the PLS leases retained by the Company and the termination penalties have been accrued as part of network termination costs as of December 31, 1997 (see
Note 3--Restructuring and Other Special Costs).

  Upon termination of the transition services agreement, a Full Services Agreement became effective, and Splitrock hired all Prodigy employees engaged in Prodigy's network operations. Splitrock is required to provide dial-up network access in all locations in which Prodigy provided dial-up services as of July 1, 1997. Commencing December 31, 1999, Splitrock will not be required to support the proprietary standards on which the Prodigy Classic service operates.

  Under the Full Service Agreement, Splitrock is required to meet specified service level objectives. Splitrock's failure to meet the service level objectives results in financial penalties. If Splitrock fails to meet the service level objectives for an extended period of time, Prodigy may terminate the Full Service Agreement. In addition, if there is a system-wide failure, or Splitrock breaches specified financial covenants, Prodigy has the right to terminate the Full Service Agreement or assume responsibility for operating the network at Splitrock's expense.

  As a result of the sale of the network effective July 1, 1997, the Company sold property and equipment with a net book value of approximately $9,400 and did not record any gain or loss upon the sale of these assets. The net book value of the equipment was removed from property and equipment on the balance sheet and classified in "Other Intangible Assets, Net" and is being amortized over the four year term of the Splitrock contract on a straight-line basis.

 Exit of International Operations

  In December 1997, management decided to exit its international operations in order to focus on its domestic internet service business. During 1996 and 1997, the Company's incurred losses of $539 and $12,101, respectively, in relation to its joint venture operation in China.

  The assets of Africa Online, Inc., a wholly-owned subsidiary, are carried as assets held for sale at their estimated fair value of $1,650, as of December 31, 1997. Africa Online, Inc. was originally part of IW. The Company recorded a charge of $2,400 in 1997 to reduce the carrying value of Africa Online, Inc. long lived assets, including goodwill, to their estimated net realizable value.

  On October 1, 1998, Africa Online, Inc. was sold for gross cash proceeds of $2,815, of which $750 was placed in escrow to secure certain indemnification obligations of the Company for a six month period. The sale resulted in an estimated gain to the Company of $2,900, subject to full release of the escrowed funds.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

6. Property and Equipment

  Property and equipment consisted of the following at December 31:

                                                   Useful Life  1996    1997
                                                   ----------- ------- -------
   Computer equipment.............................  3-5 years  $33,192 $25,453
   Leasehold improvements.........................  3-5 years    3,752   4,177
   Furniture and equipment........................  5-8 years    1,221   1,008
   Buildings......................................   40 years       33     --
                                                               ------- -------
                                                                38,198  30,638
   Less accumulated depreciation and amortiza-
    tion..........................................               6,941  12,311
                                                               ------- -------
                                                               $31,257 $18,327
                                                               ======= =======

7. Tradename and Deferred Network Costs

  The cost and accumulated amortization of the Tradename and Deferred network costs was as follows at December 31:

                                                                 1996    1997
                                                                ------- -------
   Tradename:
     Cost...................................................... $35,668 $35,668
     Less accumulated amortization.............................   1,967   5,422
                                                                ------- -------
                                                                $33,701 $30,246
                                                                ======= =======
   Deferred network costs:
     Cost......................................................     --    9,502
     Less accumulated amortization.............................     --    1,335
                                                                ------- -------
                                                                $   --  $ 8,167
                                                                ======= =======

8. Notes Payable

  Notes payable consisted of the following at December 31:

                                                                 1996    1997
                                                                ------- -------
   Loan from Banco Inbursa..................................... $50,000 $10,000
   Loan from stockholder.......................................   6,000     --
                                                                ------- -------
   Notes payable--related parties.............................. $56,000 $10,000
                                                                ======= =======
   Loan from corporate lender.................................. $ 2,000 $ 2,000
                                                                ======= =======

  In June 1996, the Company entered into a loan agreement with Banco Inbursa ("Inbursa"), an affiliate of Carso Global Telecom, whereby Inbursa agreed to provide a credit facility to the Company of up to $50,000 with an original maturity date in June 1997, at an interest rate of prime plus 1/2%. Borrowings under this credit facility are collateralized by a pledge of 4,250,000 shares of the Company's common stock of which 1,750,000 shares were pledged by Carso Global Telecom and 2,500,000 shares are pledged by the stockholder. As a result of an extension of the credit facility from Inbursa, the maturity date for outstanding borrowings of $10,000 was extended from June 17, 1997 to December 31, 1999. The Stockholder had agreed to continue to make available for pledge, until June 13, 1998, 2,500,000 shares of common stock to secure a new line of credit from a U.S. bank or other debt financing to replace or extend the line of credit from Inbursa. Subsequent to December 31, 1997, all loans were repaid and stock pledges terminated.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

  Pursuant to an amendment to the Company's original Funding Agreement effective March 18, 1997, the Company exercised a Put option to issue common stock to the Stockholder for $15,000 and to Carso Global Telecom for $65,000, of which $40,000 was used to partially repay the $50,000 loan from Inbursa. The remaining Put of $45,000 was allocated $39,000 to Carso Global Telecom and $6,000 to the Stockholder. The aggregate proceeds of $80,000 from the exercise of the Put, as well as proceeds from subsequent Put exercises of $9,000, were raised through the issuance of 7,416,667 shares of common stock at $12.00 per share. All amounts available under the Put have been exercised.

  In October 1997, Carso Global Telecom and the Stockholder arranged interim financing for the Company. Carso Global Telecom agreed to (i) establish a $4,000 letter of credit required as part of the revised Contingent Convertible Notes and Warrants (see Note 9--Contingent Convertible Notes and Warrants),
(ii) arrange for Inbursa to lend $13,750 to the Company, of which $3,750 is secured by the Stockholder's pledge of 1,875,000 shares of common stock, and
(iii) indicate its intention to purchase, under a rights offering, its maximum allocation of 12,385,955 shares of common stock. In payment for its 12,385,955 shares, Carso Global Telecom will (i) be credited with $4,000 for the issuance of the $4,000 letter of credit, (ii) pay $13,750 directly to Inbursa on the Company's behalf, and (iii) pay to the Company the remainder of the purchase price of $31,794 less any other funds advanced to the Company prior to the closing of the rights offering. Subsequent to the issuance of the $4,000 letter of credit, on a quarterly basis, Carso Global Telecom will contribute $333, less any draws on the letter of credit, until the $4,000 has been paid to the Company. The Stockholder agreed to (i) lend the Company up to $2,250 without interest, (ii) pledge 1,875,000 shares of common stock to secure advances of $3,750 from Inbursa until the earlier of the closing of the rights offering (see Note 11--Stockholders' Equity (Deficit)) or December 15, 1997, and (iii) convert its advances to the Company into common stock upon the closing of the rights offering. As of December 31, 1997, interim financing of $27,100 had been re-paid in connection with the rights offering.

  In March 1996, the Company borrowed $2,000 from a network company (the "Corporate Lender") pursuant to an 8 1/4% convertible note. Principal and interest were due on March 31, 1997. The note has not been formally extended. The Corporate Lender had the right within 30 days after the completion of a private placement and prior to March 31, 1997 to convert the principal and interest into common stock at the price per share at which the Company's common stock is issued in the private placement. See Note 16--Subsequent Events (Unaudited).

Additional Financing

  In February 1998, the Company entered into an additional loan agreement with Inbursa in the amount of $16,400, payable December 31, 1999 at an interest rate of 9%. In July 1998, a further $5,700 was borrowed from Inbursa, payable December 31, 1999 at an interest rate of 9%. Also in July 1998, the Company borrowed $30,000 from Bank of America National Trust and Savings Association ("Bank of America"), payable on August 14, 1998 at an interest rate of 6.5%. This loan was guaranteed by Carso Global Telecom. The proceeds from this loan were used to pay down the Inbursa notes payable. Subsequent to December 31, 1997, the Bank of America loan was repaid in full.

  In August 1998, the Company secured a $35,600 line of credit commitment from Carso Global Telecom. This credit facility expires on December 31, 1999 and bears interest at the LIBOR rate plus between one and five percentage points (as negotiated on a case-by-case basis).

9. Contingent Convertible Notes and Warrants

  The Contingent Convertible Notes ("Contingent Notes") issued in connection with the acquisition of PSC (see Note 4--Acquisitions), would have accrued interest at a rate of 8% annually commencing on December 17, 1997.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

  The Contingent Notes were automatically convertible into shares constituting 15% of the Company's then outstanding common stock on a fully diluted basis, limited to the number of shares equal to a value of $200,000 plus contingent interest, upon the earlier of (i) an initial public offering by the Company resulting in gross proceeds of at least $25,000, (ii) an acquisition of the Company, (iii) following an initial public offering with gross proceeds of less than $25,000, the first date on which the Company's market value exceeds $200,000, or (iv) June 17, 2006. In lieu of conversion upon an initial public offering or June 17, 2006, the Company had the option, but under no circumstances the obligation, to redeem the Contingent Notes. The Contingent Notes were non-voting and the holders had no redemption rights.

  In November 1997, IBM and Sears exchanged the Contingent Notes for (i) contingent notes in the face amount of $200,000 and (ii) contingent warrants to acquire up to 15% of the Company. Subject to a maximum aggregate value of $200,000, plus contingent interest, the contingent notes are automatically convertible into shares constituting 15% of the value of the Company's common stock in excess of a market value of $250,000, upon the earlier of (i) an initial public offering by the Company resulting in gross proceeds of at least $25,000, (ii) an acquisition of the Company, (iii) following an initial public offering with gross proceeds of less than $25,000, the first date on which the Company's market value exceeds $200,000, or (iv) June 17, 2006. In lieu of conversion upon an initial public offering or June 17, 2006, the Company had the option, but under no circumstances the obligation, to redeem the Contingent Notes. The warrants allow IBM and Sears to purchase up to 15% of the Company at 130% of the fair market value at the date of conversion of the contingent notes. The warrants are exercisable at any time prior to the third anniversary of the conversion of the contingent notes. As a condition to these arrangements, Carso Global Telecom prepaid (as an advance to the Company) the balance due on the White Plains lease of $5,831. Carso Global Telecom also established a $4,000 letter of credit, declining quarterly over three years, to secure other payment obligations of the Company under contracts for which IBM and Sears retained liability. After conversion of the contingent notes or exercise of the contingent warrants, IBM and Sears have agreed to vote their shares of common stock in accordance with the voting recommendations of the Company's Board of Directors. The contingent notes are non-voting and the holders have no redemption rights.

10. Income Taxes

  The Company had no income tax expense for the years ended December 31, 1996 and 1997 as a result of net losses. As of December 31, 1996 and 1997, the Company's deferred tax assets (liabilities) were as follows:

                                                               1996      1997
                                                             --------  --------
   Domestic net operating loss carryforwards................ $ 21,602  $ 46,000
   Foreign net operating loss carryforwards.................    3,350     8,840
   Intangible assets........................................    5,236     4,698
   Equity investments.......................................    3,621       --
   Restructuring and other nonrecurring reserves............    1,259     5,357
   Other....................................................   (1,359)    4,045
   Valuation allowance......................................  (33,709)  (68,940)
                                                             --------  --------
   Net deferred tax asset................................... $    --   $    --
                                                             ========  ========

  At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $115,000 which may be used to offset future taxable income, beginning to expire in 2009. The utilization of the federal income tax loss carryforwards is subject to limitation as a result of a change of ownership. The Company also has operating loss carryforwards in various foreign subsidiaries of approximately $22,100 which began to expire in 1998 and may be used to offset future taxable income in those countries.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

  Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards. Under the applicable accounting standards, management has considered the Company's history of losses and concluded that it is more likely than not that the Company will not realize these favorable tax attributes. Accordingly, the deferred tax assets have been fully reserved. Management revaluates the positive and negative evidence periodically.

11. Stockholders' Equity (Deficit)

 Authorized Shares of Common Stock

  In 1996, the Board of Directors and the stockholders approved an increase in the authorized shares of common stock to 140,000,000 shares.

  In 1997, the Board of Directors and the stockholders approved a further increase in the authorized shares of common stock to 280,000,000 shares.

 Private Placement

  In October 1996, the Company offered up to 2,000,000 shares of its common stock in a private placement, resulting in net proceeds to the Company from investors (other than Carso Global Telecom and the Stockholder) of approximately $1,843. In February 1997, the Company increased the size of the offering from 2,000,000 shares to 4,000,000 shares of common stock and reduced the offering price to $12.00 per share from $28.00 per share. As a result of the reduction in the offering price, the Company offered to each investor the choice of either (i) receiving additional shares to reduce their average purchase price to $12.00 or (ii) rescinding their subscriptions and receiving refunds without interest upon the closing. The Company received aggregate gross proceeds of $88,843 and issued 7,403,603 shares of common stock.

  In November 1997, the Company made a Rights Offering whereby each eligible stockholder was entitled to purchase at a price of $4.00 per share, one share of the Company's common stock for each share held. The Company issued 12,640,478 additional shares and received $46,554 in cash and a $4,000 note receivable from Carso Global Telecom for the issuance of the IBM/Sears letter of credit (see Note 9--Contingent Convertible Notes and Warrants). On a quarterly basis, Carso Global Telecom will contribute $333 less any draws on the letter of credit until the $4,000 has been paid to the Company.

 Additional Financing

  In August 1998, the Company sold 6,125,000 shares of common stock at a price of $8.00 per share to Telefonos de Mexico, S.A. de C.V. ("Telmex"), an affiliate of Carso Global Telecom, resulting in proceeds of $49,000 to the Company. At the same time Carso Global Telecom purchased an additional 1,375,000 shares of common stock at a price of $8.00 per share, resulting in proceeds of $11,000 to the Company. These proceeds were used to repay the $30,000 note payable to Bank of America and a remaining $2,100 in notes payable to Inbursa, with the balance to be used for general corporate purposes.

 Stock Option Plan

  In 1996, the Board of Directors and the stockholders approved a Stock Option Plan (the "Plan"). Under the Plan, options to purchase up to 2,375,000 shares of common stock may be granted to employees, directors, consultants and advisors of the Company. Options granted may be either "incentive stock options" or "nonqualified options." All options issued under the Plan are exercisable over periods determined by the Board

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

of Directors, not to exceed 10 years from the date of grant. Options generally vest over periods ranging from 3-5 years. In September 1997, the Board of Directors and the stockholders approved an increase of 750,000 to the number of shares of common stock available for future grants. These options have the same terms and conditions as the shares initially authorized under the 1996 Plan.

  Stock option plan activity for the years ended December 31, 1996 and 1997 follows (in thousands):

                                                                  1996    1997
                                                                 ------  ------
   Outstanding at January 1.....................................  1,197   2,286
     Options granted............................................  1,703     828
     Options canceled...........................................   (614)   (815)
                                                                 ------  ------
   Outstanding at December 31...................................  2,286   2,299
                                                                 ======  ======
   Exercisable at December 31...................................    469     867
                                                                 ======  ======
   Available for grant at December 31...........................     89     825
                                                                 ======  ======

  Weighted average option exercise price information for the years ended
December 31, 1996 and 1997 follows:

                                                                  1996    1997
                                                                 ------  ------
   Outstanding at January 1..................................... $ 8.60  $12.48
     Options granted............................................ $12.00  $10.04
     Options canceled........................................... $10.92  $ 9.32
   Outstanding at December 31................................... $12.48  $10.72
                                                                 ======  ======
   Exercisable at December 31................................... $ 7.88  $10.96
                                                                 ======  ======

  The following table summarizes information about stock options outstanding at December 31, 1997:

                    Options Outstanding                       Options Exercisable
   ---------------------------------------------------------------------------------
                                       Weighted-
                                        Average   Weighted-                Weighted-
                           Number      Remaining   Average      Number      Average
       Range of         Outstanding   Contractual Exercise   Exercisable   Exercise
    Exercise Prices    (in thousands)    Life       Price   (in thousands)   Price
   -----------------   -------------- ----------- --------- -------------- ---------
         $1.00                 6       7.2 years   $ 1.00          6        $ 1.00
         $4.00                12       7.3 years   $ 4.00         12        $ 4.00
       $8.00 to
         $12.00            2,281       5.8 years   $10.80        849        $11.12
                           -----                                 ---
       $1.00 to
         $12.00            2,299       5.8 years   $10.72        867        $10.96
                           =====       =========   ======        ===        ======

  Had compensation cost for the Company been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 123, the Company's net losses for the years ended December 31, 1996 and 1997 would have been approximately $116,512 and $133,395, respectively, and basic and diluted net loss per share would have been approximately $11.24 and $7.68, respectively. The effects of this pro forma disclosure are not indicative of future amounts. Additional awards are anticipated in future years. The weighted average fair value of the options granted during the years ended December 31, 1996 and 1997 was estimated at $6.76 and $1.12 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, volatility of 55% for 1996 and 1997, risk-free rate of 6.16% for 1996 and 5.99% for 1997, and an expected option life of 4.6 years from date of vesting for 1996 and 1997.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

  In determining the fair value of the common stock at the date of grant under the Plan, the Board considered a broad range of factors including the illiquid nature of an investment in the Company's common stock, transactions in the Company's common stock, the Company's historical financial performance relative to that of comparable companies and its future prospects.

 Repricing of Stock Options

  In June 1997, the Board approved a repricing plan to reprice employee stock options under the Plan to restore the long-term employee retention and performance incentives of the stock options outstanding. In accordance with the repricing plan, all stock options held by current, active full-time employees, with exercise prices above $12.00 per share, were canceled and replaced by the same number of options exercisable at $12.00 per share, the fair value of the Company's common stock as determined by the Board on the date of the repricing.

  In May 1998, the Board approved a repricing plan to reprice employee stock options under the Plan to restore the long-term employee retention and performance incentives of the stock options outstanding. In accordance with the repricing plan, all stock options held by current, active full-time employees, with exercise prices above $4.00 per share, were canceled and replaced by the same number of options exercisable at $4.00 per share. The Company records compensation expense for these repriced options over the vesting periods based upon a fair value of $7.00 per share. The deferred compensation expense amounted to $1,929 at September 30, 1998.

  The exercise and vesting periods of the outstanding options were not altered by the repricings.

  In making the determinations of the fair value of the Company's common stock, the Board considered a broad range of factors including the illiquid nature of an investment in the Company's common stock, transactions of the Company's common stock, the Company's historical financial performance relative to that of comparable companies and its future prospects.

 Stock Warrants

  In October 1996, the Stockholder exercised his warrant to purchase 67,500 shares of common stock at a price of $12.00 per share, less a discount resulting in proceeds of $792 to the Company. The discount was approved by the Company's Board of Directors and was agreed upon to reflect the fact that the Stockholder exercised the warrant prior to its expiration date of December 31, 1996. In December 1996, Carso Global Telecom exercised its warrant to purchase 675,000 shares of common stock at a price of $12.00 per share, resulting in proceeds of $8,100 to the Company. These warrants were granted in consideration of the commitments described in the Funding Agreement (see Note 4--Acquisition of Prodigy Services).

  The warrant to purchase 250,000 shares issued to Carso Global Telecom in 1996 was canceled in March 1997, at which time the Company granted Carso Global Telecom and the Stockholder warrants to purchase 3,250,000 shares and 500,000 shares, respectively, of common stock for $12.00 per share, exercisable prior to or on November 12, 1997. In October 1997, in consideration of the interim financing (see Note 8--Notes Payable), the exercise price was reduced from $12.00 per share to $4.00 per share.

  At December 31, 1997, the Company had warrants outstanding with various shareholders, including Carso Global Telecom, to purchase 3,859,347 shares of the Company's common stock at an average price of $4.20 per share. Of the outstanding warrants, 3,750,000 may be exercised at any time until the earlier of May 12, 1998, or an initial public offering. Of the remainder, 22,014 warrants expire between May and December 2001, and 87,333 expire between May and August 2005. In April 1998, 3,250,000 warrants were exercised at $4.00 per share. In May 1998, 500,000 warrants were exercised at $4.00 per share.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

12. Commitments and Contingencies

 Commitments

  At December 31, 1997, the Company's minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows:

   Year ended December 31,
   1998................................................................ $ 2,777
   1999................................................................   2,861
   2000................................................................   3,102
   2001................................................................   2,414
   2002 and thereafter.................................................   7,317
                                                                        -------
                                                                        $18,471
                                                                        =======

  The Company's rent expense in the years ended December 31, 1996 and 1997 was approximately $5,800 and $9,192, respectively.

  In December 1993, PSC entered into a noncancelable agreement with a telephone company to provide certain services at the Company's White Plans, NY and Yorktown, NY facilities. The agreement has a term ("service period") of ten years. The agreement calls for line charges totaling $510 per year. The Company has the right to terminate the agreement for certain services at any time at a cost of 80% of the line charges over the remaining services period.

  The Company is party to a contract for a subscription management system through June 2001. This contract requires minimum annual payment of processing fees of $900. For the years ended 1996 and 1997, the Company paid $5,055 and $3,628, respectively.

  The Company is party to a number of other agreements with information providers which require payment of fees based upon the number of subscribers or subscriber usage of providers' data.

  Under the Company's four-year agreement with Splitrock, the Company is obligated to minimum annual payments of $39,000 in 1998, $45,000 in 1999, $51,000 in 2000 and $27,000 in 2001 and maximum monthly charges based on the number of the Company's subscribers for the month. The agreement provides for early termination charges of $7,000 in the first year, declining thereafter of an annual basis. The agreement is automatically renewed for successive 12-month periods unless terminated by either party upon 12-months notice.

  In September 1997, the Company entered into a 22-month agreement with a vendor to provide network licensing and technical support. This agreement requires annual payments of $714 and $429, in 1998 and 1999, respectively. Upon 30-day prior written notice, the Company can terminate the agreement without penalty. The agreement can be extended for an additional 12 months.

  As of December 31, 1997, the Company was contractually obligated to pay IBM a network termination penalty of $7,500 as part of the sale of the Company's network. The Company is currently negotiating with IBM to settle this liability through a defined purchasing plan, whereby the Company will be obliged to purchase services from IBM through December 31, 2000, up to $7,500 in value, with any shortfall being paid as a penalty. The Company has accrued $2,000 as of December 31, 1997, representing management's best estimate of the anticipated penalty to IBM. This amount is included in the Company's accrued network termination cost (see Note 3--Restructuring and Other Special Costs). See Note 16--Subsequent Events (Unaudited).

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

 Contingencies

  In June 1998, Lycos, Inc. ("Lycos") filed a complaint and motion for preliminary injunction in the Superior Court of Middlesex County, Massachusetts against the Company. The lawsuit alleges, among other things, that the Company breached a license agreement with Lycos by entering into a portal outsourcing agreement with Excite in January 1998 and by terminating the license agreement between Lycos and the Company. The lawsuit seeks specific performance of the license agreement between Lycos and the Company, a preliminary and permanent injunction enjoining the Company from terminating the license agreement between Lycos and the Company and from performing under its agreement with Excite, money damages and attorneys' fees. A hearing on Lycos' motion for preliminary injunction has been adjourned because the parties are in negotiations to settle the lawsuit. However, there can be no assurance the lawsuit will be settled. If the lawsuit is not settled, the Company intends to defend it vigorously. It is not currently possible to estimate the effect of an unfavorable outcome to this lawsuit; however, it is possible that such an outcome could have a material adverse impact on the Company's operations. See the penultimate paragraph of Note 16 for subsequent event.

13. Defined Contribution Plan

  On June 17, 1996, as part of the Company's acquisition of PSC (see Note 4-- Acquisitions), the Company took on responsibility for the administration and sponsorship of the Prodigy Services Corporation Capital Accumulation Plan (the "Plan").

  The Plan is a defined contribution plan covering all employees of the Company. Employees can participate in the Plan from their first day of employment.

  Each year, active participants may contribute up to 12 percent of their pre-tax base salaries, up to the maximum amount allowed by the Plan. The Company contributes a matching contribution equal to 100 percent of an employee's pre-tax contributions, limited to a maximum of 3 percent of a participant's compensation. The Plan also has an after-tax savings feature that permits employees to contribute from 1 percent to 10 percent of their base salaries subject to Internal Revenue Code limitations.

  The Company's contributions were $600 and $596 in 1996 and 1997, respectively.

14. Valuation and Qualifying Accounts

  The following table sets forth activity in the Company's reserve accounts:

                              Accounts Receivable

                                    Balance at                       Balance at
                                    Beginning  Charges to              End of
                                    of Period  Operations Deductions   Period
                                    ---------- ---------- ---------- ----------
Year ended:
  December 31, 1996................    $--       $4,002     $3,072      $930
  December 31, 1997................     930       4,749      4,994       685
  Nine months ended September 30,
   1998 (unaudited)................     685       2,313      2,346       652

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

15. Supplemental Cash Flow Information

                                                                Years Ended
                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
Cash paid for interest...................................... $  2,428  $  1,177
                                                             ========  ========
Noncash investing and financing activities:
  Conversion of advances from stockholder to common stock... $  4,500  $102,651
  Contingent convertible notes and contingent warrants
   issued in exchange for contingent convertible note.......      --     30,500
  Sale of network assets in exchange for service agreement..      --   $  9,502
  Acquisition of minority interest in "Comstar Cote d'
   Ivoire," in exchange for 350,000 shares of common stock.. $  1,050       --
                                                             ========  ========
Acquisition of business, net of cash acquired:
  Fair value of assets acquired............................. $136,095       --
  Cash paid for assets, including direct costs..............  (47,616)      --
  Issuance of contingent convertible notes..................  (30,500)      --
                                                             --------  --------
Liabilities assumed......................................... $ 57,979       --
                                                             ========  ========

16. Subsequent Events (Unaudited)


  Telmex is the largest ISP in Mexico and had approximately 110,000 billable subscribers to its Internet Directo Personal ("IDP") online service at December 31, 1998. Telmex has advised the Company that IDP subscribers currently generate average monthly revenue of approximately 200 pesos per subscriber (approximately $20 per subscriber based on the current peso/dollar exchange rate). On January 25, 1999, Prodigy and Telmex executed an agreement under which: (i) Prodigy will assist Telmex in the negotiation of agreements with service providers for Telmex's IDP service in Mexico pertaining to network/Internet access, Web hosting, customer service, content hosting, billing, marketing, sales and data collection services; (ii) Prodigy will advise Telmex on customer service, administrative functions and technical operations, including marketing, Internet connection and other network services, content, customer support, pricing and service composition, billing and collection, inbound telemarketing and other aspects of the ISP business;
(iii) the parties will discuss the potential migration of certain IDP infrastructure functions, including email, subscriber management and authentication systems, for Telmex's IDP subscribers to the Prodigy infrastructure platform, and the advisability of offering a co-branded IDP/Prodigy service in Mexico; and (iv) the parties will pursue additional opportunities, such as providing services to one another and the joint acquisitions of subscribers. In exchange for Prodigy's services, Telmex will pay Prodigy a management fee, on a monthly basis, equal to 15% of the net subscriber revenue (defined as the invoiced sales price less discounts, excise taxes and credits for returns) on the first 200,000 IDP subscribers and 10% of the net subscriber revenue (as defined above) on additional IDP subscribers. The agreement has a term of five years and may be terminated by Telmex if Prodigy undergoes a change of control.

                      PRODIGY COMMUNICATIONS CORPORATION

              (in thousands, except share and per share amounts)

  In connection with the Company's contractual obligation to pay IBM a network termination penalty of $7,500 as part of the sale of the Company's network (see Note 12--Commitments and Contingencies), the Company concluded an agreement with IBM in December 1998, pursuant to which the Company is obliged to purchase services from IBM through December 31, 2000, up to $7,500 in value. If the Company does not purchase from IBM services with such value by such date, then the Company is obligated to pay the balance in a lump sum, on or before January 30, 2001.

  In January 1999, the Company paid the Corporate Lender (see Note 8--Notes Payable) $750 in full settlement of its 8 1/4% convertible note in the principal amount of $2,000.

  In January 1999, the Company settled its dispute with Lycos (see Note 12-- Commitments and Contingencies) at no net cost to the Company.

  In January 1999, the Company's Board of Directors declared a 1 for 4 reverse stock split. All references in the financial statements to shares of Common Stock have been retroactively adjusted to reflect this reverse stock split.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Prodigy Communications Corporation:

  In our opinion, the accompanying consolidated statements of operations and of cash flows present fairly, in all material respects, the consolidated results of operations and cash flows of Prodigy Services Company and its subsidiary for the year ended December 31, 1995 and for the five and one-half month period ended June 16, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 10, 1998

                  PRODIGY SERVICES COMPANY AND ITS SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  For the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996:

                                                     Year Ended  January 1, 1996
                                                    December 31, Through June 1,
                                                        1995          1996
                                                    ------------ ---------------
                                                           (in thousands)
Revenues:
  On-line service revenues.........................   $230,562      $ 98,242
  Other............................................     12,837         8,900
                                                      --------      --------
    Total revenues.................................    243,399       107,142
                                                      --------      --------
Operating costs and expenses:
  Costs of revenue.................................    120,457        67,833
  Marketing........................................     67,411        43,527
  Product development..............................     22,509        11,277
  General and administrative.......................     68,738        32,948
  Restructuring and other special costs............        --         14,561
                                                      --------      --------
    Total operating costs and expenses.............    279,115       170,146
                                                      --------      --------
    Operating loss.................................    (35,716)      (63,004)
Interest income....................................      1,133            61
                                                      --------      --------
    Net loss.......................................   $(34,583)     $(62,943)
                                                      ========      ========



   The accompanying notes are an integral part of the consolidated financial statements.

                  PRODIGY SERVICES COMPANY AND ITS SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  For the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996

                                                                 January 1, 1996
                                                     Year Ended      Through
                                                    December 31,    June 16,
                                                        1995          1996
                                                    ------------ ---------------
                                                           (in thousands)
Cash flows from operating activities:
  Net loss........................................    $(34,583)     $(62,943)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Provision for doubtful accounts...............      (2,434)          883
    Depreciation and amortization of property and
     equipment....................................      19,032         8,824
    Amortization of deferred software development
     costs........................................       2,719         1,215
    Write-down of deferred software development
     costs to net realizable value................         --          3,359
    Amortization of deferred subscriber
     acquisition costs............................      12,700         7,800
    Write-down of deferred subscriber acquisition
     costs to net realizable value................         --          9,221
    Gain on sale of property and equipment........      (1,273)          --
    Write-off of leasehold improvements...........         --          5,593
    Changes in operating assets and liabilities:
      Trade accounts receivable...................       6,788         3,096
      Prepaid expenses and other current assets...      (2,424)        3,827
      Deferred subscriber acquisition costs.......     (16,848)       (5,076)
      Accounts payable............................       4,833        (7,715)
      Accrued pension expense.....................      (1,146)          984
      Accrued restructuring and other special
       costs......................................         --          8,101
      Other accrued expenses......................      (7,571)        3,957
      Unearned revenue............................      (5,565)      (10,094)
                                                      --------      --------
        Net cash used in operating activities.....     (25,772)      (28,968)
                                                      --------      --------
Cash flows from investing activities:
  Purchase of property and equipment..............     (25,746)      (14,057)
  Proceeds from disposals of property and
   equipment......................................       2,783            85
  Deferred software development costs.............      (2,880)       (3,498)
                                                      --------      --------
        Net cash used in investing activities.....     (25,843)      (17,470)
                                                      --------      --------
Cash flows from financing activities:
  Partners' capital contributions.................      48,613        67,300
                                                      --------      --------
Net (decrease) increase in cash and cash
 equivalents......................................      (3,002)       20,862
Cash and cash equivalents at beginning of period..       8,668         5,666
                                                      --------      --------
Cash and cash equivalents at end of period........    $  5,666      $ 26,528
                                                      ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                  PRODIGY SERVICES COMPANY AND ITS SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (in thousands)

1. Organization and Basis of Presentation

  Prodigy Services Company (the "Partnership") is a joint venture of International Business Machines Corporation ("IBM") and Sears, Roebuck & Co. ("Sears"). The Partnership was formed to develop and market PRODIGY(SM) (the "PRODIGY Service" or the "Service"), the national network that provides on-line services to households with personal computers.

  The Partnership was organized on February 13, 1984 as a New York State general partnership.

  On June 16, 1996, the Partners sold the PRODIGY Service, and the related assets and liabilities, of the Partnership to Prodigy, Inc., with the exception of certain patents and all obligations and liabilities related to employee retirement and postretirement benefit plans, for an aggregate purchase price of $78,116. These consolidated financial statements present the results of operations for the year ended December 31, 1995 and for the five and one-half month period from January 1, 1996 through June 16, 1996, and have been prepared using the Partnership's historical basis in the results of operations.

  These consolidated financial statements have been included in the Prospectus as the Partnership is considered to be the predecessor business to Prodigy Communications Corporation.

2. Significant Accounting Policies

 Principles of Consolidation and Estimates

  The consolidated financial statements include the accounts of the Partnership and its majority-owned subsidiary, SonicNet, Inc. All significant intercompany transactions have been eliminated on consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents are highly liquid investments with a maturity of three months or less when purchased and consist of deposits with banks and financial institutions which are unrestricted as to withdrawal or use.

 Revenue Recognition

  On-line service revenues encompass subscription and usage fees. Term subscription fees are recognized on a pro-rata basis over the life of the related subscriptions. Other revenues consist principally of marketing services and transaction fees generated from goods and services purchased through the service. Revenues are recorded when services are rendered or products are delivered.

 Income Taxes

  The Partnership is not a taxable entity; accordingly, no provision for income taxes has been made in the financial statements. The Partners' respective shares of partnership losses are reportable on the individual Partner's corporate income tax returns.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful life of the asset or the lesser of the remaining lease term or the life of the improvement. Estimated service lives of these assets range principally from three to seven years.

                  PRODIGY SERVICES COMPANY AND ITS SUBSIDIARY

                                (in thousands)

  Repair and maintenance charges are expensed as incurred. When assets are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is included in the consolidated statement of operations.

 Deferred Subscriber Acquisition Costs

  Certain subscriber acquisition costs are deferred and charged to operations using the straight-line method beginning the month after such costs are incurred. These costs are amortized over a fifteen to eighteen month period. These costs relate directly to subscriber solicitations and principally include printing, production and shipping of start-up kits. Costs incurred other than those targeted at specific identifiable prospects for the Partnership's services are expensed as incurred.

 Product Development

  The Partnership capitalizes the cost of developing computer software used in the sale of its services. The capitalization of these costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Costs incurred prior to technological feasibility are expensed as incurred. Amortization expense is computed on a product-by-product basis using the straight-line method, primarily over a twenty-four month period beginning the month after the date of product release.

  Concentrations of Credit Risk

  Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to cash is limited as the Partnership invests its cash in deposits with several financial institutions. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Partnership does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.

3. Investments

  In December 1995, the Partnership purchased a 53 percent ownership interest in SonicNet, Inc., a company formed to provide an interactive service of alternative rock music made available through a Prodigy web site on the Internet and through other interactive media. The investment consists of voting securities issued in exchange for the Partnership's commitment to provide funding of approximately $2,100 for SonicNet, Inc. in scheduled monthly payments through February 1997. The results of operations from the date of acquisition are included in the Partnership's net losses and are not material.

4. Related Party Transactions

  a. The Partnership recognized revenues from contracts with its Partners as follows:

                                                                     January 1,
                                                        Year Ended  1996 Through
                                                       December 31,   June 16,
                                                           1995         1996
                                                       ------------ ------------
   IBM................................................     $ 41         $ 5
   Sears..............................................      163          23
                                                           ----         ---
                                                           $204         $28
                                                           ====         ===

                  PRODIGY SERVICES COMPANY AND ITS SUBSIDIARY

                                (in thousands)
  b. The Partnership purchased data processing and office equipment from IBM and Sears as follows:

                                                                     January 1,
                                                        Year Ended  1996 Through
                                                       December 31,   June 16,
                                                           1995         1996
                                                       ------------ ------------
   IBM................................................    $7,193        $356
   Sears..............................................         6         --
                                                          ------        ----
                                                          $7,199        $356
                                                          ======        ====

  c. Payments to IBM for technical services, software license fees, equipment maintenance and installation charges, and training services totaled approximately $6,200 and $2,300 for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996, respectively.

  d. In March 1995, the Partnership contracted with Advantis, a joint venture of IBM and Sears, to provide an inbound 800 number calling service. During the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996, the Partnership made net payments of approximately $1,200 and $1,400, respectively, relating to this agreement.

  e. In September 1995, the Partnership entered into an agreement with IBM to participate in the IBM licensing agreement with Netscape, Inc. for the latter's "Navigator" Internet browser. Under the agreement the Partnership is obligated to reimburse IBM for certain contractual fees in proportion to the benefits derived from underlying services. These reimbursements were $239 and $0 for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996, respectively.

  f. In October 1993, the Partnership entered into an agreement with IBM to provide PRODIGY Service start-up kits and an on-line service application for inclusion in IBM personal computers. Payments to IBM totaled $416 and $331 for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996, respectively.

  g. In December 1991, the Partnership entered into an agreement with IBM for business recovery services in the event a disaster interrupted operations at the Partnership's data center. Partnership payments to IBM under this agreement totaled $398 and $183 for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996, respectively.

5. Lease Agreements

  During 1992, the Partnership executed a lease agreement with Metropolitan Life Insurance Company for a ten-year lease on the Partnership's headquarters premises in White Plains, New York, commencing January 1, 1993.

  The Partnership also leases space for numerous computer installation sites throughout the United States. Leases for the computer installation sites generally have three-year terms with options to renew for at least one additional term.

  Rent expense approximated $9,900 and $4,800 for the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996, respectively.

                  PRODIGY SERVICES COMPANY AND ITS SUBSIDIARY

                                (in thousands)

6. Employee Benefit Plans

 Pension Plan

  The Partnership has a noncontributory defined benefit pension plan (the "Pension Plan") for all full-time employees. The benefits are based upon years of service and the employee's average compensation during the highest-paid consecutive five years of the last ten years of employment. The Pension Plan is funded in accordance with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

  Net Pension Plan expense included the following components for the year ended December 31, 1995:

   Service cost........................................................ $ 1,714
   Interest cost.......................................................   2,214
   Actual return on assets.............................................  (8,350)
   Net amortization and deferral.......................................   5,148
                                                                        -------
     Net pension plan expense.......................................... $   726
                                                                        =======

  The Partnership recorded a net Pension Plan expense of $360 in the five and one-half month period ended June 16, 1996.

Supplemental Retirement Plans

  The Partnership also maintains two unfunded supplemental retirement plans (the "Plans") for certain employees. The benefits are based upon years of service and the employee's average compensation during the highest-paid consecutive five years of the last ten years of employment.

  Net expense for the Plans included the following components for the year ended December 31, 1995:

   Service cost........................................................... $ 63
   Interest cost..........................................................  495
   Net amortization and deferral..........................................  (70)
                                                                           ----
     Net plan expense..................................................... $488
                                                                           ====

  The Partnership recorded a net expense for the Plans of $224 in the five and one-half month period ended June 16, 1996.

 Capital Accumulation Plan

  The Partnership has a voluntary capital accumulation plan for all full-time employees. The plan is a defined contribution plan and is subject to the provisions of ERISA. Under the provisions of the plan, the Partnership matches the first 3% of base salary employee-deferred pre-tax contributions. The Partnership contributed approximately $1,100 and $600 to the plan in the year ended December 31, 1995 and the five and one-half month period ended June 16, 1996, respectively.

7. Other Postretirement Benefits

  The Partnership sponsors a defined benefit postretirement medical and life insurance plan for all full-time employees. The plan is unfunded.

  In 1995, the Partnership adopted Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other than Pensions." The standard requires recognition of the estimated future cost of providing health and other postretirement benefits on the accruals basis.

                  PRODIGY SERVICES COMPANY AND ITS SUBSIDIARY

                                (in thousands)

  Net periodic postretirement benefit cost included the following components for the year ended December 31, 1995:

   Service cost........................................................... $212
   Interest cost..........................................................  377
   Amortization of net obligation at transition...........................  205
                                                                           ----
                                                                           $794
                                                                           ====

  The Partnership recorded a net periodic postretirement benefit cost of $400 in the five and one-half month period ended June 16, 1996.

8. Restructuring and Other Special Costs

  In April 1996, the Company approved a restructuring plan to reduce costs through job eliminations and a reduction in the use of leased office space, and as a result recorded a restructuring charge of $14,561. This charge consisted of severance costs of $5,300 in connection with the planned termination of 20 employees, a lease termination penalty of $7,826, a write-down of $5,593 related to leasehold improvements, less the write-off of deferred rent concessions of $4,158.

              INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                            -------------------
                                                              1994      1995
                                                            -------- ----------
Assets
Current Assets:
  Cash and equivalents..................................... $242,362 $  413,513
  Accounts receivable......................................      --       5,466
  Note receivable--stockholder.............................      --     100,000
  Interest receivable......................................      --       7,700
  Prepaid expenses.........................................      --      76,699
                                                            -------- ----------
    Total current assets...................................  242,362    603,378
                                                            -------- ----------
Property, Plant and Equipment, Net.........................   52,618  1,491,092
                                                            -------- ----------
Other Assets:
  Licenses.................................................   75,235     72,215
  Deposits.................................................      --      17,426
  Goodwill.................................................      --     316,807
                                                            -------- ----------
    Total other assets.....................................   75,235    406,448
                                                            -------- ----------
      Total................................................ $370,215 $2,500,918
                                                            ======== ==========

                                                    December 31,
                                         -------------------------------------
                                                                      1995
                                            1994         1995      (Pro Forma)
                                         -----------  -----------  -----------
Liabilities and Stockholders' Equity
 (Deficiency)
Current Liabilities:
  Accounts payable and accrued
   expenses............................. $   110,628  $   617,373
  Accrued interest--stockholders........         --        11,118
  Advances from stockholders............      11,476       32,529
  Customer deposits.....................         --       201,402
                                         -----------  -----------
    Total current liabilities...........     122,104      862,422
                                         -----------  -----------
Due to Stockholder......................     422,786    1,600,000
                                         -----------  -----------
    Total liabilities...................     544,890    2,462,422
                                         -----------  -----------
Commitments and Contingencies
Stockholders' Equity (deficiency):
  Series A convertible preferred stock,
   $.01 par value; 1,000,000 shares
   authorized; 433,728 and 0 shares
   issued and outstanding in 1994 and
   1995, respectively...................       4,337          --
  Common stock, $.01 par value;
   70,000,000
   shares authorized; 8,124,776, and
   8,631,941
   shares issued and outstanding in 1994
   and 1995, respectively; 10,364,616
   shares pro forma.....................      81,248       86,319  $   103,646
  Additional paid-in capital............     779,379    4,083,521   24,805,901
  Deficit...............................  (1,039,639)  (4,127,365)  (4,127,365)
  Cumulative translation adjustment.....         --        (3,979)      (3,979)
                                         -----------  -----------  -----------
    Total stockholders' equity
     (deficiency).......................    (174,675)      38,496  $20,778,203
                                         -----------  -----------  -----------
      Total............................. $   370,215  $ 2,500,918
                                         ===========  ===========

                See notes to consolidated financial statements.

              INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                     Period From May 23, 1994
                                      (Date of Inception) to     Year Ended
                                        December 31, 1994     December 31, 1995
                                     ------------------------ -----------------
Revenues............................       $       --            $    12,195
                                           -----------           -----------
Costs and Expenses:
  Cost of revenues..................               --                 82,000
  Selling, general and administra-
   tive.............................         1,039,639             3,007,209
                                           -----------           -----------
    Total...........................         1,039,639             3,089,209
                                           -----------           -----------
Loss From Operations................        (1,039,639)           (3,077,014)
                                           -----------           -----------
Other Income (expense):
  Interest income...................               --                  7,832
  Interest expense..................               --                (18,544)
                                           -----------           -----------
    Total...........................               --                (10,712)
                                           -----------           -----------
Net Loss............................       $(1,039,639)          $(3,087,726)
                                           ===========           ===========




                See notes to consolidated financial statements.

              INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

     UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                              Common Stock          Preferred Stock
                         ------------------------ --------------------
                                                                        Additional
                                                                         Paid-in
                           Shares       Amount      Shares     Amount    Capital
                         -----------  ----------- -----------  -------  ----------
  Acquisition of
   Comstar..............   5,334,212    $53,342           --   $   --   $ (125,547)
  Sale of preferred
   stock, net of costs
   of $19,200...........         --         --        433,728    4,337     843,919
  Issuance of common
   stock................   2,790,564     27,906           --       --       61,007
  Net loss..............         --         --            --       --          --
                         -----------    -------   -----------  -------  ----------
Balance, December 31,
 1994...................   8,124,776     81,248       433,728    4,337     779,379
  Sale of preferred
   stock................         --         --         20,000      200      39,800
  Conversion of
   preferred stock......     141,790      1,417      (453,728)  (4,537)      3,120
  Common stock issued
   for services.........      13,750        138           --       --      144,862
  Sale of common stock,
   net of costs of
   $146,374.............     201,625      2,016           --       --    1,867,860
  Conversion of amount
   due to stockholder...     100,000      1,000           --       --      999,000
  Acquisition of Karisi
   Communications,
   Inc..................      50,000        500           --       --      249,500
  Net loss..............         --         --            --       --          --
  Translation
   adjustment...........         --         --            --       --          --
                         -----------    -------   -----------  -------  ----------
Balance, December 31,
 1995...................   8,631,941    $86,319           --   $   --   $4,083,521
                         ===========    =======   ===========  =======  ==========
                                      Cumulative
                                      Translation
                           Deficit    Adjustment     Total
                         -----------  ----------- -----------
  Acquisition of
   Comstar.............. $       --     $   --    $   (72,205)
  Sale of preferred
   stock, net of costs
   of $19,200...........         --         --        848,256
  Issuance of common
   stock................         --         --         88,913
  Net loss..............  (1,039,639)       --     (1,039,639)
                         -----------    -------   -----------
Balance, December 31,
 1994...................  (1,039,639)       --       (174,675)
  Sale of preferred
   stock................         --         --         40,000
  Conversion of
   preferred stock......         --         --            --
  Common stock issued
   for services.........         --         --        145,000
  Sale of common stock,
   net of costs of
   $146,374.............         --         --      1,869,876
  Conversion of amount
   due to stockholder...         --         --      1,000,000
  Acquisition of Karisi
   Communications,
   Inc..................         --         --        250,000
  Net loss..............  (3,087,726)       --     (3,087,726)
  Translation
   adjustment...........         --      (3,979)       (3,979)
                         -----------    -------   -----------
Balance, December 31,
 1995................... $(4,127,365)   $(3,979)  $    38,496
                         ===========    =======   ===========


                See notes to consolidated financial statements.

              INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          Period from May 23, 1994  Year Ended
                                           (Date of Inception) to  December 31,
                                             December 31, 1994         1995
                                          ------------------------ ------------
Cash Flows from Operating Activities:
  Net loss...............................       $(1,039,639)       $(3,087,726)
  Adjustments to reconcile net loss to
   cash used in operating activities:
    Common stock issued for services.....               --             145,000
    Depreciation and amortization........             4,291             28,478
    Changes in assets and liabilities:
      Accounts receivable................               --              (1,561)
      Interest receivable................               --              (7,700)
      Prepaid expenses...................               --             (75,301)
      Deposits...........................               --             (17,426)
      Accounts payable and accrued
       expenses..........................            38,070            377,327
      Accrued interest--stockholders.....               --              11,118
      Customer deposits..................               --             199,355
      Advances from stockholders.........            11,476             43,989
                                                -----------        -----------
        Cash used in operating
         activities......................          (985,802)        (2,384,447)
                                                -----------        -----------
Cash Flows from Investing Activities:
  Purchase of property and equipment.....           (52,596)        (1,425,419)
  Acquisition of licenses................           (79,195)            (2,094)
                                                -----------        -----------
        Cash used in investing
         activities......................          (131,791)        (1,427,513)
                                                -----------        -----------
Cash Flows from Financing Activities:
  Net proceeds from sale of common
   stock.................................            88,913          1,869,876
  Borrowings from stockholder............           422,786          2,177,214
  Note receivable from stockholder.......               --            (100,000)
  Net proceeds from issuance of Convert-
   ible Preferred Stock..................           848,256             40,000
  Other..................................               --              (3,979)
                                                -----------        -----------
        Cash provided by financing
         activities......................         1,359,955          3,983,111
                                                -----------        -----------
Increase in Cash and Equivalents.........           242,362            171,151
Cash and Equivalents, Beginning of Peri-
 od......................................               --             242,362
                                                -----------        -----------
Cash and Equivalents, End of Period......       $   242,362        $   413,513
                                                ===========        ===========

                See notes to consolidated financial statements.

             INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Unaudited)

1. Nature of Business and Summary of Significant Accounting Policies

  Nature of Business--International Wireless Incorporated (the "Company") was incorporated on May 23, 1994, as a Delaware corporation to develop and operate cellular telephone systems together with voice mail, paging and other enhanced services, including Internet access and on-line services, in developing countries throughout the world. In January 1996, through its investment in Global Enterprise Services, Inc., the Company expanded its Internet-related activities to the United States. In May 1996, the Company entered into an agreement to acquire Prodigy Services Company ("Prodigy") through a holding company, Prodigy, Inc., formed to hold the Company and Prodigy, resulting in a substantial change in the nature of the Company's activities. As a result of the Prodigy acquisition, the Company has become a major provider of on-line and Internet services while continuing to pursue the development of its cellular and other on-line activities in developing countries.

  Effective, January 1997, Prodigy Inc. sold all issued and outstanding capital stock of International Wireless Incorporated ("IW"). The assets of IW at the time of the sale consisted of cellular communications licenses and license applications in certain African countries, and the associated rights and assets used in the Company's cellular telephone activities. Africa Online, Inc. formerly a wholly-owned subsidiary of IW, had been transferred to another subsidiary of Prodigy, Inc. and was sold on October 1, 1998. Prodigy, Inc. also retained the joint venture investment in China previously held by IW. This investment was subsequently discontinued.

  Although required by Regulation S-X, audited financial statements for International Wireless Incorporated have not been presented in the Prospectus, as the operating results and assets of the Company and its Subsidiaries were minimal for all periods prior to the acquisition of Prodigy. Audited financial statements for Prodigy Services Company have been presented in the Prospectus for the year ended December 31, 1995 and for the five and one-half month period ended June 16, 1998, as Prodigy is considered to be the predecessor business to Prodigy Communications Corporation.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

  Pro Forma Stockholders' Equity--Pro forma stockholders' equity reflects the following transactions in 1996 as if they had occurred on December 31, 1995: the sale of the first 1,000,000 of 1,750,000 shares of common stock to a subsidiary of Grupo Carso, S.A. de C.V. ("Carso"), at $12 per share pursuant to a stock subscription agreement (see Note 8--Stock Subscription); the receipt of additional advances of $2,900,000 from a stockholder (the "Stockholder") and conversion of the additional advances and the outstanding advances at December 31, 1995 of $1,600,000 into 375,000 shares of common stock at $12 per share (see Note 8--Stockholder Advances); and, the sale in a private placement of 357,675 shares of common stock resulting in net proceeds to the Company of $4,239,707 (see Note 8--Private Placement).

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenues--Cellular service revenue is recognized as services are provided. Customer deposits represent receipts for cellular service subscriptions received by the Company's subsidiary in Cote d'lvoire.

  Cash Flow Information--Cash equivalents include highly liquid securities purchased with remaining maturities of less than three months. No cash was paid for income taxes or interest in 1994 and 1995.

             INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Unaudited)

  Property, Plant and Equipment--Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 8 years for automobiles and equipment and 40 years for buildings.

  Licenses--Licenses consist of cellular telephone licenses in certain African countries. The costs of obtaining the licenses have been deferred and are being amortized over the lesser of the period of the license or its estimated useful life. Amortization expense for the period ended December 31, 1994 and for the year ended December 31, 1995 amounted to $3,960 and $9,074, respectively.

  Goodwill--Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is being amortized over 10 years. Goodwill is periodically reviewed for impairment by comparison to future expected cash flows to be generated by the underlying operations.

  Foreign Currency Translation--The functional currencies of the Company's foreign subsidiaries are the local currency. Accordingly, assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period-end exchange rates and revenues and expenses are translated using the average rates during the period. The effects of foreign currency translation adjustments have been accumulated and are included as a separate component of stockholders' equity.

  Income Taxes--Deferred tax assets and liabilities are provided to recognize differences in the book and tax bases of assets and liabilities.

  Financial Instruments--The carrying values of cash and equivalents, receivables and accounts and other payables approximate fair value due to the short-term nature of these instruments. Management believes that the amount due to stockholder approximates fair value because the terms were negotiated in the latter part of 1995.

  Impairment of Long-Lived Assets--The Company will be required to adopt Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1996. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

  Accounting for Stock-Based Compensation--The Company will be required to adopt SFAS No. 123, "Accounting for Stock-Based Compensation," in 1996. As permitted by SFAS No. 123, the Company will elect to continue to apply the intrinsic value methodology provisions of Accounting Principles Board Opinion No. 25 for grants or awards of equity instruments to employees. Also, as required by SFAS No. 123, the Company will use a fair value methodology to measure the compensation element of grants or awards of equity instruments to nonemployees and will disclose in its annual consolidated financial statements, beginning in 1996, the pro forma effect on net income of using a fair value approach to measure compensation for all grants or awards of equity instruments.

2. Acquisitions

  Comstar Cellular Network, Inc. ("Comstar")--In August 1994, the Company issued 5,334,213 shares of common stock in exchange for certificates of common stock of Comstar representing 79% of the number of shares covered by outstanding certificates of common stock of Comstar. The assets of Comstar consisted primarily of provisional licenses to develop cellular communications systems in Cote d'lvoire and Nigeria. The Company has recorded the assets acquired and liabilities assumed at their historical carrying amounts due to the common control of both companies. The excess of liabilities assumed over assets acquired was $72,205. The accompanying consolidated financial statements include the results of operations of Comstar from the date of acquisition.

             INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Unaudited)

  African Communications Incorporated ("ACI")--On March 31, 1995, the Company merged with ACI. This transaction was accounted for in a manner similar to a pooling of interests because of the common ownership of both companies. Prior to March 31, 1995, the Company and ACI were jointly developing the Company's cellular systems through subsidiaries of the Company that were approximately 67% owned by the Company and 33% owned by ACI. The Company and ACI had no operations that were independent of these joint development efforts. The Company issued 2,790,563 shares of common stock representing a 33% interest in the Company in exchange for all of the outstanding shares of ACI. The consolidated financial statements for 1994 have been restated to include the operations of ACI.

  Karisi Communications, Inc. ("Karisi")--In November 1995, the Company acquired Karisi including a 79% equity interest in Karisi Communications (Kenya) Ltd. Karisi, which changed its name to Africa Online, Inc., is primarily engaged in providing online services to Kenyan subscribers. The initial purchase price consisted of 25,000 shares of the Company's common stock valued at $10.00 per share and assumption of net liabilities of $30,085. Additional consideration of 25,000 shares is currently held in escrow and may be released over a two-year period based on the attainment of future subscriber levels.

  The acquisition has been accounted for as a purchase. Accordingly, the results of operations of Karisi have been included in the accompanying consolidated statements of operations from the date of acquisition. The excess of purchase over the fair value of net assets acquired has been allocated to goodwill.

  The following unaudited pro forma information for the year ended December 31, 1995 reflects the combined results of operations of the Company and Karisi as if the acquisition occurred on January 1, 1995:

       Revenue....................................................... $  141,395
       Net loss......................................................  3,231,637

  Karisi did not have any significant operations prior to January 1, 1995.

3. Property, Plant and Equipment

  Property, plant and equipment at December 31, 1994 and 1995 consisted of the following:

                                                             1994       1995
                                                            -------  ----------
   Land.................................................... $49,000  $   78,064
   Buildings...............................................     --      195,834
   Computer equipment......................................     --      190,078
   Cellular system equipment...............................     --      721,612
   Furniture and equipment.................................   3,896     241,404
   Automobiles.............................................     --       87,870
                                                            -------  ----------
     Total.................................................  52,896   1,514,862
   Less accumulated depreciation...........................    (278)    (23,770)
                                                            -------  ----------
   Property, plant and equipment........................... $52,618  $1,491,092
                                                            =======  ==========

4. Due to Stockholder--Credit Facility

  Under a credit facility provided by the Stockholder in 1994, the Company was able to borrow up to a maximum of $1,250,000 without interest through March 31, 1995 and with interest at prime plus 2% thereafter. On May 31, 1995, the credit facility was terminated and the outstanding borrowings at that date of $1,000,000 were converted into 100,000 shares of common stock.

             INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Unaudited)

  Pursuant to a loan and security agreement dated November 15, 1995, the Stockholder agreed to make additional loans to the Company in the aggregate amount up to $4,500,000. Borrowings bear interest payable monthly at prime plus 1.25% on the first $1 million; prime plus 1.5% on the second $1 million; and prime plus 2% on amounts in excess of $2 million. Borrowings are collateralized by all assets of the Company, including a pledge of the common stock of the subsidiaries. All borrowings are due on December 31, 1998. Prior to December 31, 1996, borrowings are convertible into shares of the Company's common stock at a conversion price of $12.00 per share.

  The Company paid the Stockholder a commitment fee equal to 1% of the maximum borrowings through the issuance of 3,750 shares of the Company's common stock.

5. Income Taxes

  The tax effects of significant items comprising the Company's net deferred tax assets as of December 31, 1994 and 1995 are approximately as follows:

                                                           1994        1995
                                                         ---------  -----------
   U.S. net loss carryforwards.......................... $  51,000  $   608,000
   Net loss carryforwards of foreign subsidiaries.......   200,000      592,000
   Deferred liabilities.................................       --        (4,000)
   Valuation allowances.................................  (251,000)  (1,196,000)
                                                         ---------  -----------
   Net tax asset........................................ $     --   $       --
                                                         =========  ===========

  At December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes of $1,673,000 which may be used to offset future taxable income, expiring in 2010. The Company also has operating loss carryforwards in Cote d'lvoire and Kenya, which begin to expire in 1998, of $1,696,000, which may be used to offset future taxable income in those countries. Due to the uncertainty of realization, the Company has provided a 100% valuation allowance of all deferred tax assets.

6. Stockholders' Equity

  Stock Recapitalization--On March 31, 1995, the stockholders approved the following recapitalization: conversion of the existing outstanding preferred stock into common stock at a rate of .3125 shares of common stock for each share of preferred stock; an increase in the number of authorized shares of common stock from 35,000,000 to 70,000,000; an increase in the number of authorized shares of preferred stock from 1,000,000 shares of "Series A" preferred stock to 10,000,000 shares of "blank check" preferred stock. In 1996, the Board of Directors and the stockholders approved an increase in the authorized shares of common stock to 140,000,000 shares.

  Stock Option Plan--Under the Company's 1994 Stock Option Plan (the "Plan"), options to purchase up to 1,500,000 shares of common stock may be granted to employees, directors, consultants, and advisors of the Company. Options granted may be either "incentive stock options" or nonqualified options. Stock options are exercisable over a period determined by the Board of Directors.

  In 1996, the Board of Directors and the stockholders adopted an amendment to the Plan increasing the number of shares available for grant to 2,375,000.

             INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Unaudited)

  A summary of stock option activity is as follows:

                                                          Shares      Price
                                                         --------- ------------
Granted.................................................   271,000 $ 1.00-$8.00
Exercised...............................................       --           --
Canceled................................................       --           --
                                                         --------- ------------
Balance, December 31, 1994..............................   271,000 $1.00-$10.00
Granted.................................................   926,750 $1.00-$10.00
Exercised...............................................       --           --
Canceled................................................       --           --
                                                         --------- ------------
Balance, December 31, 1995.............................. 1,197,750 $1.00-$10.00
                                                         ========= ============
Exercisable at December 31, 1995........................   228,750 $1.00-$10.00
                                                         ========= ============

  Stock Warrants--At December 31, 1995, the Company had outstanding warrants to purchase 54,000 shares of the Company's common stock at $10.00 per share. The warrants may be exercised at any time and expire in 2005.

7. Commitments and Contingencies

  As of December 31, 1995, the Company and its subsidiaries leased facilities in Ivory Coast and in Cambridge, MA. The leases expire from 1996 to 2000 and contain renewal options. Future minimum rental payments are as follows:

   Year ended December 31
   1996............................................................... $171,000
   1997...............................................................  122,000
   1998...............................................................   45,000
   1999...............................................................   50,000
   2000...............................................................   55,000
   Thereafter.........................................................   71,000
                                                                       --------
   Total future minimum rentals....................................... $514,000
                                                                       ========

  Total rent expense for the period ended December 31, 1994 and the year ended December 31, 1995 was $3,000 and $86,000, respectively.

  At December 31, 1995, the Company has outstanding purchase commitments of approximately $4.7 million for equipment relating to its cellular telephone development activities in Africa.

  Litigation--Pursuant to the acquisition described in Note 2, holders of Comstar stock certificates were required to release Comstar and the Company from any claims which such holders may have had and to surrender their Comstar stock certificates. Certain holders of the Comstar certificates did not participate in the reorganization, and there can be no assurance that they will not bring claims against the Company. The consolidated financial statements contain no provision or liability for such potential claims; however, the Company believes that the reorganization provided the holders with the opportunity to acquire equity participation in the Company, without further investment, in the same relative proportion as they would have had in Comstar. The Company does not expect that this matter will have a material impact on its financial position or the results of operations.

             INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Unaudited)

8. Subsequent Events

  Acquisition of Minority Interest in Subsidiary--In January 1996, the Company purchased 90 shares of common stock of Comstar Cellular S.A. Cote d'lvoire ("Comstar Cote d'lvoire") from a minority shareholder and employee in exchange for 87,500 shares of common stock of the Company and $300,000 in cash. As a result of this transaction, the Company's equity interest in Comstar Cote d'Ivoire increased from 91% to 100%.

  The acquisition will be accounted for as a purchase and the purchase price of $1,350,000 is expected to be allocated to goodwill associated with the cellular operations of Comstar Cote d'Ivoire.

  Investment in Global Enterprise Services, Inc. ("GES")--In 1996, the Company acquired a 48% voting interest in GES, represented by 4,800,000 shares of convertible preferred stock, for $9 million. The preferred stock has voting rights and is convertible into common stock of GES stock.

  The Company also received a warrant to purchase up to 1,380,000 additional shares of GES' convertible preferred stock at an exercise price of $2.8125 per share. The warrant is exercisable from January 1, 1997 through June 30, 1997 only in the event that GES reports both revenues of less than $15 million and a loss before interest, taxes, depreciation and amortization for the year ending December 31, 1996.

  The Company will account for its investment using the equity method since essentially all of the capital at risk in GES belongs to the Company.

  Note Payable--In March 1996, the Company borrowed $2 million from Bay Networks, Inc. ("Bay Networks") pursuant to an 8 1/4% convertible note. Principal and interest are due on the earlier of six months after the completion of a private placement with aggregate gross proceeds of at least $1,000,000 or March 31, 1997. Bay Networks has the right within 30 days after the completion of such a private placement and prior to March 31, 1997 to convert the principal and interest into common stock at the price per share at which the Company's common stock is sold in the private placement.

  Private Placement--Subsequent to December 31, 1995, the Company has sold in a private placement 1,430,702 shares of common stock resulting in net proceeds to the Company of $4,239,707.

  Stock Subscription--Pursuant to a subscription agreement dated February 20, 1996, as amended, Carso agreed to acquire for cash 1,750,000 shares of common stock of the Company at a price of $12 per share as follows:

   Date                                                     Shares     Amount
   ----                                                    --------- -----------
   February 20, 1996...................................... 1,000,000 $ 3,000,000
   March 11, 1996......................................... 2,000,000   6,000,000
   May 1, 1996............................................ 1,000,000   3,000,000
   September 3, 1996...................................... 3,000,000   9,000,000
                                                           --------- -----------
     Total................................................ 7,000,000 $21,000,000
                                                           ========= ===========

  In addition, Carso may purchase an additional 750,000 shares of the Company's common stock from existing stockholders.

  Stockholder Advances--Subsequent to December 31, 1995, the Stockholder advanced the Company an additional $2,900,000 under the terms of the existing credit facility (Note 4) and all advances have been converted into 375,000 shares of common stock at $12 per share. The credit facility has been terminated.

             INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Unaudited)

  Acquisition of Prodigy Services Company--On June 17, 1996, the Company acquired the partnership interests of International Business Machines Corporation ("IBM") and Sears Roebuck and Co. ("Sears") in Prodigy. The Company acquired the assets and assumed liabilities of Prodigy, with the exception of certain patents and all obligations and liabilities related to employee retirement and other postretirement benefit plans. The purchase price was $46.2 million in cash subject to adjustments plus contingent convertible notes (the "Contingent Convertible Notes"), payable to IBM and Sears.

  Commencing December 1998, the Contingent Convertible Notes accrue interest at $4 million on a quarterly basis. Upon the earlier of (i) an initial public offering by the Company resulting in gross proceeds of at least $25 million,
(ii) an acquisition of the Company, (iii) following an initial public offering, the Company's market value exceeds $200 million, or (iv) the tenth anniversary of the closing date, the Contingent Convertible Notes are convertible into shares constituting 15% of the Company's outstanding common stock on a fully diluted basis (or 15% of the consideration received in the event the Company is acquired), limited to a value equal to $200 million plus accrued interest. Principal and interest are not required to be paid in cash, except in the event that the Company is acquired for cash.

  As part of the above agreement, the Company is required to have available funds in the amount of $155 million to provide a portion of the necessary funds for the purchase and operations of Prodigy. In order to meet this requirement, the Company entered into a funding agreement with Carso and the Stockholder described below.

  Commencing with the Prodigy closing and terminating on the earlier of (i) November 12, 1997 or (ii) the closing of an underwritten public offering in which the gross proceeds to the Company exceed $25 million, the Company has the right from time to time to require Carso and the Stockholder to purchase shares of common stock from the Company at $24 per share up to a maximum amount of $144.5 million (the "Maximum Amount"). The Maximum Amount is reduced by (i) the net amount realized from the sale by the Company of certain cellular assets (see below), (ii) the net amount realized, after expenses, from the sale of common stock in a private placement, (iii) the net amount realized by the Company in an initial public offering, (iv) the amount realized by the Company from the exercise of the warrants described below. The Maximum Amount is allocated 90% to Carso and 10% to the Stockholder.

  The Company has granted Carso and the Stockholder warrants to purchase 675,000 shares and 67,500 shares, respectively, of common stock at $12 per share after the initial closing of a private placement and on or before December 31, 1996. Warrants to purchase 500,000 shares and 250,000 shares of the Company's common stock were also granted to Carso and the Stockholder, respectively, at $36 per share at any time after the initial closing of a private placement and on or before the earlier of the closing of an initial public offering or November 12, 1997.

  In connection with these arrangements, the Company granted Carso an option to purchase, on or before July 26, 1996, its cellular telephone assets located in Cote d'lvoire and Guinee for a purchase price of $69 million. If the option is exercised, Carso will be granted a right of first refusal, from January 1, 1997 to March 31, 1997, to purchase additional cellular assets the Company may have at that time.

  As a result of the Prodigy acquisition, the Company has entered into employment and stock option agreements with certain Prodigy management.

             INTERNATIONAL WIRELESS INCORPORATED AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued) (Unaudited)

  Summarized financial information with respect to Prodigy is as follows (in thousands):

                                                                   As of
                                                               December 31,
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
   Total assets...................................           $ 80,121  $ 84,702
   Partners' capital (deficit)....................             (4,279)    9,751
                                                      For the Years Ended
                                                          December 31,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
   Revenues....................................... $195,194  $210,900  $243,399
   Net loss.......................................  (59,973)  (51,980)  (34,583)

  Credit Facility--In June 1996, the Company entered into a loan agreement with Banco Inbursa, S.A. ("Inbursa"), an affiliate of Carso, whereby Inbursa agreed to provide a credit facility to the Company of up to $50 million for a period of one year at an interest rate of prime plus 1/2%. Borrowings under this credit facility are collateralized by a pledge of 4,250,000 shares of the Company's common stock held by two of the Company's stockholders. Any outstanding borrowings mature within 30 days of the date of borrowing at which time the Company may re-borrow any unpaid balances. Through June 17, 1996, the Company had borrowed $48 million under the agreement primarily to fund the Prodigy acquisition.

  Reorganization--On June 13, 1996, a reorganization was effected through which the Company became a wholly owned subsidiary of a new holding company, Prodigy, Inc.

  Reverse Stock Split--In January 1999, the Board of Directors of Prodigy Communications Corporation (formerly Prodigy, Inc.) declared a 1 for 4 reverse stock split. As the predecessor business to Prodigy Communications Corporation, all references in these financial statements to shares of Common Stock have been retroactively adjusted to reflect this reverse stock split.

                                  * * * * * *

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................  10
Use of Proceeds............................................................  22
Dividend Policy............................................................  22
Capitalization.............................................................  23
Dilution...................................................................  24
Selected Consolidated Financial Information and Other Data.................  26
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................................................  29
Business...................................................................  39
Management.................................................................  56
Corporate History and Certain Transactions.................................  67
Principal Stockholders.....................................................  75
Description of Capital Stock...............................................  77
Shares Eligible for Future Sale............................................  79
Underwriting...............................................................  81
Telmex Purchase............................................................  83
Legal Matters .............................................................  83
Experts....................................................................  83
Additional Information.....................................................  84
Index to Consolidated Financial Statements................................. F-1

                                ---------------

  Until    , 1999 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             8,000,000 Shares

(PRODIGY LOGO)

                                 Common Stock

                                ---------------

                                  PROSPECTUS

                                ---------------

                           Bear, Stearns & Co. Inc.

                         BancBoston Robertson Stephens

                          ING Baring Furman Selz LLC

                         Volpe Brown Whelan & Company

                            Wit Capital Corporation
                                 as e-Manager

                                     , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                       [ALTERNATE FRONT COVER PAGE]

                             SUBJECT TO COMPLETION

PROSPECTUS     PRELIMINARY PROSPECTUS DATED JANUARY 26, 1999

                             2,000,000 Shares


                                  Common Stock

                                  -----------

  All of the 2,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby are being offered by Prodigy Communications Corporation ("Prodigy" or the "Company") to Telefonos de Mexico, S.A. de C.V. ("Telmex"), an affiliate of the Company's principal stockholder, Carso Global Telecom, S.A. de C.V. ("Carso Global Telecom"), at the Price to Public set forth below (the "Telmex Purchase"). Pursuant to a separate prospectus, the Company is offering to sell in an initial public offering 8,000,000 shares of Common Stock through a syndicate of Underwriters (the "Offering"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "PRGY".

  The Offering and the Telmex Purchase (collectively, the "Offerings") are contingent on each other. Upon consummation of the Offering and the Telmex Purchase (at an assumed initial public offering price of $13.50 per share), Carso Global Telecom will own 49.8% of the Company's outstanding Common Stock and Telmex will own 19.3% of the Company's outstanding Common Stock. See "Principal Stockholders".

                                  -----------

  See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share
  Offering..................................   $           $             $
  Telmex Purchase...........................   $           $             $
--------------------------------------------------------------------------------
Total(3)...................................   $           $             $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters of the Offering against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".

(2) Before deducting expenses payable by the Company, estimated at $1,450,000.

(3) The Company has granted the Underwriters of the Offering a 30-day option to purchase up to 1,200,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If this option is exercised in full, the Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting".

                                  -----------

  It is expected that delivery of the shares of Common Stock will be made
against payment therefor on or about      , 1999.

                The date of this Prospectus is      , 1999.

                        [ALTERNATE BACK COVER PAGE]


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................  10
Use of Proceeds............................................................  22
Dividend Policy............................................................  22
Capitalization.............................................................  23
Dilution...................................................................  24
Selected Consolidated Financial Information and Other Data.................  26
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................................................  29
Business...................................................................  39
Management.................................................................  56
Corporate History and Certain Transactions.................................  67
Principal Stockholders.....................................................  75
Description of Capital Stock...............................................  77
Shares Eligible for Future Sale............................................  79
Underwriting...............................................................  81
Telmex Purchase............................................................  83
Legal Matters .............................................................  83
Experts....................................................................  83
Additional Information.....................................................  84
Index to Consolidated Financial Statements................................. F-1

                                ---------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             2,000,000 Shares

(PRODIGY LOGO)

                                  Common Stock

                                ---------------

                                   PROSPECTUS

                                ---------------

                                     , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

   SEC registration fee............................................. $   46,704
   NASD filing fee..................................................     17,300
   Nasdaq National Market listing fee...............................     95,000
   Blue Sky fees and expenses.......................................     10,000
   Transfer Agent and Registrar fees................................     10,000
   Accounting fees and expenses.....................................    625,000
   Legal fees and expenses..........................................    325,000
   Printing and mailing expenses....................................    250,000
   Miscellaneous....................................................     70,996
                                                                     ----------
     Total.......................................................... $1,450,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Article EIGHTH of the Registrant's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

  Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Article NINTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

  Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Under Section 7(b) of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Purchase Agreement filed as Exhibit 1.1 hereto.

  The Registrant has an insurance policy with coverage of $8,000,000 that insures the directors and officers of the Registrant against certain liabilities which might be incurred by such directors and officers in connection with the performance of their duties.

Item 15. Recent Sales of Unregistered Securities

  Set forth below in chronological order is certain information regarding securities issued by the Registrant and its predecessor, International Wireless Incorporated ("IW"), without registration under the Securities Act of 1933, as amended (the "Securities Act"), since May 1, 1995. The information presented in this Item 15 has not been adjusted to reflect the one-for-four reverse stock split of the Registrant's Common Stock that the Company will effect prior to the closing of the Offering.

  1. In May 1995, IW granted to two persons, for business development services, warrants to purchase an aggregate of 200,000 shares of Common Stock for $2.50 per share, exercisable at any time prior to May 15, 2005.

  2. Between May 1995 and November 1995, IW issued, in connection with a private placement transaction, an aggregate of 1,232,500 shares of Common Stock to selected private investors for a purchase price of $2.50 per share for aggregate proceeds of $3,081,250 (including the conversion of $730,000 in cash advances from Greg C. Carr). D.E. Wine Investments, Inc. acted as placement agent in this private placement and was paid a cash fee of $77,438. ANZ, Inc. also acted as placement agent in this private placement and was granted a warrant to purchase 16,000 shares of Common Stock for $2.50 per share, exercisable at any time prior to August 15, 2005.

  3. In November 1995, IW issued an aggregate of 200,000 shares of Common Stock in connection with the acquisition of Africa Online, Inc.

  4. Between November 1995 and March 1996, IW issued, in connection with a private placement transaction, an aggregate of 2,458,836 shares of Common Stock to selected private investors for a purchase price of $3.00 per share for aggregate cash proceeds of $7,376,508 (including the conversion of $3,000,000 in cash advances from Greg C. Carr). D.E. Wine Investments, Inc. acted as placement agent in this private placement and was paid a cash fee of $50,000. ANZ, Inc. also acted as placement agent in this private placement and was granted a warrant to purchase 133,333 shares of Common Stock for $3.00 per share, exercisable at any time prior to August 15, 2005.

  5. In November 1995, IW issued 15,000 shares of Common Stock to Greg C. Carr as a commitment fee valued at $3.00 per share ($45,000 total) in consideration of the establishment of a $4,500,000 credit facility by Mr. Carr in favor of IW.

  6. In December 1995, IW issued an aggregate of 9,500 shares of Common Stock to two former holders of certificates for common stock of Comstar Cellular Network, Inc. ("Comstar") in exchange for their release of any claims against IW and related parties arising out of IW's acquisition of Comstar's assets and accounts payable in August 1994.

  7. In January 1996, IW issued 350,000 shares of Common Stock in exchange for a 9% equity interest in Comstar Cellular S.A. Cote d'Ivoire, IW's Ivory Coast subsidiary, held by IW's Ivory Coast consultant.

  8. In February 1996, IW issued 16,734 shares of Common Stock to an executive search firm in exchange for such firm's placement of an executive employee with IW.

  9. In March 1996 and May 1996, IW issued an aggregate of 4,000,000 shares of Common Stock to Grupo Carso, S.A. de C.V. ("Grupo Carso") for a purchase price of $3.00 per share for aggregate cash proceeds of $12,000,000 pursuant to an agreement dated April 11, 1996 (the "Initial Grupo Carso Agreement").

  10. In May 1996, IW issued 13,333 shares of Common Stock to an executive search consultant in exchange for such consultant's placement of an executive employee with IW.

  11. In May 1996, IW granted Grupo Carso and Greg C. Carr, in connection with financing commitments made by Grupo Carso and Mr. Carr under a Funding Agreement dated May 12, 1996 (the "Funding Agreement"), (i) warrants to purchase 2,700,000 shares and 270,000 shares, respectively, of Common Stock for $3.00 per share, exercisable prior to December 31, 1996, and (ii) warrants to purchase 2,000,000 shares and 1,000,000 shares, respectively, of Common Stock for $9.00 per share, exercisable prior to the earlier of (a) the closing of an initial public offering or (b) November 12, 1997.

  12. In May 1996, IW granted a person a warrant to purchase 20,000 shares of Common Stock for $3.00 per share, exercisable at any time prior to May 16, 2001, for his assistance in introducing IW to Grupo Carso.

  13. In June 1996, IW issued 500,000 share of Common Stock to Greg C. Carr for $3.00 per share upon the conversion of $1,500,000 in cash advances from Mr. Carr.

  14. In June 1996, the Registrant issued, in connection with its incorporation, 100 shares of Common Stock to IW for an aggregate cash purchase price of $10.

  15. In June 1996, the Registrant issued, in connection with a holding-company reorganization in which a wholly-owned subsidiary of the Registrant was merged with and into IW, an aggregate of 21,636,850 shares of Common Stock in exchange for all outstanding Common Stock of IW and simultaneously assumed the outstanding options and warrants of IW.

  16. In June 1996, the Registrant issued, in connection with its acquisition of Prodigy Services Company ("PSC"), 8% Contingent Convertible Promissory Notes to International Business Machines Corporation ("IBM") and Sears, Roebuck and Co. ("Sears") in the aggregate face amount of $200,000,000. In connection with the Registrant's acquisition of PSC, Wasserstein, Perella & Co., Inc. acted as the financial advisor to PSC's management and received a fee of $5,400,000 and ING Baring Furman Selz LLC acted as the Registrant's financial advisor and received a fee of $750,000.

  17. In September 1996, the Registrant issued 3,000,000 shares of Common Stock to Carso Global Telecom, S.A. de C.V. ("Carso Global Telecom") for a purchase price of $3.00 per share for aggregate cash proceeds of $9,000,000. In June 1996, Carso Global Telecom was spun-off from Grupo Carso and assumed Grupo Carso's obligations under the Initial Grupo Carso Agreement and the Funding Agreement.

  18. In September 1996, the Registrant issued 100,000 shares of Common Stock to a former holder of a certificate for common stock of Comstar in exchange for his release of any claims against IW, the Registrant and related parties arising out of IW's acquisition of Comstar's assets and accounts payable in August 1994.

  19. In October 1996, in connection with an amendment to the Funding Agreement, (i) Mr. Carr's warrant to purchase 1,000,000 shares for $9.00 per share was cancelled and (ii) Grupo Carso's warrant to purchase 2,000,000 shares for $9.00 per share was exchanged for a warrant to purchase 1,000,000 shares for $7.00 per share and assigned to Carso Global Telecom.

  20. In October 1996, the Registrant issued 270,000 shares of Common Stock to Greg C. Carr upon the exercise of an outstanding warrant for a purchase price of $2.93 per share for aggregate cash proceeds of $792,000, reflecting a discount (based on the interest rate charged on the Registrant's bank debt) from the original exercise price in order to induce early exercise.

  21. Between October 1996 and February 1997, the Registrant issued, in connection with a private placement transaction, an aggregate of 1,309,034 shares of Common Stock to selected private investors for a purchase price of $7.00 per share for aggregate cash proceeds of $9,163,238. In February 1997, the Registrant reduced the offering price from $7.00 per share to $3.00 per share. The purchasers of an aggregate of 50,000 shares at $7.00 per share elected to receive cash refunds totalling $350,000 and the other purchasers at $7.00 per share elected to receive an aggregate of 1,678,711 additional shares to reduce their average purchase price to $3.00 per share. In March 1997, the Registrant issued Convertible Promissory Notes to Carso Global Telecom and Greg C. Carr in the principal amounts of $65,000,000 and $15,000,000, respectively, which automatically converted into an aggregate of 26,666,667 shares at $3.00 per share upon receipt of regulatory approvals in June 1997. In May 1997, the Registrant issued 10,000 additional shares to an investor at $3.00 per share. In total, the Registrant issued an aggregate of 29,614,412 shares for $3.00 per share for aggregate cash proceeds of $88,843,235 in this private placement. Tucker Anthony Incorporated acted as placement agent and financial advisor in this private placement and was paid cash fees totalling $150,000. ANZ, Inc. also acted as placement agent in this private placement and was granted a warrant to purchase 68,056 shares of Common Stock for $3.00 per share, exercisable at any time prior to December 13, 2001.

  22. In December 1996, the Registrant issued 2,700,000 shares of Common Stock to Carso Global Telecom upon the exercise of an outstanding warrant for a purchase price of $3.00 per share for aggregate cash proceeds of $8,100,000.

  23. In March 1997, in connection with an amendment to the Funding Agreement, the Registrant (i) granted warrants to purchase 13,000,000 and 2,000,000 shares of Common Stock to Carso Global Telecom and Mr. Carr, respectively, with an exercise price of $3.00 per share and (ii) cancelled Carso Global Telecom's warrant to purchase 1,000,000 shares for $7.00 per share.

  24. In June 1997, the Registrant issued 2,166,667 shares and 833,333 shares of Common Stock to Carso Global Telecom and Greg C. Carr, respectively, upon the exercise of stock puts under the Funding Agreement for a purchase price of $3.00 per share for aggregate cash proceeds of $9,000,000.

  25. In July 1997, the Registrant issued 8,450,000 shares and 200,000 shares of Common Stock to Carso Global Telecom and Greg C. Carr, respectively, upon the exercise of stock puts under the Funding Agreement for a purchase price of $3.00 per share for aggregate cash proceeds of $25,950,000.

  26. In August 1997, the Registrant issued 363,511 shares of Common Stock to Greg C. Carr upon the exercise of stock puts under the Funding Agreement for a purchase price of $3.00 per share for aggregate cash proceeds of $1,090,533.

  27. In September 1997, the Registrant issued 2,362,822 shares and 166,667 shares of Common Stock to Carso Global Telecom and Greg C. Carr, respectively, upon the exercise of stock puts under the Funding Agreement for a purchase price of $3.00 per share for aggregate cash proceeds of $7,588,467.

  28. In October 1997, the Registrant issued 433,333 shares of Common Stock to Greg C. Carr upon the exercise of stock puts under the Funding Agreement for a purchase price of $3.00 per share for aggregate cash proceeds of $1,300,000.

  29. In October 1997, in connection with interim financing commitments made by Carso Global Telecom and Greg C. Carr, the Registrant reduced the exercise price of the warrants held by Carso Global Telecom and Mr. Carr to purchase 13,000,000 and 2,000,000 shares of Common Stock, respectively, from $3.00 per share to $1.00 per share.

  30. In November 1997, Prodigy Services Corporation issued to IBM and Sears, in exchange for the 8% Contingent Convertible Promissory Notes described in paragraph 16 above, (i) 8% Contingent Convertible Promissory Notes in the aggregate face amount of $200,000,000 and (ii) Contingent Common Stock Purchase Warrants.

  31. In December 1997, the Registrant issued, in connection with a private placement transaction involving a rights offering to all stockholders of the Registrant, an aggregate of 50,561,915 shares of Common Stock for a purchase price of $1.00 per share for aggregate proceeds of $50,561,915, of which (i) $32,811,915 was paid in cash (including the conversion of $500,000 in cash advances from Greg C. Carr), (ii) Carso Global Telecom was credited with $4,000,000 by reason of the issuance of a letter of credit on behalf of the Registrant (and with respect to which Carso Global Telecom will pay the Registrant each calendar quarter an amount equal to $333,333 less any draws on such letter of credit during such quarter until the entire $4,000,000 has been paid to the Registrant or drawn under such letter of credit), and (iii) $13,750,000 was paid by Carso Global Telecom directly to Banco Inbursa, S.A. ("Banco Inbursa") on the Registrant's behalf in repayment of $13,750,000 of indebtedness owed by the Registrant to Banco Inbursa. Tucker Anthony Incorporated acted as financial advisor in this private placement and was paid a cash fee of $150,000.

  32. In April 1998, the Registrant issued 13,000,000 shares of Common Stock to Carso Global Telecom upon the exercise of a warrant at a purchase price of $1.00 per share for aggregate cash proceeds of $13,000,000.

  33. In May 1998, the Registrant issued 2,000,000 shares of Common Stock to an investor upon exercise of a warrant at a purchase price of $1.00 per share for aggregate cash proceeds of $2,000,000.

  34. In July 1998, the Registrant issued 5,500,000 shares of Common Stock to Carso Global Telecom for a purchase price of $2.00 per share for aggregate cash proceeds of $11,000,000, and in August 1998 the Registrant issued 24,500,000 shares of Common Stock to Telefonos de Mexico, S.A. de C.V. for a purchase price of $2.00 per share for aggregate cash proceeds of $49,000,000. Wit Capital Corporation acted as financial advisor in this private placement and was paid a cash fee of $50,000.

  35. In November 1998, the Company granted a person (i) a warrant to purchase 7,840 shares of Common Stock for $2.50 per share, exercisable at any time prior to March 1, 2001, for his assistance in identifying investors in the private placement described in paragraph 2 above, and (ii) a warrant to purchase 44,380 shares of Common Stock for $3.00 per share, exercisable at any time prior to March 1, 2001, for his assistance in identifying investors in the private placement described in paragraph 4 above.

  Since May 1, 1995, the Registrant (including IW) has granted stock options to employees and consultants to purchase an aggregate of 18,294,645 shares of Common Stock with exercise prices ranging from $1.00 to

$7.00 per share. During this same period, the Registrant (including its predecessor) has issued an aggregate of 10,549 shares of Common Stock for aggregate cash proceeds of $30,227 pursuant to the exercise of stock options.

  The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from registration set forth in Sections 3(b) and 4(2) of the Securities Act, or regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, (ii) in the case of certain sales to non-United States persons, pursuant to Regulation S promulgated under the Securities Act, or (iii) in the case of certain options to purchase shares of Common Stock and shares of Common Stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. Except as noted above, no underwriters or placement agents were involved in the foregoing sales of securities.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*** Form of Underwriting Agreement.
  3.1**  Certificate of Incorporation of the Registrant, as amended.
  3.2**  By-laws of the Registrant, as amended.
  3.3*   Form of Certificate of Incorporation of the Registrant, as in effect upon the closing of the Offering.
  3.4*   Form of By-laws of the Registrant, as in effect upon the closing of the Offering.
  4.1*** Specimen certificate for shares of Common Stock.
  5.1*   Opinion of Hale and Dorr LLP.
 10.1**  Agreement and Plan of Corporate Reorganization, dated July 8, 1994, among International Wireless Incorporated, Comstar Cellular Network,
         Inc., Terrance Dillon, Duncan Wine, Blaize Kaduru and Herbert Orji.
 10.2**  Partnership Purchase Agreement, dated May 12, 1996, among
         International Wireless Incorporated, Prodigy Services Company,
         International Business Machines Corporation and Sears, Roebuck and
         Co., as amended by Amendment dated June 3, 1996.
 10.3**  Note Exchange Agreement, dated October 20, 1997, among the Registrant,
         Prodigy Services Corporation, International Business Machines
         Corporation and Sears, Roebuck and Co., as amended by Amendment to
         Note Exchange Agreement dated October 31, 1997.
 10.4**  Letter agreement, dated October 20, 1997, between the Registrant and
         Carso Global Telecom, S.A. de C.V., relating to the Note Exchange
         Agreement.
 10.5**  Form of 8% Contingent Convertible Promissory Note issued by Prodigy
         Services Corporation to IBM and Sears.
 10.6**  Form of Contingent Common Stock Purchase Warrant issued by Prodigy
         Services Corporation to IBM and Sears.
 10.7**  Letter agreement, dated April 11, 1996, between International Wireless
         Incorporated and Grupo Carso, S.A. de C.V.
 10.8**  Funding Agreement, dated May 12, 1996, among International Wireless
         Incorporated, Grupo Carso, S.A. de C.V. and Greg C. Carr.
 10.9**  Amendment to Funding Agreement, dated October 31, 1996, among the
         Registrant, Carso Global Telecom, S.A. de C.V. and Greg C. Carr.

 10.10**  Amendment No. 2 to Funding Agreement, dated March 18, 1997, among the
          Registrant, Carso Global Telecom, S.A. de C.V. and Greg C. Carr.
 10.11**  Put Exercise Agreement, dated May 6, 1997, among the Registrant,
          Carso Global Telecom, S.A. de C.V. and Greg C. Carr.
 10.12**  Interim Financing Agreement, dated October 30, 1997, among the
          Registrant, Greg C. Carr and Carso Global Telecom, S.A. de C.V.
 10.13** Stock Purchase Agreement, dated July 24, 1998, between the Registrant and Telefonos de Mexico, S.A. de C.V.
 10.14** Stock Purchase Agreement, dated July 24, 1998, between the Registrant and Carso Global Telecom, S.A. de C.V.
 10.15**  Stock Purchase Agreement, dated July 24, 1998, among the Registrant,
          Telefonos de Mexico, S.A. de C.V., Greg C. Carr and Carso Global
          Telecom, S.A. de C.V.
 10.16*** 1999 Outside Director Stock Option Plan of the Registrant.
 10.17+** Software License and Services Agreement, dated April 16, 1997, between Prodigy Services Corporation and ORACLE Worldwide Tech
          Support.
 10.18** Understanding Agreement, dated August 5, 1998, for line of credit granted by Carso Global Telecom, S.A. de C.V. to the Registrant.
 10.19+** Splitrock Full Service Agreement, dated June 24, 1997, between
          Splitrock Services, Inc. and Prodigy Services Corporation.
 10.20**  Agreement of Sublease, dated June 24, 1997, between Splitrock
          Services, Inc. and Prodigy Services Corporation.
 10.21*** Employment Agreement, dated September 1, 1998, between the Registrant and Samer F. Salameh.
 10.22*** Consulting Agreement, dated July 31, 1998, between the Registrant and
          Russell I. Pillar, as amended January 5, 1999.
 10.23*** Employment Agreement, dated July 21, 1998, between the Registrant and
          David R. Henkel.
 10.24*** Employment Agreement, dated November 24, 1997, between the Registrant and James P. Dougherty.
 10.25*** Employment Agreement, dated September 14, 1998, between the
          Registrant and Andrea S. Hirsch.
 10.26*** Employment Agreement, dated December 14, 1998, between the Registrant and David C. Trachtenberg.
 10.27*** Employment Agreement, dated June 1, 1998, between the Registrant and
          Carena M. Pooth.
 10.28*** 1996 Stock Option Plan of the Registrant, as amended.
 10.29*** 1999 Employee Stock Purchase Plan of the Registrant.
 10.30** Lease, dated August 14, 1997, between Prodigy Services Corporation and Westchester One LLC, as amended.
 10.31+** Promotion & Distribution Agreement, effective October 7, 1996, between Microsoft Corporation and Prodigy Services Corporation, as amended.
 10.32+** Distribution and Licensing Agreement, effective October 1, 1996, between Packard Bell NEC, Inc. and Prodigy Services Corporation.
 10.33+** Excite Services Distribution and Co-Branded Area Agreement, dated
          January 20, 1998, between Excite, Inc. and Prodigy Services
          Corporation.
 10.34** Lease Agreement, dated June 6, 1988, between Prodigy Services Company and Crow-Kelly#1, as amended.
 10.35+** Internet-Sign Up Wizard Referral and Microsoft Internet Explorer
          License and Distribution Agreement, dated January 8, 1997, between
          Prodigy Services Corporation and Microsoft Corporation.

 10.36+** Software Development and Processing Services Agreement, dated January
          1, 1992, between Prodigy Services Company and CSG Systems, Inc., as amended.
 10.37**  Form of Prodigy Service Member Agreement.
 10.38*** Agreement, dated January 25, 1999, between the Registrant and
          Telefonos de Mexico, S.A. de C.V.
 10.39*   Stock Purchase Agreement dated February   , 1999, between the
          Registrant and Telefonos de Mexico, S.A. de C.V.
 11.1*    Computation of earnings per common share.
 16.1**   Letter from Deloitte & Touche LLP regarding change in accountants.
 23.1***  Consent of PricewaterhouseCoopers LLP.
 23.2*    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 24.1**   Power of Attorney (included on page II-10 of Registration Statement filed on September 25, 1998).
 27.1***  Financial Data Schedule.

----------

  *To be filed by amendment.

 **Previously filed.

***Filed herewith.

+ Confidential treatment granted as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

  All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

Item 17. Undertakings

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation, as amended, of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in White Plains, New York, on this 25th day of January, 1999.

                                          Prodigy Communications Corporation

                                                    /s/ Samer F. Salameh
                                          By: _________________________________

                                             Samer F. Salameh, Chairman of the
                                                         Board

                                              and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Samer F. Salameh          Chairman of the Board and   January 25, 1999
______________________________________  Chief Executive Officer
           Samer F. Salameh             (principal executive
                                        officer)

        Alfredo Sanchez *              Vice Chairman of the Board  January 25, 1999
______________________________________
           Alfredo Sanchez

        David R. Henkel *              Executive Vice President,   January 25, 1999
______________________________________  Finance, Chief Financial
           David R. Henkel              Officer and Director
                                        (principal financial and
                                        accounting officer)

          Arturo Elias *               Director                    January 25, 1999
______________________________________
             Arturo Elias

        James M. Nakfoor *             Director                    January 25, 1999
______________________________________
           James M. Nakfoor

       Russell I. Pillar *             Director                    January 25, 1999
______________________________________
          Russell I. Pillar

         /s/ Samer F. Salameh
* By: _______________________________
           Samer F. Salameh
           Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1***  Form of Underwriting Agreement.
  3.1**   Certificate of Incorporation of the Registrant, as amended.
  3.2**   By-laws of the Registrant, as amended.
  3.3*    Form of Certificate of Incorporation of the Registrant, as in effect upon the closing of the Offering.
  3.4*    Form of By-laws of the Registrant, as in effect upon the closing of the Offering.
  4.1***  Specimen certificate for shares of Common Stock.
  5.1*    Opinion of Hale and Dorr LLP.
 10.1**   Agreement and Plan of Corporate Reorganization, dated July 8, 1994, among International Wireless Incorporated, Comstar Cellular Network,
          Inc., Terrance Dillon, Duncan Wine, Blaize Kaduru and Herbert Orji.
 10.2**   Partnership Purchase Agreement, dated May 12, 1996, among
          International Wireless Incorporated, Prodigy Services Company,
          International Business Machines Corporation and Sears, Roebuck and
          Co., as amended by Amendment dated June 3, 1996.
 10.3**   Note Exchange Agreement, dated October 20, 1997, among the
          Registrant, Prodigy Services Corporation, International Business
          Machines Corporation and Sears, Roebuck and Co., as amended by
          Amendment to Note Exchange Agreement dated October 31, 1997.
 10.4**   Letter agreement, dated October 20, 1997, between the Registrant and
          Carso Global Telecom, S.A. de C.V., relating to the Note Exchange
          Agreement.
 10.5**   Form of 8% Contingent Convertible Promissory Note issued by Prodigy
          Services Corporation to IBM and Sears.
 10.6**   Form of Contingent Common Stock Purchase Warrant issued by Prodigy
          Services Corporation to IBM and Sears.
 10.7**   Letter agreement, dated April 11, 1996, between International
          Wireless Incorporated and Grupo Carso, S.A. de C.V.
 10.8**   Funding Agreement, dated May 12, 1996, among International Wireless
          Incorporated, Grupo Carso, S.A. de C.V. and Greg C. Carr.
 10.9**   Amendment to Funding Agreement, dated October 31, 1996, among the
          Registrant, Carso Global Telecom, S.A. de C.V. and Greg C. Carr.

 10.10**  Amendment No. 2 to Funding Agreement, dated March 18, 1997, among the
          Registrant, Carso Global Telecom, S.A. de C.V. and Greg C. Carr.
 10.11**  Put Exercise Agreement, dated May 6, 1997, among the Registrant,
          Carso Global Telecom, S.A. de C.V. and Greg C. Carr.
 10.12**  Interim Financing Agreement, dated October 30, 1997, among the
          Registrant, Greg C. Carr and Carso Global Telecom, S.A. de C.V.
 10.13** Stock Purchase Agreement, dated July 24, 1998, between the Registrant and Telefonos de Mexico, S.A. de C.V.
 10.14** Stock Purchase Agreement, dated July 24, 1998, between the Registrant and Carso Global Telecom, S.A. de C.V.
 10.15**  Stock Purchase Agreement, dated July 24, 1998, among the Registrant,
          Telefonos de Mexico, S.A. de C.V., Greg C. Carr and Carso Global
          Telecom, S.A. de C.V.
 10.16*** 1999 Outside Director Stock Option Plan of the Registrant.
 10.17+** Software License and Services Agreement, dated April 16, 1997, between Prodigy Services Corporation and ORACLE Worldwide Tech
          Support.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.18**  Understanding Agreement, dated August 5, 1998, for line of credit granted by Carso Global Telecom, S.A. de C.V. to the Registrant.
 10.19+** Splitrock Full Service Agreement, dated June 24, 1997, between
          Splitrock Services, Inc. and Prodigy Services Corporation.
 10.20**  Agreement of Sublease, dated June 24, 1997, between Splitrock
          Services, Inc. and Prodigy Services Corporation.
 10.21*** Employment Agreement, dated September 1, 1998, between the Registrant and Samer F. Salameh.
 10.22*** Consulting Agreement, dated July 31, 1998, between the Registrant and
          Russell I. Pillar, as amended January 5, 1999.
 10.23*** Employment Agreement, dated July 21, 1998, between the Registrant and
          David R. Henkel.
 10.24*** Employment Agreement, dated November 24, 1997, between the Registrant and James P. Dougherty.
 10.25*** Employment Agreement, dated September 14, 1998, between the
          Registrant and Andrea S. Hirsch.
 10.26*** Employment Agreement, dated December 14, 1998 between the Registrant and David C. Trachtenberg.
 10.27*** Employment Agreement, dated June 1, 1998, between the Registrant and
          Carena M. Pooth.
 10.28*** 1996 Stock Option Plan of the Registrant, as amended.
 10.29*** 1999 Employee Stock Purchase Plan of the Registrant.
 10.30**  Lease, dated August 14, 1997, between Prodigy Services Corporation and Westchester One LLC, as amended.
 10.31+** Promotion & Distribution Agreement, effective October 7, 1996, between Microsoft Corporation and Prodigy Services Corporation, as
          amended.
 10.32+** Distribution and Licensing Agreement, effective October 1, 1996, between Packard Bell NEC, Inc. and Prodigy Services Corporation.
 10.33+** Excite Services Distribution and Co-Branded Area Agreement, dated
          January 20, 1998, between Excite, Inc. and Prodigy Services
          Corporation.
 10.34**  Lease Agreement, dated June 6, 1988, between Prodigy Services Company and Crow-Kelly#1, as amended.
 10.35+** Internet-Sign Up Wizard Referral and Microsoft Internet Explorer
          License and Distribution Agreement, dated January 8, 1997, between
          Prodigy Services Corporation and Microsoft Corporation.
 10.36+** Software Development and Processing Services Agreement, dated January
          1, 1992, between Prodigy Services Company and CSG Systems, Inc., as amended.
 10.37**  Form of Prodigy Service Member Agreement.
 10.38*** Agreement, dated January 25, 1999, among the Registrant, Telefonos de
          Mexico, S.A. de C.V. and others.
 11.1*    Computation of earnings per common share.
 16.1**   Letter from Deloitte & Touche LLP regarding change in accountants.
 23.1***  Consent of PriceWaterhouseCoopers LLP.
 23.2*    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 24.1**   Power of Attorney (included on page II-10 of Registration Statement filed on September 25, 1998).
 27.1***  Financial Data Schedule.

----------

  *To be filed by amendment.

 **Previously filed.

***Filed herewith.

+ Confidential treatment granted as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.